                                  SCHEDULE 14A
                                (RULE 14(a)-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES


                     EXCHANGE ACT OF 1934 (AMENDMENT NO. 2)


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

   [X]   Preliminary Proxy Statement

   [ ]   Definitive Proxy Statement  [ ] CONFIDENTIAL, FOR USE OF THE COMMISSION
                                         ONLY (AS PERMITTED BY RULE 14a-6(e)(2))

   [ ]   Definitive Additional Materials

   [ ]   Soliciting Material Under Rule 14a-12

                          ATLANTIC DATA SERVICES, INC.
      --------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                 Not Applicable
   --------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [ ]   No fee required.

   [X] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         1) Title of each class of securities to which transaction applies: Atlantic Data Services, Inc. common stock, $.01 par value per share (the "Common Stock").

         2)       Aggregate number of securities to which transaction applies:
                  13,136,124 shares of Common Stock, which represents the number of shares outstanding as of August 5, 2003 plus outstanding vested options (including options vesting in connection with the merger described herein) to purchase an aggregate of 389,842 shares of Common Stock with a per share exercise price less than $3.25, and a per share weighted average exercise price of approximately $1.471, which will be cashed out in connection with the merger, less 3,400,000 shares that will be owned by Robert W. Howe, William H. Gallagher, Lee M. Kennedy, General Atlantic Partners II, L.P. and GAP Coinvestment Partners, L.P. (the "Principals") and their respective affiliates, or ADS Parent Acquisition LLC upon completion of the merger described herein.

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Pursuant to the Agreement and Plan of Merger dated as of July 21, 2003 by and among ADS Parent Acquisition LLC, ADS Acquisition Company LLC and Atlantic Data Services, Inc. (the "Merger Agreement"), ADS Acquisition Company LLC will merge with and into Atlantic Data Services, Inc., and each outstanding share of Common Stock, except for a certain portion of the shares held by the Principals, will be converted into the right to received $3.25 in cash, without interest. In addition, pursuant to the terms of the Merger Agreement, outstanding vested options to purchase common stock (including options vesting in connection with the merger described herein) with a per share exercise price less than $3.25 will be converted into the right to receive a cash payment equal to the product of (1) the number of shares underlying such options and (2) the difference between $3.25 and the per share exercise price of such options.

         4)       Proposed maximum aggregate value of transaction:
                  $32,335,808.71

         5)       Total fee paid: $2,615.97

   [ ]   Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid:

         2)       Form, Schedule or Registration Statement No.:

         3)       Filing Party:

         4)       Date Filed:

                          ATLANTIC DATA SERVICES, INC.
                              ONE BATTERYMARCH PARK
                                QUINCY, MA 02169

                                                                          , 2003

To the Stockholders of Atlantic Data Services, Inc.:

         You are cordially invited to attend a special meeting of stockholders of Atlantic Data Services, Inc., a Massachusetts corporation ("ADS", "we" or
"us"), to be held at 10:00 a.m. local time, on         , 2003, at the Boston
College Club, 100 Federal Street, Boston, Massachusetts.

         As described in the enclosed proxy statement, at the special meeting, you will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Merger dated as of July 21, 2003 by and among ADS Parent Acquisition LLC ("Parent LLC"), ADS Acquisition Company LLC ("Acquisition Company") and ADS, which provides for a merger of Acquisition Company with and into ADS. Under the merger agreement, each outstanding share of our common stock, other than 3,400,000 shares currently held by Robert W. Howe, our Chief Executive Officer and Chairman of our Board of Directors, William H. Gallagher, our President and Chief Operating Officer and a Director, Lee M. Kennedy, a Director, General Atlantic Partners II, L.P. and GAP Coinvestment Partners, L.P. (collectively, the "Principals"), will be converted into the right to receive $3.25 per share in cash or approximately $32.3 million in the aggregate (the "Merger Consideration"). As of the date hereof, we have approximately 13,136,124 shares issued and outstanding. Under the merger agreement, upon the consummation of the merger, Acquisition Company will merge into us, and we will become a subsidiary of Parent LLC.

         Acquisition Company and Parent LLC are Massachusetts limited liability companies newly formed by the Principals for the purpose of effecting the merger. The Principals are the sole owners of Parent LLC, and the Acquisition Company is a wholly-owned subsidiary of Parent LLC.

         The Principals beneficially own 8,510,680 shares of our common stock, or approximately 65% of our outstanding shares, as of the date hereof, of which 3,400,000 shares will not be converted into the right to receive the Merger Consideration. Prior to the consummation of the merger, the Principals have indicated that they will contribute approximately 3,400,000 shares of our common stock to Parent LLC. Following the merger, Acquisition Company will cease to exist and we will become a privately-held corporation, controlled by Parent LLC.

         On May 5, 2003, our Board of Directors received an unsolicited letter from the Principals, inviting us to enter into preliminary negotiations regarding a potential merger transaction with an entity to be formed by the Principals at a price of $3.00 per share in cash. Upon receipt of such letter, our Board of Directors formed an independent committee of two independent directors to mitigate any conflict of interest in evaluating this merger proposal and any other proposals or indications of interest in us, and to negotiate the merger proposals, including the terms of the merger agreement.

         Upon further negotiations with the Principals and following solicitations of interest from and discussions with a number of third parties regarding a potential transaction, the independent committee unanimously recommended the transaction as described in the enclosed proxy statement for approval to our Board of Directors, and the Board of Directors has unanimously approved the transaction. In its evaluation of the merger, the independent committee considered, among other things, the opinion of Adams, Harkness & Hill, Inc., its independent financial advisor, to the effect that, as of the date of the opinion, the $3.25 per share cash merger consideration to be received in the merger by our stockholders (other than the Principals and their affiliates) is fair to such stockholders from a financial point of view.


         The independent committee and our Board of Directors each believes that the merger agreement and the merger are in the best interest of our company and our stockholders (other than the Principals and their affiliates), including stockholders not affiliated with our company, and are fair to such stockholders, and therefore, the Board recommends that you vote "FOR" the approval of the merger agreement and the merger.

         Details of the merger agreement, the merger and other important information are described in the accompanying notice of special meeting and proxy statement. You are urged to read these important documents carefully before casting your vote.

         Whether or not you plan to attend the special meeting, we urge you to complete, sign, date and promptly return the enclosed proxy card. The merger cannot be completed unless a majority of the outstanding shares of our common stock approve the merger agreement and the merger. However, since the Principals beneficially own approximately 65% of our outstanding shares and they have each entered into a voting agreement with us to vote their shares in favor of the merger agreement and the merger, approval of the merger agreement and the merger is virtually assured.

         Stockholders who do not vote in favor of the merger agreement and the merger will have a contractual right to seek appraisal for their shares of our common stock, as further described in the accompanying proxy statement.

         We thank you for your prompt attention to this matter and appreciate your support.

                                 By Order of the Board of Directors,

                                 Paul K. McGrath
                                 Clerk

Quincy, Massachusetts
_________ __, 2003

         YOUR VOTE IS IMPORTANT. PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. PLEASE DO NOT SEND IN ANY CERTIFICATES FOR YOUR COMMON STOCK AT THIS TIME. IF THE MERGER IS APPROVED, STOCKHOLDERS WILL RECEIVE A LETTER OF TRANSMITTAL AND RELATED INSTRUCTIONS.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION, OR PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR THE ADEQUACY OR ACCURACY OF THE ENCLOSED PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          ATLANTIC DATA SERVICES, INC.
                              ONE BATTERYMARCH PARK
                                QUINCY, MA 02169

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON         , 2003

To the Stockholders of
ATLANTIC DATA SERVICES, INC.:

         NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Atlantic Data Services, Inc., a Massachusetts corporation, will be held on
        , 2003 beginning at 10:00 a.m. local time, at the Boston College Club, 100 Federal Street, Boston, Massachusetts, to consider and vote upon:

         1. A proposal to approve and adopt the Agreement and Plan of Merger dated as of July 21, 2003 by and among ADS Parent Acquisition LLC, ADS Acquisition Company LLC and Atlantic Data Services, Inc. ("ADS," "we" or "us") and the consummation of the merger as set forth therein, pursuant to which ADS Acquisition Company LLC will merge with and into ADS, and each share of our common stock outstanding at the time of the merger, other than 3,400,000 shares currently held by Robert W. Howe, William H. Gallagher, Lee M. Kennedy, General Atlantic Partners II, L.P. and GAP Coinvestment Partners, L.P. (the "Principals"), will be converted into the right to receive $3.25 per share in cash, as described in the accompanying proxy statement.

         2. A proposal to grant discretionary authority to the proxies to vote in favor of any postponements or adjournments of the special meeting, if necessary.

         3. Any other business as may properly come before the special meeting or any postponements or adjournments of the special meeting.

         Only stockholders of record as of the close of business on          ,
2003 will be entitled to notice of the special meeting and to vote at the special meeting and any adjournment of the meeting. Under Massachusetts law and our restated articles of organization, approval of the merger agreement and the merger requires the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock entitled to vote at the special meeting. The Principals, who beneficially own approximately 65% of our outstanding shares of common stock, have each agreed to vote all shares beneficially owned by them and their affiliates (including ADS Parent Acquisition LLC) to approve the merger agreement and the merger.


         The independent committee and our board of directors each believes that the merger agreement and the merger are in the best interest of our company and our stockholders (other than the Principals and their affiliates), including stockholders not affiliated with our company, and are fair to such stockholders, and therefore, the Board recommends that you vote "FOR" the approval of the merger agreement and the merger.


         Stockholders who do not vote in favor of the merger agreement and the merger will have a contractual right to seek appraisal for their shares of our common stock, as further described in the accompanying proxy statement.

         All stockholders are cordially invited to attend the meeting in person. To ensure your representation at the meeting, however, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope, whether or not you plan to attend the meeting in person. You may revoke your proxy in the manner described in the accompanying proxy statement at any time before it has been voted at the special meeting. Any stockholder attending the special meeting may vote in person even if he or she has returned a proxy.

                                 By Order of the Board of Directors,

                                 Paul K. McGrath
                                 Clerk

Quincy, Massachusetts
________ __, 2003

         YOUR VOTE IS IMPORTANT. PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. PLEASE DO NOT SEND IN ANY CERTIFICATES FOR YOUR COMMON STOCK AT THIS TIME. IF THE MERGER IS APPROVED, STOCKHOLDERS WILL RECEIVE A LETTER OF TRANSMITTAL AND RELATED INSTRUCTIONS.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION, OR PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR THE ADEQUACY OR ACCURACY OF THE ENCLOSED PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          ATLANTIC DATA SERVICES, INC.
                              ONE BATTERYMARCH PARK
                                QUINCY, MA 02169

                                 PROXY STATEMENT
                                       FOR
                         SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON         , 2003

         This proxy statement is being furnished to holders of our common stock in connection with the solicitation of proxies by our board of directors for use at the special meeting of stockholders, and at any adjournment of the meeting, to be held at the Boston College Club, 100 Federal Street, Boston,
Massachusetts, on    , 2003 beginning at 10:00 a.m. local time. The special
meeting has been called to consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of July 21, 2003 by and among ADS Parent Acquisition LLC ("Parent LLC"), ADS Acquisition Company LLC ("Acquisition Company") and Atlantic Data Services, Inc., a Massachusetts corporation, ("ADS," "we" or "us"), which provides for a merger of Acquisition Company with and into ADS. Under the merger agreement, each outstanding share of our common stock, $.01 par value per share, other than 3,400,000 shares currently held by Robert
W. Howe, our Chief Executive Officer and Chairman of the Board of Directors, William H. Gallagher, our President and Chief Operating Officer and a Director, Lee M. Kennedy, a Director, General Atlantic Partners II, L.P. and GAP Coinvestment Partners, L.P. (collectively, the "Principals"), will be converted into the right to receive $3.25 per share in cash or approximately $32.3 million in the aggregate. Under the merger agreement, Acquisition Company will merge into us, and we will become a subsidiary of Parent LLC. A copy of the merger agreement is attached as Annex A.

         Only stockholders of record on         , 2003 are entitled to receive
notice of and vote at the meeting. On that record date, there were 13,136,124 shares of our common stock outstanding held by approximately record holders.

         Each share of our common stock will be entitled to one vote. Under Massachusetts law and our restated articles of organization, approval of the merger agreement and the merger requires the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote at the special meeting. Of our outstanding shares entitled to vote, 8,510,680, or approximately 65%, are beneficially owned by the Principals of which 3,400,000 shares will not be converted into the right to receive cash. The Principals have indicated that they intend to transfer approximately 3,400,000 shares of common stock to Parent LLC prior to the consummation of the merger. The remaining 5,110,680 shares of common stock beneficially owned by the Principals will be converted into the right to receive $3.25 per share in cash or approximately $16.6 million in the aggregate. The Principals have agreed to vote all shares beneficially owned by them and their affiliates (including Parent LLC) to approve the merger agreement and the merger. A quorum for the special meeting requires that holders of a majority of the outstanding shares of common stock must be present in person or by proxy.

         The board of directors, based upon the unanimous recommendation of the independent committee composed of independent directors, recommends that you vote "FOR" approval of the merger agreement and the merger.

         Proxies will be voted in the manner you specify in the proxy card. You must sign your proxy. Each proxy will confer discretionary authority on the named proxyholders to vote on any matter presented at the meeting which we did not know of a reasonable time before the mailing of this proxy statement. If any matter not specifically listed in the notice of special meeting is presented at the special meeting, the proxies will be voted in the discretion of the persons named therein in accordance with their best judgment. If you return your proxy but do not specify how it should be voted, your shares will be voted for the approval of the merger agreement and the merger and for the proposal to grant discretionary authority to vote in favor of adjournment or postponement of the special meeting. If your stock is held by a broker or other custodian in "street name," your shares will not be voted unless you provide specific instructions to the custodian. Proxies submitted by custodians who have not received voting instructions will be counted for the purposes of determining a quorum, but will not be voted for or against the merger. Because the merger must be approved by the holders of a majority of the outstanding shares entitled to vote thereon, the failure to vote your shares, including the failure to provide instructions to a custodian, or a decision to abstain from voting, will have the same effect as a vote against the merger. You are urged to complete and return your proxy and, if your shares are held in street name, to provide voting instructions in accordance with the materials you receive from your broker or other custodian.

         This proxy statement, the notice of special meeting and the accompanying form of proxy were first mailed to stockholders on or about
        , 2003.

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT DOES NOT CONSTITUTE A SOLICITATION OF A PROXY IN ANY JURISDICTION FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE A PROXY SOLICITATION IN SUCH JURISDICTION. THE INFORMATION IN THIS PROXY STATEMENT IS ONLY ACCURATE ON THE DATE OF THIS PROXY STATEMENT.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION, OR PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR THE ADEQUACY OR ACCURACY OF THE ENCLOSED PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                TABLE OF CONTENTS


QUESTIONS AND ANSWERS ABOUT THE MERGER...........................................................................       1
SUMMARY TERM SHEET...............................................................................................       5
   Overview......................................................................................................       5
   The Companies.................................................................................................       6
   The Principals................................................................................................       6
   The Merger....................................................................................................       8
   Diagram of Parties to the Merger Agreement and the Merger.....................................................      10
   Selected historical financial data............................................................................      10
   Market Price and Dividend Information (see page 47)...........................................................      11
SPECIAL FACTORS..................................................................................................      12
   Background of the Merger......................................................................................      12
   Identity and Background.......................................................................................      21
   Recommendations of the Independent Committee and Board of Directors...........................................      24
   Our Reasons for the Merger and Fairness of the Merger.........................................................      24
   The Reasons of Acquisition Company, Parent LLC and the Principals for the Merger and Fairness of the Merger...      27
   Purposes and Effects of the Merger and Plans or Proposals.....................................................      31
   Opinion of Adams, Harkness & Hill, Inc. ......................................................................      32
   Cautionary Statement Regarding Forward-Looking Statements.....................................................      43
THE SPECIAL MEETING..............................................................................................      44
   Matters to be Considered......................................................................................      44
   Required Votes................................................................................................      44
   Voting and Revocation of Proxies..............................................................................      44
   Record Date; Stock Entitled to Vote; Quorum; Voting at the Special Meeting....................................      45
   Adjournments..................................................................................................      45
   Appraisal Rights..............................................................................................      46
CERTAIN INFORMATION CONCERNING OUR COMPANY.......................................................................      47
   Price Range Of Shares; Dividends; and Stock Repurchases.......................................................      47
   Interests of Certain Persons in the Merger....................................................................      47
   Option Payments To Executive Officers and Directors...........................................................      49
THE MERGER AGREEMENT AND OTHER MATERIAL AGREEMENTS...............................................................      50
   The Merger Agreement..........................................................................................      50
   The Voting Agreement..........................................................................................      57
   The Indemnification Agreement.................................................................................      57
CERTAIN BENEFICIAL OWNERSHIP OF SHARES...........................................................................      58
CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS...................................................................      61
   General.......................................................................................................      61
   Hart-Scott-Rodino.............................................................................................      61
   Litigation....................................................................................................      61
ACCOUNTING TREATMENT.............................................................................................      61
ESTIMATED FEES AND EXPENSES OF THE MERGER........................................................................      61
MERGER FINANCING.................................................................................................      62
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER.............................................      62
STOCKHOLDER PROPOSALS............................................................................................      63
WHERE YOU CAN FIND MORE INFORMATION..............................................................................      64
AVAILABLE INFORMATION............................................................................................      65
OTHER BUSINESS...................................................................................................      66


Annex A -- Merger Agreement
Annex B -- Opinion of Adams, Harkness & Hill, Inc.
Annex C -- Annual Report on Form 10-K for the Fiscal Year Ended March 31, 2003 Annex D -- Quarterly Report on Form 10-Q for the Fiscal Quarter Ended June 30, 2003

Annex E -- Form of Voting Agreement
Annex F -- Form of Indemnification Agreement
Annex G -- Sections 85 through 98 of Chapter 156B of the General Laws of The Commonwealth of Massachusetts

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

         The following questions and answers are intended to address briefly some commonly asked questions regarding the merger agreement and the merger. These questions and answers may not address all questions that may be important to you as a stockholder. You should read the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement before voting on the proposed merger.

Q:       WHAT AM I BEING ASKED TO VOTE UPON? (SEE PAGES 8 AND 44)

A: You are being asked to vote to approve the merger agreement among us, ADS Acquisition Company LLC and ADS Parent Acquisition LLC and the merger of ADS Acquisition Company LLC with and into us, with us being the surviving corporation. Following the proposed merger of ADS Acquisition Company LLC with and into us, ADS Acquisition Company LLC will cease to exist, and we will become a privately-held corporation and a subsidiary of ADS Parent Acquisition LLC, which is owned solely by the Principals.

Q: WHAT ARE ADS ACQUISITION COMPANY LLC AND ADS PARENT ACQUISITION LLC? (SEE PAGES 22--23)

A: ADS Acquisition Company LLC is a newly-formed limited liability company and a wholly-owned subsidiary of ADS Parent Acquisition LLC. ADS Parent Acquisition LLC is a newly-formed limited liability company owned solely by the Principals. Both ADS Acquisition Company LLC and ADS Parent Acquisition LLC were formed for the purpose of acquiring us in the merger.

Q:       WHO ARE THE PRINCIPALS? (SEE PAGES 6--7 AND 21--24)

A: Robert W. Howe is our chief executive officer, chairman of our board of directors and the beneficial owner of approximately 16.4% of the outstanding shares of our common stock. William H. Gallagher is our chief operating officer, a member of our board of directors and the beneficial owner of approximately 17.0% of the outstanding shares of our common stock. Lee M. Kennedy is a member of our board of directors and the beneficial owner of approximately 7.7% of the outstanding shares of our common stock. General Atlantic Partners II, L.P. and GAP Coinvestment Partners, L.P. collectively are the beneficial owners of approximately 23.9% of the outstanding shares of our common stock. General Atlantic Partners, LLC is the general partner of General Atlantic Partners II, L.P. The managing members of General Atlantic Partners, LLC (other than Mr. Klaus Esser) are the general partners of GAP Coinvestment Partners, L.P. David C. Hodgson, a managing member of General Atlantic Partners, LLC, is a member of our Board of Directors. The Principals are the only managers and members of ADS Parent Acquisition LLC, and ADS Parent Acquisition LLC is the only member of ADS Acquisition Company LLC.

         The Principals together beneficially own approximately 65% of the outstanding shares of our common stock. Each of the Principals has entered into a voting agreement with us to vote these shares in favor of the merger.

Q:       WHAT WILL I RECEIVE IN THE MERGER? (SEE PAGE 50)

         Upon completion of the merger, each share of our common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive $3.25 in cash, without interest, except for shares held by stockholders who exercise dissenters' rights and an aggregate of 3,400,000 shares held by the Principals and ADS Parent Acquisition LLC. If you also hold vested stock options or warrants to purchase shares of our common stock (including options vesting in connection with the merger), you will be entitled to receive in cash for each share subject to the option or warrant the excess, if any, of $3.25 over the exercise price of the option, without interest. If you hold unvested stock options or unexercisable warrants to purchase shares of our common stock, or vested stock options or exercisable warrants where the per share exercise price of such option or warrant is more than $3.25, such stock options or warrants will be terminated and canceled at the effective time of the merger.

Q: WHY IS THE BOARD OF DIRECTORS RECOMMENDING THAT I VOTE FOR THE MERGER? (SEE PAGES 24--27)


A: In the opinion of the board of directors, based upon the unanimous recommendation of an independent committee of two independent directors, the terms and provisions of the merger and the merger agreement are in the best interest of our company and our stockholders(other than the Principals and their affiliates), including stockholders not affiliated with our company, and are fair to such stockholders.


Q:       WHY WAS THE INDEPENDENT COMMITTEE FORMED? (SEE PAGES 5 AND 14)

A: The Principals, who are officers of our company, members of, or affiliated with members of, our board of directors, have a direct conflict of interest in recommending approval of the merger agreement and the merger because they are also the sole members of ADS Parent Acquisition LLC, the parent company of ADS Acquisition Company LLC. If the merger occurs, the Principals will indirectly own all of our outstanding common stock through their ownership of ADS Parent Acquisition LLC. As a result, the Principals will receive all of the benefit of our future earnings and any increase in our value and bear the full loss of any decrease in our value, while you will no longer receive any such benefit or bear any such risk. Although the Principals have a pecuniary interest in having the merger consideration, both on a per-share basis and in the aggregate, be as low as possible, such interest is counterbalanced by the fact that they will be receiving the same per share merger consideration as our other stockholders in exchange for the approximately 5,110,680 shares held by them in the aggregate which are being cashed out in the merger. Because of this conflict, the board of directors formed an independent committee of two independent directors to evaluate the merger proposal of the Principals and any other proposals or indications of interest in acquiring us submitted by third parties and to negotiate the merger agreement. The members of the independent committee are not affiliated in any way with ADS Acquisition Company LLC or ADS Parent Acquisition LLC and will not be affiliated with either of them at the time of the merger.

Q: WHAT STEPS DID THE BOARD OF DIRECTORS AND THE INDEPENDENT COMMITTEE TAKE TO DETERMINE THAT THE PRICE PER SHARE I WILL RECEIVE IN THE PROPOSED MERGER IS FAIR TO ME? (SEE PAGES 12--20)

A: The board of directors formed an independent committee consisting of directors who had no conflicts of interest with respect to the merger to evaluate and negotiate the terms of the merger agreement with ADS Acquisition Company LLC and ADS Parent Acquisition LLC, as well as any other proposals or indications of interest in us. The independent committee selected and retained its own legal and financial advisors to assist it in the evaluation and negotiation of the merger agreement and the merger, and received a written fairness opinion from its independent financial advisor, Adams Harkness & Hill. In its evaluation of the merger, the independent committee considered, among other things, the opinion of Adams, Harkness & Hill that as of the date of the opinion and based on and subject to the assumptions, limitations and qualifications contained in that opinion, the $3.25 per share cash merger consideration that each stockholder (other than the Principals and their affiliates) will have the right to receive in the merger is fair, from a financial point of view, to such stockholder.

Q: HOW WILL ADS ACQUISITION COMPANY LLC AND ADS PARENT ACQUISITION LLC FINANCE THE MERGER? (SEE PAGE 62)

A: ADS Acquisition Company LLC and ADS Parent Acquisition LLC will use the cash that our company currently has on hand to exchange all outstanding shares of our common stock (including approximately 5,110,680 shares held by the Principals), other than an aggregate of 3,400,000 shares held by the Principals and ADS Parent Acquisition LLC, for the $3.25 per share cash merger consideration.

Q:       WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ME? (SEE PAGES 62--63)

A: The receipt of the cash merger consideration by you will be a taxable transaction for U.S.

         federal income tax purposes. To review the possible tax consequences in greater detail, see "Material United States Federal Income Tax Consequences of the Merger." You should also consult your tax advisor as to your particular circumstances and the specific tax effects of the merger to you.

Q: WHAT VOTE IS REQUIRED TO APPROVE THE MERGER AGREEMENT AND THE MERGER? (SEE PAGE 44)

A: Pursuant to our restated articles of organization and applicable Massachusetts law, the holders of a majority of all outstanding shares of our common stock must vote to approve the merger agreement and the merger. As of August 5, 2003, the Principals beneficially owned approximately 65% of the common stock eligible to vote at the special meeting. Each of the Principals has entered into a voting agreement with us whereby each of the Principals has agreed to vote all shares owned by him or it in favor of approving the merger agreement and the merger.

Q:       WHO CAN VOTE ON THE MERGER? (SEE PAGE 45)

A:       Stockholders of record as of the close of business on         , 2003,
         are entitled to notice of, and to vote at, the special meeting to approve the merger agreement and the merger. Each stockholder has one vote for each share of common stock owned by such stockholder at the
         close of business on         , 2003.

Q:       WHAT DO I NEED TO DO NOW? (SEE PAGES 44--45)

A: Please mark your vote on, sign, date and mail your proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the special meeting. You can also vote your shares in person at the special meeting.

         If your shares are held in "street name," which means that your shares are held in the name of a broker or other financial institution instead of in your own name, your broker will vote your shares only if you instruct your broker on how to vote. You should follow the directions provided by your broker regarding how to vote your shares.

Q:       MAY I CHANGE MY VOTE? (SEE PAGE 45)

A: Yes, your vote can be changed at any time before the proxy is voted at the special meeting. This can be done by (i) sending in a written revocation of your proxy to our clerk at our principal address, (ii) sending in a signed proxy card with a later date to the address on the proxy card before the special meeting, or (iii) attending the special meeting and voting your shares in person.

         If you are not the record holder of your shares (for example if you own your shares in "street name"), you must follow the procedures required by the holder of record, usually a brokerage firm or bank, to revoke a proxy. You should contact the holder of record for more information on these procedures.

Q:       WHAT IS THE LOCATION, DATE AND TIME OF THE SPECIAL MEETING?

A:       The special meeting will be held at 10:00 a.m. eastern time on
                 , 2003 at the Boston College Club, 100 Federal Street, Boston, MA 02110. If the special meeting is postponed for any reason, we will give you notice of the new date, time and place of the meeting.

Q:       AM I ENTITLED TO APPRAISAL RIGHTS? (SEE PAGES 46 AND 51)

A: Yes. Under the merger agreement, you will be entitled to contractual appraisal rights substantially equivalent to statutory appraisal rights under Massachusetts law in connection with the merger. If you want to exercise these rights, you must comply with the special requirements of Massachusetts law, which are included as Annex G of the proxy statement.

Q:       SHOULD I SEND MY STOCK CERTIFICATES NOW? (SEE PAGE 50)

A: No. After the merger is completed, we will send you a transmittal form and written instructions for exchanging your stock certificates for cash.

Q:       WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED? (SEE PAGE 50)

A: We are working toward completing the merger as quickly as possible. If the merger agreement and the merger are approved by the stockholders and the other conditions to the merger are satisfied, we hope to complete the merger on the day following the special meeting, but there can be no assurance that we will be able to do so.

Q:       WHAT OTHER MATTERS WILL BE VOTED ON AT THE SPECIAL MEETING? (SEE PAGE
         44)

A: We are also soliciting proxies to grant discretionary authority to vote in favor of an adjournment or a postponement of the special meeting. We do not expect a vote to be taken on any other matters at the special meeting. However, if any other matters are properly presented at the special meeting for consideration, the holders of the proxies will have discretion to vote on these matters in accordance with their best judgment.

Q:       WHO CAN HELP ANSWER MY QUESTIONS? (SEE PAGE 64)


         If you have more questions about the merger agreement or the merger or would like additional copies of this proxy statement, you should contact the office of our Chief Financial Officer, Paul K. McGrath, at
         (617) 770-3333.

                               SUMMARY TERM SHEET

         The following summary, together with the previous question and answer section, provides an overview of the material information discussed in this proxy and presented in the attached annexes and documents. This summary is not intended to be complete and is qualified by the more detailed information contained elsewhere in this proxy statement, the attached annexes and the documents we refer to in this proxy statement. You are urged to review this entire proxy statement carefully, including its annexes and all documents referenced in this proxy statement. See "Where You Can Find More Information" for more details.

OVERVIEW

         We are furnishing this proxy statement in connection with a special
meeting of our stockholders to be held on         , 2003 at 10:00 a.m. local
time at the Boston College Club, 100 Federal Street, Boston, Massachusetts, to allow our stockholders to consider and vote on a proposal to approve the merger and the merger agreement, a copy of which is attached to this proxy statement as Annex A. The merger agreement provides that Acquisition Company will be merged with and into us with us as the surviving corporation. Pursuant to the merger, holders of shares of our common stock, other than 3,400,000 shares of common stock held by the Principals or Parent LLC, will receive $3.25 per share in cash, without interest, for each share of our common stock that they own at the effective time of the merger. Following the merger, Acquisition Company will cease to exist and we will be a subsidiary of Parent LLC, which is owned solely by the Principals.

         During the time the merger agreement was negotiated and at the time it was executed, the Principals had the following relationships with us: Robert W. Howe was and continues to be our Chief Executive Officer and Chairman of our Board of Directors. William H. Gallagher was and continues to be our President and Chief Operating Officer and a director. Lee M. Kennedy was and continues to be a director. General Atlantic Partners II, L.P. and GAP Coinvestment Partners, L.P. were and continue to be stockholders of our company. David C. Hodgson, a director, is a managing member of General Atlantic Partners, LLC, which is the general partner of General Atlantic Partners II, L.P. Mr. Hodgson is also a general partner of GAP Coinvestment Partners, L.P. The Principals are the sole owners of Parent LLC, and the Acquisition Company is a wholly-owned subsidiary of Parent LLC. The Principals, therefore, have a direct conflict of interest with respect to the proposed transaction. As of the date of this proxy statement, the Principals own approximately 65% of our outstanding common stock, and each of them has entered into a voting agreement with us, agreeing to vote its shares to approve the merger agreement and the merger.

         In light of this conflict of interest, our board of directors formed an independent committee on Sunday, May 4, 2003 during a special telephonic meeting of the Board to evaluate the merger proposal from the Principals, as well as any other proposals or indications of interest in us submitted by third parties. The independent committee is comprised of two of our directors who are not employees and who are not affiliated in any way with the Principals, Acquisition Company or Parent LLC and otherwise have no material interest in the merger, other than as described herein. The independent committee retained its own financial advisor and legal counsel and negotiated the terms of the merger agreement on behalf of the board and us.


         The independent committee unanimously (i) determined that the merger agreement and the merger are in the best interest of our company and our stockholders (other than the Principals and their affiliates), including stockholders not affiliated with our company, and are fair to such stockholders,
(ii) recommended that the board of directors approve and adopt the proposed merger agreement and the merger contemplated thereby, and (iii) recommended that the merger agreement and the merger be submitted to our stockholders for their approval. The board acted in accordance with the independent committee's recommendation, and (x) approved and adopted the merger agreement and the merger, (y) determined that the merger agreement and the merger are in the best interest of our company and our stockholders (other than the Principals and their affiliates), including stockholders not affiliated with our company, and are fair to such stockholders, and (z) recommended the merger and the merger agreement be submitted to our stockholders for their approval.

THE COMPANIES

ATLANTIC DATA SERVICES, INC.
One Batterymarch Park
Quincy, MA 02169
(617) 770-3333

         We are a publicly-held Massachusetts corporation incorporated on March 25, 1980. We provide information technology ("IT") strategy consulting and systems integration services to the financial services industry. We offer rapid, cost-effective IT solutions to the business challenges faced by financial services companies through our in-depth financial services experience, technological expertise and project management skills. Our service offerings are organized around four practice areas: Customer Relationship Management, Conversions and Consolidations, IT Strategy and Consulting, and e-Business.

ADS Acquisition Company LLC
One Batterymarch Park
Quincy, MA 02169
(617) 770-3333

         ADS Acquisition Company LLC ("Acquisition Company") is a privately-held Massachusetts limited liability company formed by the Principals on July 21, 2003 specifically for the merger and has not carried on any activities to date other than those incident to its formation, the negotiation and execution of the merger agreement and the transactions contemplated by the merger agreement. Acquisition Company is a wholly-owned subsidiary of ADS Parent Acquisition LLC.

ADS Parent Acquisition LLC
One Batterymarch Park
Quincy, MA 02169
(617) 770-3333

         ADS Parent Acquisition LLC ("Parent LLC") is a privately-held Massachusetts limited liability company formed by the Principals on July 21, 2003 specifically for the merger and has not carried on any activities to date other than those incident to its formation, the negotiation and execution of the merger agreement and the transactions contemplated by the merger agreement. The Principals are the sole owners of Parent LLC. The Principals have indicated that they intend to transfer approximately 3,400,000 shares of our common stock to Parent LLC prior to the consummation of the merger. The Principals have agreed with us to vote all shares held by them and their affiliates (including Parent
LLC) in favor of the merger agreement and the merger.

THE PRINCIPALS

         Robert W. Howe has been Chief Executive Officer and Chairman of the Board of Directors of our company since January 1994 and a Director since March 1980. From March 1980 to January 1994, Mr. Howe served as President of our company, and he served as Treasurer of our company from March 1980 to July 1991. Prior to forming our company in March 1980 with Mr. Gallagher, Mr. Howe served as Executive Vice President of Savings Management Computer Corporation, a bank service bureau. Mr. Howe is also a director of Cognizant Technology Solutions and the chairman of the board of trustees of Boston College High School. Mr. Howe received his BA from Boston College. He is 56 years old.

         William H. Gallagher has been President and Chief Operating Officer of our company since January 1994 and a Director since March 1980. From March 1980 to January 1994, Mr. Gallagher served as Executive Vice President and Clerk of our company. Prior to forming our company in March 1980 with Mr. Howe, Mr. Gallagher served as Vice President of Savings Management Computer Corporation, a bank service bureau. Mr. Gallagher is also a member of the board of directors at the Holy Family School. Mr. Gallagher attended Harvard University Extension School. He is 55 years old.

         Lee M. Kennedy has been a director of our company since March 1980. Mr. Kennedy served as President of Lee Kennedy Co., Inc., a general contracting company, from February 1978 until July 1995, as Chairman and Chief Executive Officer from August 1995 to April 2002 and has been Chairman since May 2002. Mr. Kennedy attended Curry College and the Boston Architectural Center. He is 69 years old.

         General Atlantic Partners II, L.P. and GAP Coinvestment Partners, L.P. are engaged in the business of acquiring, holding and disposing of interests in various companies for investment purposes. General Atlantic Partners II, L.P. is a Delaware limited partnership and GAP Coinvestment Partners, L.P. is a New York limited partnership. General Atlantic Partners, LLC, the general partner of General Atlantic Partners II, L.P., is a private equity investment firm focused exclusively on investing in information technology, process outsourcing and communications businesses on a global basis. The managing members of General Atlantic Partners, LLC are Steven A. Denning, Peter L. Bloom, Peter Currie, Mark
F. Dzialga, Erik Engstrom, Klaus Esser, William E. Ford, William O. Grabe, David
C. Hodgson, Braden R. Kelly, Rene M. Kern, William J. Lansing, Matthew Nimetz, Clifton S. Robbins, Franchon M. Smithson, Tom C. Tinsley, Florian Wendelstadt and John Wong. The managing members of General Atlantic Partners, LLC (other than Mr. Klaus Esser) are the general partners of GAP Coinvestment Partners, L.P. David C. Hodgson, a managing member of General Atlantic Partners, LLC and a general partner of GAP Coinvestment Partners, L.P., has been a member of our board of directors since 1988. Mr. Hodgson serves as a director of S1 Corporation, a provider of internet-based financial services solutions; Pinnacor Inc., a developer of proprietary technology for the aggregation and distribution of digital content over the internet; Creditek Corporation, a provider of finance and accounting outsourcing services; and several private information technology companies in which entities affiliated with General Atlantic Partners, LLC are investors. Mr. Hodgson holds an AB degree from Dartmouth College and an MBA degree from Stanford University Graduate School of Business.

THE MERGER


         EFFECT OF THE MERGER (SEE PAGES 31--32)


         Pursuant to the merger agreement, Acquisition Company will be merged directly into us, and we will be the surviving corporation. At the effective time of the merger, Acquisition Company will cease to exist and we will become a privately-held corporation and a subsidiary of Parent LLC. The merger will become effective when the articles of merger are duly filed with the Secretary of the Commonwealth of Massachusetts.

         The merger constitutes a "going private" transaction for us under the federal securities laws. Following the merger, our common stock no longer will be publicly traded or quoted on the Nasdaq National Market. We will also no longer be required to file periodic and other reports with the United States Securities and Exchange Commission and will formally terminate our reporting obligations under the Securities Exchange Act of 1934, as amended. As a result of the merger, the holders of our common stock at the effective time of the merger (other than the Principals and their affiliates and stockholders who are entitled to and have exercised contractually-provided appraisal rights) will be entitled to receive the $3.25 per share cash merger price and will no longer have any interest in us, including our future earnings or growth.

         CONSIDERATION TO BE RECEIVED BY PRINCIPALS IN THE MERGER (SEE PAGES 27 AND 50)

         The Principals beneficially own 8,510,680 shares of our common stock as of the date hereof, of which approximately 5,110,680 shares will be converted into the right to receive $3.25 per share in cash in the merger. Therefore, the Principals will collectively receive approximately $16,609,710 in cash in connection with the merger. The Principals have also indicated that they intend to transfer the remaining 3,400,000 shares currently held by them to Parent LLC prior to the consummation of the merger so that, following consummation of the merger, ADS will be a wholly-owned subsidiary of Parent LLC. The Principals have indicated that Parent LLC will be held by Messrs. Howe, Gallagher and Kennedy and General Atlantic in approximately the following respective percentages: 36%, 36%, 10% and 18%.

         COMPANY STOCK OPTIONS AND WARRANTS (SEE PAGES 50-51)

         Each vested option or exercisable warrant with an exercise price per share less than the merger consideration (including options which have vested or warrants that have become exercisable as a result of the merger) will be converted, at the effective time of the merger, into the right to receive an amount equal to the per share merger consideration in cash, less the applicable exercise price, for each share of common stock subject to such stock option or warrant, as applicable. All other options and warrants will be terminated at the effective time of the merger.


         STOCKHOLDER VOTE; OWNERSHIP OF THE PRINCIPALS (SEE PAGE 44 AND 58-60)


         Under Massachusetts law and our restated articles of organization, approval of the merger agreement and the merger requires the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote.

         As of the record date, the Principals own approximately 65% of our outstanding common stock. The Principals have indicated that they intend to transfer approximately 3,400,000 shares of common stock to Parent LLC prior to the consummation of the merger. The Principals have agreed with us to vote all shares beneficially owned by them and their affiliates to approve the merger agreement and the merger.

         As of the record date, our directors and executive officers (other than the Principals) beneficially owned approximately 3.7% of our outstanding common stock, excluding options to purchase common stock. All of our directors and executive officers (other than the Principals) who own common stock have indicated that they intend to vote to approve the merger agreement and the merger.

         CONDITIONS TO THE MERGER (SEE PAGES 54--55)

         The consummation of the merger is subject to certain conditions contained in the merger agreement which if not waived must have occurred or be true. If those conditions have not occurred or are not true, either we or Acquisition Company would not be obligated to effect the merger. If we waive any of the conditions to the merger, we will not re-solicit proxies.

         In order for both us and Acquisition Company to be obligated to consummate the merger, the following conditions, among others, which are described in more detail on pages 54--55, must be satisfied or waived: (1) approval of our stockholders holding at least a majority of the outstanding shares of our common stock; (2) granting of all approvals and taking of all actions by our board of directors to ensure that the merger is not affected by and state takeover statute; (3) absence of any injunction or other order, decree, or law of any governmental authority that affects or prohibits the merger; and (4) procurement of all material consents, authorizations, orders or approvals and making of all material filings or registrations in connection with the merger.

         In order for us to be obligated to consummate the merger, the following conditions, among others which are described in more detail on pages 54--55, must be satisfied or waived: (1) Acquisition Company's representations and warranties must be true and correct with only such exceptions as would not have a material adverse effect on its ability to perform its obligations; and (2) we must have received, if requested by the independent committee, upon a public announcement of an alternative third party acquisition proposal, a reaffirmation of the fairness opinion of Adams, Harkness & Hill, if the independent committee determines in good faith (based on the advice of legal counsel) that the failure to obtain such reaffirmation could reasonably be expected to result in a breach of its fiduciary duties under applicable law.

         In order for Acquisition Company to be obligated to consummate the merger, the following conditions, among others, which are described in more detail on pages 54-55, must be satisfied or waived: (1) there must be no lawsuit or proceeding by any governmental entity that would restrain or prohibit the merger and related transactions or place certain limitations on us or Acquisition Company; (2) our representations and warranties must be true and correct with only such exceptions as would not have a material adverse effect on us, unless the failure of this condition is caused by any action or inaction on the part of any Principal or its affiliates; (3) Acquisition Company must have received evidence that all material licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental regulatory authorities and other third parties have been obtained; (4) there must not have occurred any event or series of events that has had, or is reasonably likely to have, a material adverse effect on us; and (5) all of our directors (other than the Principals and their affiliates) must have resigned as of the effective time.

         TERMINATION OF THE MERGER AGREEMENT (SEE PAGES 55--56)

         The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after you approve the merger agreement and the merger, by our and Acquisition Company's mutual consent.

         In addition, the merger agreement may be terminated by either Acquisition Company or us (at the direction of the independent committee) if:
(1) the merger has not been consummated by December 31, 2003, and the delay is not a result of a breach by the party seeking such termination; (2) the merger agreement and the merger are not approved by the holders of a majority of our common stock at the special meeting (including any adjournment or postponement thereof); or (3) any law or regulation of any competent authority prohibits the merger, or a court or a governmental authority has issued an order, decree or ruling either permanently restraining, enjoining or otherwise prohibiting the merger.

         In addition, we may terminate the merger agreement (acting at the direction of the independent committee), prior to approval of our stockholders, if: (1) Acquisition Company breaches any of its representations or warranties and such breach materially impairs its ability to consummate the merger, or it fails to perform or comply in all material respects with its obligations, agreements or covenants, and such breach or failure is not or cannot be cured within the earlier of 30 days or by December 31, 2003; or (2) prior to the adoption of the merger agreement by our stockholders, our board of directors, acting at the direction of the independent committee, approves a superior proposal to the merger and authorizes us to enter into a binding written agreement with respect to such superior proposal, subject to certain conditions and the payment of a termination fee.

         Acquisition Company may terminate the merger agreement if: (1) we breach any of our representations or warranties and such breach has or would reasonably be expected to have a material adverse effect on us, or we fail to perform or comply in all material respects with our obligations, agreements or covenants, and such breach or failure is not or cannot be cured within the earlier of 30 days or by December 31, 2003; or (2) if the independent committee
(i) withdraws or modifies in a manner adverse to Acquisition Company its approval of the merger or the merger agreement (or resolves to do so), (ii) recommends a third party acquisition proposal (or resolves to do so); or (iii) refuses a written request by Acquisition Company to affirm its approval or recommendation of the merger agreement or the merger.

OPINION OF FINANCIAL ADVISOR (SEE PAGES 32--42)

         The independent committee retained Adams, Harkness & Hill as its independent financial advisor to render an opinion as to the fairness, from a financial point of view, of the cash merger consideration that each holder of our shares of common stock (other than certain shares held by the Principals and their affiliates) will receive in the merger. On July 21, 2003, Adams, Harkness & Hill delivered its written opinion to the independent committee that, as of the date of the opinion, and based on and subject to the assumptions, limitations and qualifications contained in that opinion, the $3.25 per share cash merger consideration that each holder of our shares of common stock (other than the Principals and their affiliates) has the right to receive in the proposed merger is fair, from a financial point of view, to such stockholders.

         A copy of Adams, Harkness & Hill's July 21, 2003 written opinion is attached to this proxy statement as Annex B. We urge you to read Adams, Harkness & Hill's opinion in its entirety.

MERGER FINANCING (SEE PAGE 62)

         The total amount of cash required to consummate the transactions contemplated by the merger agreement, including payment of related fees and expenses, is estimated to be approximately $33.3 million, which will be paid by us after the merger from cash that we currently have on hand.

DIAGRAM OF PARTIES TO THE MERGER AGREEMENT AND THE MERGER

         The following diagram depicts the ownership of and relationships among the various parties to the merger agreement and the merger both before and after the merger:

           [DIAGRAM OF PARTIES TO THE MERGER AGREEMENT AND THE MERGER]

SELECTED HISTORICAL FINANCIAL DATA

         We are providing the following historical financial information to aid you in your analysis of the financial aspects of the merger.

         The following selected financial data is only a summary and should be read in conjunction with our financial statements and the notes to those statements and our "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in our Form 10-K filed with the Securities and Exchange Commission for the year ended March 31, 2003 and our Form 10-Q filed with the Securities and Exchange Commission for the quarter ended June 30, 2003, attached as Annex C and Annex D, respectively, to this proxy statement and incorporated by reference herein. The selected consolidated financial data presented below as of and for the fiscal years ended March 31, 2003, 2002, 2001, 2000 and 1999 has been derived from our audited consolidated financial statements. All amounts are in thousands, except per share data.

                                                                         YEARS ENDED MARCH 31,
                                                  ---------------------------------------------------------------------
                                                    2003           2002           2001            2000           1999
                                                  ---------------------------------------------------------------------
Consolidated Statements of Operations
Data:
     Total revenue                                $21,703        $20,419        $34,135         $35,186         $66,763
     Gross profit                                   9,477          6,882         10,245           8,979          25,680
     Income (loss) from operations                  2,856         (2,709)        (1,868)         (1,694)         12,362
     Income (loss) from continuing
       operations                                   2,228         (3,394)            26              19           7,759
     Net income (loss)                              2,299         (6,121)            26              19           7,759
     Basic earnings (loss) per share:
       Continuing operations                         0.17          (0.26)            --              --            0.62
       Net income (loss)                             0.18          (0.47)            --              --            0.60
     Diluted earnings (loss) per share:
       Continuing operations                         0.17          (0.26)            --              --            0.62
       Net income (loss)                             0.17          (0.47)            --              --            0.60
Shares used in computing earnings
  (loss) per share (basic)                         13,062         13,028         12,998          12,925          12,468
Shares used in computing earnings
  (loss) per share (diluted)                       13,253         13,028         13,213          13,254          12,855
                                                  ---------------------------------------------------------------------

                                                                         YEARS ENDED MARCH 31,
                                                  ---------------------------------------------------------------------
                                                   2003           2002           2001            2000            1999
                                                  ---------------------------------------------------------------------
Consolidated Balance Sheets Data:
     Cash and cash equivalents                    $27,329        $15,457        $36,655         $38,347        $37,326
     Short-term investments                         8,982         16,601             --              --             --
     Working capital                               37,730         35,219         37,000          39,670         39,077
     Total assets                                  40,241         38,762         44,617          46,115         46,883
     Total stockholders' equity                    38,103         35,709         41,165          40,976         40,745
     Cash dividends paid                               --             --             --              --             --
                                                  ---------------------------------------------------------------------


         The book value per share of our common stock as of the end of our fiscal year ended March 31, 2003 was $2.90 and as of the end of the fiscal quarter ended June 30, 2003 was $2.87. Our ratio of earnings to fixed charges as of the end of our fiscal years ended March 31, 2002 and March 31, 2003 and our fiscal quarter ended June 30, 2003 was (21) to 1, 17 to 1 and (6.6) to 1, respectively. Our fixed charges are static at a very low number from period to period because we do not carry and never have carried any significant indebtedness. As a result, our ratio of earnings to fixed charges is prone to dramatic swings based on our earnings for a given period.


MARKET PRICE AND DIVIDEND INFORMATION (SEE PAGE 47)


         On July 21, 2003, the trading day immediately preceding the announcement of the execution and delivery of the merger agreement, the closing price per share of our common stock on the Nasdaq National Market was $3.10. On
     , 2003, the latest practicable trading day before the printing of this document, the closing price per share of our common stock on the Nasdaq National
Market was $      .

         We have not declared or paid cash dividends on our common stock since our initial public offering.

                                 SPECIAL FACTORS

BACKGROUND OF THE MERGER

         We were incorporated in Massachusetts in 1980. In May of 1998, we completed an initial public offering of 2,875,000 shares of our common stock at $13.00 per share. After giving effect to our initial public offering, the Principals owned an aggregate of approximately 65% of our issued and outstanding common stock.

         Since our initial public offering, our common stock has been relatively thinly traded, providing little liquidity for our stockholders. In the opinion of our board of directors and management, our public market valuation in the past several years has been constrained due to our limited public float, relatively low trading volume, the lack of research coverage from securities analysts, unfavorable market conditions for information technology consulting companies and the depressed economy and public equity markets generally. Because we have been unable to realize the principal benefits of public ownership, we have from time to time considered strategic alternatives to maximize stockholder value.

         In June of 2002, members of our management held preliminary discussions with a company that had indicated some interest in potentially pursuing an acquisition transaction with us. Those discussions were very brief, and the company never made a formal proposal regarding a potential acquisition transaction with us. No additional discussions have taken place between the parties.

         In informal discussions among the members of our board of directors in the fall of 2002, the directors began to consider the costs and benefits of our remaining a publicly traded company. In the course of those discussions, the directors requested that Robert W. Howe, our Chief Executive Officer and Chairman of our board of directors, prepare a discussion paper setting forth the advantages and disadvantages of our being a publicly-traded company as compared to a privately held company.

         On November 12, 2002, Mr. Howe circulated a memorandum to our board of directors detailing the benefits of our being a public company in 1998 versus the benefits of our being a public company in 2002 and the costs and benefits associated with potentially pursuing a going private transaction. In the memorandum, Mr. Howe described the reasons why we became a public company in 1998, which included:

         - the existence of favorable market conditions for information technology consulting companies;

         -        to provide liquidity and maximize value for our stockholders;

         - the higher valuations for publicly traded securities in 1998 as compared to 2002;

         - publicly traded securities gave us readily issuable "currency" with which to make acquisitions;

         -        being a public company enhanced our ability to borrow;

         - being a public company gave us a means to incentivize our employees through stock options; and

         - the prestige of being a publicly traded company in the eyes of our customers and suppliers.

In the November 12 memorandum, Mr. Howe explained that many of the reasons why we became a public company in 1998 were no longer present in 2002, including (i) because of the low trading volume of our common stock and lack of analyst research coverage, investors have very little liquidity in our shares; (ii) because of the low trading volume and value of our common stock in the public markets (which is trading at close to book value), our ability to use our shares as currency in connection with acquisitions or as an incentive to compensate our employees is effectively eliminated; and (iii) the prestige of being a public company has been greatly diminished in light of the numerous corporate scandals involving public companies over the past several years.

         Mr. Howe also set forth the benefits of a going private strategy in his memorandum, including:

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

         - providing stockholders an exit at a premium to the market price for our common stock;

         - permitting management to focus on our long-term strategy without fear of taking steps which could give rise to short term fluctuations; and

         - realizing considerable cost savings from not having to remain a reporting company under applicable federal securities laws.

         Mr. Howe reiterated in the November 12 memorandum that his intent, and that of the board in having him prepare the memorandum, was simply to consider the implications of a going private transaction for the purpose of evaluating such a transaction as a possible strategy, rather than to take any definitive action with respect to such a transaction. Mr. Howe also suggested in the memorandum that the board hire a financial advisor to assist in pursuing any potential going private strategy.

         In the weeks following the November 12 memorandum, the members of our board of directors held informal discussions with one another regarding the points raised in such memorandum.

         On December 3, 2002, William H. Gallagher, our President, Chief Operating Officer and a member of our board of directors, Paul K. McGrath, our Chief Financial Officer, and Mr. Howe had a meeting with outside legal counsel to discuss the legal process and related issues involved with potentially pursuing a going private strategy.

         In February of 2003, our board of directors invited representatives of a nationally recognized investment banking firm, with whom Mr. Howe had worked in the past on a transaction unrelated to our company, to make a presentation to the board regarding the potential strategic alternatives available to us.

         At a regularly scheduled meeting of our board of directors on February 11, 2003, representatives of such investment bank made a presentation to our full board of directors. The investment bank's presentation included a report on the following:

         - the current information technology services environment generally;

         - the various factors impacting the marketplace for information technology services;

         - the performance of various small and mid-cap companies in the information technology services sector; and

         - the various strategic alternatives available to us (and the advantages and disadvantages of each), including:

                  -- take no action and maintain the status quo;

                  -- attempt to sell our company to a third party acquirer; or

                  -- pursue a going private transaction.

The report concluded that small cap information technology services companies like us generally do not survive as public companies for an extended period of time for several reasons, including competition from larger companies and the difficulty for such companies to attract equity research coverage and trading. The report concluded that such companies must try to consolidate via acquisition and move up to mid cap status when the opportunity exists. The report also stated that it would be difficult to improve the current valuation of shares of our common stock if we were to remain a publicly traded company. However, the board did not take any formal action regarding the investment bank's report or any of the strategic alternatives set forth at the February 11 meeting because such report was preliminary in nature and did not make any recommendations or draw any conclusions as to the fairness of the consideration to be received by our stockholders in a potential transaction.

         Between February 11, 2003 and May 3, 2003, the Principals, including David C. Hodgson, one of our directors and a managing member of General Atlantic Partners, LLC, held numerous meetings and conversations among themselves regarding a potential proposal to take us private and the terms upon which any such proposal would be made.

         On May 3, 2003, Mr. Howe notified each of the members of our board of directors that the Principals had held preliminary discussions regarding a potential proposal to take us private and called a special meeting of the board to discuss such proposal.

         At a special telephonic meeting of our board of directors on May 4, 2003, Mr. Howe advised the board that the Principals had held preliminary discussions and were prepared to deliver a preliminary expression of interest to take us private. In view of the Principals' financial interest in us and the proposed transaction, Mr. Howe suggested that the board form an independent committee comprised solely of independent directors. After discussion, the board resolved to form an independent committee consisting of two independent directors, Richard D. Driscoll and George F. Raymond. The board delegated to the independent committee the exclusive power and authority to (1) receive the expression of interest from the Principals, (2) review and evaluate the terms and conditions, and determine the advisability, of the proposed transaction, (3) negotiate, to the extent it shall deem necessary or appropriate, with any of the Principals with respect to any terms or conditions of the proposed transaction,
(4) determine whether the proposed transaction is fair to our stockholders (other than the stockholders participating in the proposed transaction), (5) consider, and if it deems appropriate, solicit proposals for alternative transactions, (6) approve or disapprove the proposed transaction or any alternative transaction and (7) recommend to the full board what action, if any, should be taken with respect to the proposed transaction or any alternative transaction. The board also authorized the independent committee to engage such third party advisors as it deems appropriate and resolved that each member of the independent committee would receive $1,000 per meeting plus expenses for serving on the independent committee. The board authorized the formation of an independent committee consisting only of independent directors and excluding the Principals because the board concluded that the Principals' interests would be different from the interests of our other stockholders in connection with the Principal's preliminary expression of interest to take us private. Each of the members of the independent committee is a non-employee director and has no other affiliation with the Principals, Acquisition Company or Parent LLC. We have contracted from time to time with the J. Barry Driscoll Insurance Agency for insurance coverage for certain of our corporate insurance policies. J. Barry Driscoll, the Chairman of the Board of Directors of J. Barry Driscoll Insurance Agency, is the brother of Richard D. Driscoll, a member of the independent committee. Richard D. Driscoll has no financial interest in the J. Barry Driscoll Insurance Agency and our relationship with the J. Barry Driscoll Insurance Agency predates Richard D. Driscoll's service on our board of directors. Our board of directors believes that the provision of the foregoing insurance coverage through the J. Barry Driscoll Insurance Agency has no impact on the independence of Richard D. Driscoll or his ability to serve on the independent committee. (See also "Certain Information Concerning Our Company - Interests of Certain Persons in the Merger" beginning on Page 47 below.)

         On the evening of May 4, 2003, Mr. Howe, on behalf of the Principals, submitted a letter to the independent committee informing them that the Principals had held preliminary discussions regarding a proposal to merge us with an entity which would be formed by the Principals. The letter stated that the transaction would likely be structured as a merger under the laws of the Commonwealth of Massachusetts whereby the newly-formed entity would be merged with and into us in an all-cash transaction. The letter further stated that the Principals anticipated that each outstanding share of our common stock (other than shares held by the Principals) would be converted into the right to receive $3.00 in cash upon consummation of the merger. Each outstanding option, warrant or similar right to acquire our capital stock would most likely be terminated upon consummation of the merger. Immediately following such merger, all of the outstanding capital stock of the surviving entity would be owned by the Principals or their affiliates. The letter indicated that any such merger would likely be subject to certain conditions, such as approval of such transaction by the independent committee, the receipt by the independent committee of a "fairness opinion" from its financial advisors, the independent committee's recommendation that our stockholders approve and adopt a definitive merger agreement and the approval and adoption of any such merger agreement by the affirmative vote of a majority of our stockholders. In addition, any such merger would likely be subject to a condition that, at the time of closing, there will have occurred no "material adverse change" in our business. Any such merger would also not

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

be subject to a financing condition. The letter indicated that the purchase price for any such merger would most likely be funded by a portion of our current cash on hand. The letter also indicated that any definitive merger agreement would contain representations and warranties, conditions to closing, termination, break-up fee, no-shop and other provisions to be negotiated by the parties as are customary in similar transactions. The letter concluded by stating that it was merely a statement of current intention and did not constitute a firm proposal or binding offer.

         On May 5, 2003, we issued a press release announcing the delivery of the expression of interest in taking us private by the Principals and the formation of the independent committee.

         On May 8, 2003, a complaint was filed as a purported class action by two of our stockholders on behalf of all of our other stockholders naming as defendants us and each of our directors. The complaint, filed in Massachusetts state court, alleged, among other things, that we and our directors breached or may breach fiduciary duties owed to our stockholders in connection with our May 5, 2003 announcement that we had received from the Principals a preliminary expression of interest to engage in a going private transaction. We and our directors were not formally served with such complaint until June 4, 2003.

         Promptly following its formation, the independent committee sought to engage legal counsel and financial advisors. On May 8, 2003 and May 9, 2003, the independent committee members interviewed four law firms as candidates to serve as legal counsel to the independent committee and conducted preliminary interviews with three nationally known investment banking firms in order to begin the process of selecting a financial advisor to the independent committee. At these meetings, each law firm and each investment banking firm made a detailed presentation to the independent committee, and the independent committee questioned each firm at length on: its prior dealings with us, any potential conflicts the firm might have with us or the Principals, its experience with similar independent committee engagements, its knowledge of the company and the information technology services sector in general, the process the independent committee should anticipate, fees and fee structures and various other matters. Individual independent committee members also had meetings or telephonic discussions with three additional nationally known investment banking firms with respect to the same matters.

         On or about May 12, 2003, the independent committee determined that they would engage McDermott, Will & Emery to serve as legal counsel to the independent committee. McDermott, Will & Emery was retained due to its experience and reputation in mergers and acquisitions and securities law, as well as its experience in representing independent committees of boards of directors of publicly traded companies. The independent committee concluded that McDermott, Will & Emery had no conflicts of interest with regard to representing the independent committee in a transaction involving us or the Principals. The independent committee continued to conduct a series of follow-up conversations with the candidate investment banking firms.

         Promptly following McDermott, Will & Emery's engagement, the independent committee requested due diligence items from us and the Principals to evaluate and analyze the Principals' proposal.

         On May 13, 2003, the independent committee held a meeting with McDermott, Will & Emery to establish the appropriate procedures necessary to assess the proposal made by the Principals. McDermott, Will & Emery made a presentation to the independent committee regarding the role and obligations of an independent committee in evaluating possible business combination transactions, including any potential transaction with the Principals, and the recommended procedures to be followed in order to satisfy their fiduciary duties as members of the independent committee. At this meeting, the independent committee also reviewed the presentations made by the investment banking firms and resolved to continue consideration of two of the investment banking firms. No decisions were made by the independent committee to retain either investment banking firm, but it was decided to ask each investment banking firm to submit a formal engagement letter to the independent committee and disclose any transactions or relationships that could create a conflict of interest or which would be subject to disclosure under the securities laws.

         On May 19, 2003, the independent committee and its counsel held a meeting with the Principals and their counsel at our offices. Mr. Howe and Mr. Gallagher presented the Principals' proposal as well as the objectives of the Principals as a group and of each Principal, and in response to questioning by the independent committee, the Principals' willingness to entertain any third party offers made to us that might be developed by the independent committee. Also in response to questioning, the Principals expressed their unwillingness to consider a condition to the proposed transaction that the transaction be approved by a majority of the holders of our common stock who are unaffiliated with the Principals. After its presentation, Mr. Howe, Mr. Gallagher and their counsel left the session. The independent committee then convened a meeting. The independent committee first discussed the scope of authority and the timeline for consideration of the proposal by the Principals. The independent committee also discussed various other matters, including provision for indemnification of the directors (including members of the independent committee) by us, the willingness of the Principals to agree to a market check and its unwillingness to agree to a neutralization vote. At that meeting, the independent committee selected Adams, Harkness & Hill as the independent committee's financial advisor. Adams, Harkness & Hill was selected based on its institutional strength, its expertise and experience with going private transactions, including going private transactions in the information technology industry, its reputation and expertise in the information technology industry, favorable responses received from references, the individual experience of members of the Adams, Harkness & Hill team and the lack of any prior business relationship within the last five years between Adams, Harkness & Hill, on the one hand, and any of the Principals, on the other hand. The independent committee was mindful that Adams, Harkness & Hill had been part of the underwriting group for our initial public offering in 1998, but concluded that while that experience helped to make Adams, Harkness & Hill familiar with us and our industry, our initial public offering had occurred sufficiently long ago so as not to affect the independence of Adams, Harkness & Hill in connection with its engagement. The independent committee directed its counsel to negotiate with Adams, Harkness & Hill the final terms of its engagement letter. Promptly following Adams, Harkness & Hill's selection, the independent committee coordinated the delivery to Adams, Harkness & Hill of all due diligence items that had been previously delivered to the independent committee in connection with their evaluation of the Principals' proposal. Based on these materials, Adams, Harkness & Hill began its evaluation and analysis of our company and the Principals' proposal. The independent committee also asked our counsel to begin assembling a due diligence data room.

         On May 20, 2003, the independent committee held a telephonic meeting with Adams, Harkness & Hill to discuss its role as independent advisor to the independent committee. Adams, Harkness & Hill informed the independent committee regarding the market check process that Adams, Harkness & Hill intended to conduct. Adams, Harkness & Hill then reviewed an overview of the various types of valuation methodologies that it anticipated using in connection with rendering a fairness determination on the Principals' proposal, including public company peer analysis, precedent peer analysis, historical trading multiple analysis, stock price performance analysis and liquidation analysis, and discussed possible strategies for managing such a proposal. Adams, Harkness & Hill also presented a preliminary public market overview of companies in the information technology services industry, which encompassed a review of public company peers and their relevant operating metrics as well as a review of selected precedent transactions and their relevant transaction metrics. The independent committee, after discussions with McDermott, Will & Emery and Adams, Harkness & Hill, concluded that having Adams, Harkness & Hill conduct a market check and contact potential financial and strategic buyers to determine their interest in making competing bids for us, rather than just undertaking a valuation analysis, would be the most effective means for determining what a third-party bidder would be willing to pay for us. This process would also allow any unsolicited bids to be considered. After discussion, the independent committee authorized a market check and directed Adams, Harkness & Hill to contact potential financial and strategic buyers to determine their interest in making competing bids for us.

         On May 22, 2003, Adams, Harkness & Hill met with Mr. Howe and Mr. Gallagher to discuss our current operations and financial performance. Adams, Harkness & Hill also reviewed certain of the challenges facing small publicly-held companies, and the impact on such companies in terms of operating performance and public market valuation. Specifically, Adams, Harkness & Hill outlined (i) the increased costs of being a public company relating to filing periodic reports with the SEC, complying with the proxy and annual report requirements under the Securities Exchange Act of 1934, and compliance obligations under the Securities Exchange Act of 1934 and the Sarbanes-Oxley Act of 2002, and (ii) the small public float and low daily trading volumes which contribute to diminishing analyst coverage and limited prospects for creating institutional interest in such companies. Thereafter, we provided Adams, Harkness & Hill with access to senior management and copies of financial information, internal budget and information about us, our business and assets for purposes of advising the independent committee.

         At the meeting of the independent committee held on May 28, 2003, the independent committee formally approved and executed the engagement letter with Adams, Harkness & Hill. Adams, Harkness & Hill then informed

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

the independent committee regarding: (i) the process and timeline for evaluating the merger consideration proposed by the Principals and conducting the market check; (ii) its recent due diligence meeting on May 22, 2003 with Messrs. Gallagher and Howe; (iii) its preliminary thoughts regarding the evaluation of the proposal from the Principals and the inadequacy of such proposal relative to its preliminary thoughts regarding overall valuation; and (iv) third parties with whom Adams, Harkness & Hill proposed to conduct a market check. The independent committee directed Adams, Harkness & Hill to proceed with the proposed valuation analysis and market check. At that same meeting, counsel to the independent committee informed the independent committee that counsel to the Principals had circulated a draft of the merger agreement on May 27, 2003 and briefed the independent committee on the status of the pending litigation.

         On behalf of the independent committee, Adams, Harkness & Hill then began organizing and distributing summary materials containing both publicly available and selected non-public information to potential acquirers. Prior to receiving the summary materials containing non-public information, each potential acquirer was required to execute a confidentiality agreement. Adams, Harkness & Hill noted that the summary materials containing non-public information did not contain extensive non-public information because, although the independent committee and Adams, Harkness & Hill qualified potential acquirers on their perceived ability to complete a transaction and their willingness to do so, the independent committee could not be assured of the seriousness of a potential acquirer's level of interest until it had submitted a proposal to the independent committee. Accordingly, based on the bidders' execution of a confidentiality agreement, ability to consummate the transaction and indication of interest in exploring strategic alternatives with us, the independent committee would decide which bidders, if any, would be invited to perform more comprehensive due diligence and have access to management interviews and a due diligence data room.

         From May 28, 2003 to June 3, 2003, the independent committee and the Principals, acting through their respective legal counsel, engaged in several discussions regarding the draft merger agreement provided by the Principals. The discussions focused primarily on the extent of the representations and warranties and covenants to be provided by us in the agreement, the appropriateness and size of the break-up fee, the scope of the non-solicitation provisions, the appropriateness of voting agreements to be entered into by the Principals whereby they would each agree to vote their shares of our common stock in favor of the transaction and the delivery of certain representations by certain members of management at the time of signing the merger agreement.

         At a meeting of the independent committee on June 4, 2003, Adams, Harkness & Hill discussed with the independent committee the indications of interest received from the potential financial and strategic buyers that it had contacted at the independent committee's direction. Adams, Harkness & Hill contacted eighteen potential buyers, including two financial buyers and sixteen strategic buyers to ascertain whether they had an interest in submitting a proposal. Ten of these potential buyers expressed a preliminary level of interest and eight declined the opportunity or were non-responsive. Adams, Harkness & Hill recommended that it contact an additional eight potential buyers to ascertain whether they had interest in considering a proposal. The independent committee approved this recommendation and directed Adams, Harkness & Hill to proceed and contact such additional parties. At this meeting, the independent committee was briefed by its counsel concerning (i) its preliminary thoughts regarding the merger agreement and (ii) the allegations of the stockholder class action challenging the Principals' proposal.

         On June 4, 2003, we also announced that we had been served with the complaint filed as a purported class action by two of our stockholders on behalf of all our other stockholders, naming as defendants us and each of our directors and alleging, among other things, that we and our directors breached or may breach fiduciary duties owed to our stockholders in connection with our May 5, 2003 announcement.

         At a meeting of the independent committee on June 12, 2003, Adams, Harkness & Hill updated the independent committee on the feedback it had received from the potential financial and strategic buyers that it had contacted at the independent committee's direction. Adams, Harkness & Hill had contacted an additional eight potential buyers. As of the date of this meeting, of the twenty-six potential buyers which Adams, Harkness & Hill had contacted, nineteen had declined the opportunity or had been non-responsive, four had executed confidentiality agreements and received access to summary materials containing selected non-public information about ADS and three had confidentiality agreements under negotiation. The independent committee directed Adams, Harkness &

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

Hill to continue to proceed with the market check and to contact one additional potential strategic buyer. At this meeting, McDermott, Will & Emery also updated the independent committee on the status of the draft of the merger agreement and informed the independent committee that on June 11, 2003, it had sent detailed comments to the merger agreement to the Principals and their legal counsel in the form of a mark-up of the merger agreement. As reflected in the June 11 mark-up to the merger agreement, the independent committee and its counsel took issue with a number of provisions contained in the original draft, most notably the number and scope of the representations and warranties and covenants to be given by us, the non-solicitation covenant, as well as the termination and break-up fee provisions.

         At a meeting of the independent committee on June 20, 2003, Adams, Harkness & Hill updated the independent committee on the feedback it had received from the potential financial and strategic buyers that it had contacted at the independent committee's direction. As of that date, Adams, Harkness & Hill was in active discussions with seven potential buyers. On that same day, the independent committee received a preliminary proposal from one of the potential acquirers for a price of between $3.05 and $3.25 per share in cash. The preliminary proposal received from the bidder was not based on any confidential information other than the limited confidential information contained in the summary materials and was subject to, among other things, due diligence. Following this meeting, the independent committee through Adams, Harkness & Hill began coordinating interviews with our management and data room visits for various bidders, which commenced on June 26, 2003 and continued through June 27, 2003. Adams, Harkness & Hill subsequently informed the independent committee that during the week of June 23, 2003, two potential acquirers conducted due diligence and met with members of our management to discuss the current status and future prospects of the business and one potential acquirer that had conducted due diligence and met with senior management withdrew from the bidding process.

         At a telephonic meeting of the independent committee on June 25, 2003, Adams, Harkness & Hill and the independent committee reviewed in detail the preliminary proposal from the potential acquirer that had submitted its proposal on June 20, as well as various strategic alternatives available to the independent committee, including (i) continuing to consider the proposed transaction with the Principals, (ii) continuing to consider a transaction with other potential strategic and financial buyers identified by Adams, Harkness & Hill, and (iii) rejecting all acquisition proposals and recommending that ADS maintain its status quo as an independent public company. At this meeting, the independent committee also discussed the fact that we were considering the publication of revised revenue and net loss estimates for the first quarter of fiscal 2004. Adams, Harkness & Hill then presented its views whether and to what extent our failure to achieve previously forecasted first quarter results would adversely impact proposed bids submitted through the market check process. In order to provide potential acquirers with updated financial information, Adams, Harkness & Hill requested that we provide Adams, Harkness & Hill a revised budget for the fiscal year and a weekly update on revenue. We issued a press release concerning the anticipated first quarter results and revised revenue and net loss estimates on June 26, 2003.

         At a meeting of the independent committee on June 27, 2003, Adams, Harkness & Hill updated the independent committee on the status of the discussions with the seven active potential acquirers and discussed with the independent committee their view on the probability of receiving a preliminary proposal from such acquirers. Adams, Harkness & Hill also reported on its discussion with our chief financial officer regarding first quarter results. Adams, Harkness & Hill reported that it had requested that we provide Adams, Harkness & Hill a revised budget for the fiscal year and a weekly update on revenue and that we had informed Adams, Harkness and Hill that we were not in a position to provide them with a revised budget for the fiscal year. Adams, Harkness & Hill also reported that since a significant portion of our revenues were non-recurring in nature and given economic conditions, our senior management determined that it would be difficult to make budget forecasts that extended beyond the third fiscal quarter.

         At a meeting of the independent committee on July 2, 2003, Adams, Harkness & Hill again updated the independent committee. Of the seven potential acquirers, three potential acquirers had withdrawn from the process. Adams, Harkness & Hill informed the independent committee that the independent committee received (i) on July 1, 2003, a preliminary proposal from one potential acquirer that had conducted due diligence and met with members of our management for a price of approximately $2.56 per share (based on an assumption of 13.3 million shares diluted) in cash, subject to among other things, due diligence and (ii) on July 2, 2003, a preliminary proposal from another potential acquirer that had not yet conducted due diligence or met with management for a price of between

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

$3.05 and $3.10 per share in cash, subject to among other things, due diligence and financing. Adams, Harkness & Hill also outlined certain limited valuation metrics, including mulitiples of revenue and EBIT, against which the various bids could be viewed. The independent committee discussed the three preliminary offers it had received through that date in addition to the offer received from the Principals and instructed Adams, Harkness & Hill to ask the potential buyers and the Principals to refine their analyses and submit revised bids. Following this meeting, both of the parties who delivered preliminary proposals on July 1 and July 2, respectively, requested further diligence. Accordingly, the independent committee through Adams, Harkness & Hill coordinated interviews with members of our management and data room visits for both such parties, which commenced on July 9, 2003 and continued through July 10, 2003.


         At the meeting of the independent committee on July 14, 2003, the independent committee and Adams, Harkness & Hill reviewed the status of the outstanding bids and Adams, Harkness & Hill reviewed the strategic alternatives available to us. Adams, Harkness & Hill reported that, on July 11, 2003, (i) the party that had originally submitted a preliminary proposal on June 20 had reduced its bid from the range it had initially indicated between $3.05 and $3.25 per share in cash to $2.75 per share to be paid partly in cash and partly in stock; (ii) the party that had originally submitted a preliminary proposal on July 1 had increased its bid from $2.56 to $3.01 per share to be paid in cash;
(iii) the party that had originally submitted a preliminary proposal on July 2 had withdrawn from the process, and (iv) the Principals had increased their bid from $3.00 to $3.25 per share to be paid in cash. As in the prior meeting, Adams Harkness & Hill outlined certain limited valuation metrics, including multiples of revenue and EBIT, against which the latest bids could be viewed. After extensive discussion, the independent committee concluded that no other bidder had offered to pay higher consideration than the Principals, and that based on the advice from Adams, Harkness & Hill, it believed that that the Principals' proposal was subject to fewer conditions and more likely to close, on the whole, than that of the other bidders. Following this analysis, the independent committee reiterated its view that all current bids offered greater enhancement to shareholder value than could likely be achieved through various strategic alternatives available to us should we decide to remain independent and publicly owned. At that meeting, the independent committee instructed its counsel to attempt to finalize the merger agreement on terms acceptable to the independent committee prior to the meeting of the independent committee scheduled for the morning of July 21, 2003.


         On July 15, 2003 the independent committee's legal counsel contacted legal counsel to the Principals to further negotiate the terms and conditions of the merger agreement, including the representations and warranties and post-signing covenants to be made by us, the non-solicitation covenant, the conditions to closing and the termination and break-up fee provisions.

         On July 16, 2003, the independent committee and its counsel received a revised merger agreement from the Principals' counsel reflecting the changes agreed upon up to that point.

         Between July 16 and July 21, 2003, counsel to the independent committee and counsel to the Principals negotiated the final terms and conditions of the definitive merger agreement and related documents, including the merger consideration, the break-up fee and certain other issues in connection with the merger agreement and the merger.

         On July 21, 2003, the Principals formed Acquisition Company and Parent LLC for the purpose of entering into the merger agreement and consummating the merger with us. On the same date, the independent committee and its counsel received the final merger agreement from counsel to the Principals.

         At a meeting of the independent committee on July 21, 2003, Adams, Harkness & Hill made a detailed presentation to the independent committee regarding the various analyses performed by it with respect to our company and its value. The independent committee discussed with Adams, Harkness & Hill its presentation and asked questions about the assumptions, methodologies and factors contained in the presentation. Adams, Harkness & Hill then shared with the independent committee a draft of its opinion to the independent committee that, based upon and subject to the various considerations set forth in the opinion, as of the date of the opinion, the consideration to be received by holders of shares of our common stock pursuant to the definitive merger agreement (other than the shares held by the Principals and their affiliates, as to which Adams, Harkness & Hill expressed no view) was fair from a financial point of view to such holders. The independent committee and its counsel discussed the opinion with Adams, Harkness & Hill. Adams, Harkness & Hill then left the meeting and subsequently issued and delivered its opinion with minor revisions. Counsel then reviewed with the independent committee the terms of the merger agreement as negotiated, including (i) the structure of the transaction,
(ii) limitations in the extent and scope of the representations and warranties and covenants provided by us, (iii) the conditions to closing of the parties,
(iv) a

"fiduciary out" provision that would allow our board of directors or the independent committee to withdraw or modify its recommendation that the stockholders approve the merger or to engage in discussions with and furnish nonpublic information to a third party bidder in the event of a superior proposal meeting certain criteria, and (v) reduction in the amount of the break-up fee. After discussing the foregoing, the independent committee concluded that, among the bidders participating in the market check, a transaction with the Principals would provide the greatest enhancement of stockholder value and the most certainty of consummation. The independent committee then unanimously (x) determined that the proposed definitive merger agreement with Acquisition LLC and Parent LLC and the transactions contemplated thereby would be in the best interest of our company and our stockholders(other than the Principals and their affiliates), including stockholders not affiliated with our company, and are fair to such stockholders, (y) recommended that the board of directors approve and adopt the proposed definitive merger agreement and the merger contemplated thereby, and (z) recommended that the merger agreement and the merger be submitted to our stockholders for their approval.



         On the evening of July 21, 2003, our full board of directors, acting exclusively on the recommendation of the independent committee (i) approved and adopted the merger agreement and the merger, (ii) determined that the merger agreement and the merger are in the best interest of our company and our stockholders (other than the Principals and their affiliates), including stockholders not affiliated with our company, and are fair to such stockholders, and (iii) recommended the merger and the merger agreement be submitted to our stockholders for their approval.


         On the evening of July 21, 2003, we executed the definitive merger agreement with Acquisition Company and Parent LLC.

         On July 22, 2003, we issued a press release announcing the signing of the merger agreement with Acquisition Company and Parent LLC.

IDENTITY AND BACKGROUND

ATLANTIC DATA SERVICES, INC.
One Batterymarch Park
Quincy, MA 02169
(617) 770-3333

         We are a publicly-held Massachusetts corporation incorporated on March 25, 1980. We provide information technology ("IT") strategy consulting and systems integration services to the financial services industry. We offer rapid, cost-effective IT solutions to the business challenges faced by financial services companies through our in-depth financial services experience, technological expertise and project management skills. Our service offerings are organized around four practice areas: Customer Relationship Management, Conversions and Consolidations, IT Strategy and Consulting, and e-Business.

Officers and Directors of Atlantic Data Services, Inc.

         Each officer and director of our company is a citizen of the United States. Each of them (other than Lee M. Kennedy and David C. Hodgson) can be reached at the address and telephone number of our company. Lee M. Kennedy can be reached at Lee Kennedy Co., Inc., 1792 Dorchester Avenue, Boston, Massachusetts 02124, (617) 825-6930. David C. Hodgson can be reached c/o General Atlantic Service Corporation, 3 Pickwick Plaza, Greenwich, Connecticut 06830,
(203) 629-8600.

         Robert W. Howe has been Chief Executive Officer and Chairman of the Board of Directors of our company since January 1994 and a Director since March 1980. From March 1980 to January 1994, Mr. Howe served as President of our company, and he served as Treasurer of our company from March 1980 to July 1991. Prior to forming our company in March 1980 with Mr. Gallagher, Mr. Howe served as Executive Vice President of Savings Management Computer Corporation, a bank service bureau. Mr. Howe is also a director of Cognizant Technology Solutions and the chairman of the board of trustees of Boston College High School. Mr. Howe received his B.A. from Boston College. He is 56 years old.

         William H. Gallagher has been President and Chief Operating Officer of our company since January 1994 and a Director since March 1980. From March 1980 to January 1994, Mr. Gallagher served as Executive Vice President and Clerk of our company. Prior to forming our company in March 1980 with Mr. Howe, Mr. Gallagher served as Vice President of Savings Management Computer Corporation, a bank service bureau. Mr. Gallagher is also a member of the board of directors at the Holy Family School. Mr. Gallagher attended Harvard University Extension School. He is 55 years old.

         Paul K. McGrath has been Senior Vice President, Finance and Administration, and Chief Financial Officer of our company since January 1998 and Treasurer and Clerk since October 1998. Prior to joining our company, Mr. McGrath served as Vice President, Chief Financial Officer and Treasurer of Pivot point, Inc., an enterprise resource planning software company, from December 1995 to January 1998. From April 1990 to January 1995, Mr. McGrath served as Vice President, Chief Financial Officer and Treasurer of Bachman Information Systems, Inc., a public software company in the computer aided software engineering industry. Mr. McGrath is a Certified Public Accountant and received his M.S. from Northeastern University and his B.A. from St. Anselm College. He is 57 years old.

         Peter A. Cahill has been Executive Vice President, Strategic Development since April 2002 and he served as Executive Vice President, Business Development from October 2000 to March 2002. Prior to his transition into Business Development, Mr. Cahill served as Executive Vice President and Director of Operations of our company from October 1995 to October 2000. From April 1992 to October 1995, Mr. Cahill served as Senior Vice President of Operations of our company, and from April 1989 to April 1992, Mr. Cahill served as Vice President of Operations. Mr. Cahill also served in a number of technical positions at our company from April 1980 to April 1989. Prior to joining our company in April 1980, Mr. Cahill served as Senior Technician at Savings Management Computer Corporation, a bank service bureau. Mr. Cahill attended Bridgewater State College. He is 49 years old.

         Erik C. Golz has been Senior Vice President, Professional Services since joining our company in May 2000. Prior to joining our company, Mr. Golz was Executive Vice President of the Financial Services Division at Logica, a London-based international computer consultancy and systems integration company Inc., a London-based international computer consultancy and systems integration company from May 1998 to April 2000. From May 1996 to May 1998, Mr. Golz was a Client Partner at AT&T Solutions, a networking professional services firm and a part of AT&T. From February 1994 to April 1996, Mr. Golz was a Senior Manager with AT Kearney/EDS, a consulting company, and from July 1992 to December 1994, Mr. Golz was Vice President, Business Development at First Data Corporation/The Shareholder Services Group, a payment services and information processing company. Mr. Golz received his B.A. in Marketing from Northeastern University. He is 42 years old.

         Thomas P. McCarthy has been Senior Vice President, Director of Business Development since May 2002 and was Vice President, Business Development from July 2000 to April 2002. Prior to joining our company, Mr. McCarthy was a business development manager for Logica, Inc. a London-based international computer consultancy and systems integration company and an account executive with Lucent Technologies, a telecommunications technology and equipment company. Mr. McCarthy earned his Masters of Business Administration from the Sawyer School of Management at Suffolk University and his Bachelor of Arts degree from the University of Massachusetts. He is 38 years old.

         Isaac H. Naar joined our company in 1992 as Director of Recruiting, and has since assumed responsibility for all People Department functions. Prior to joining ADS, Mr. Naar was a Partner with an executive search and technical recruiting firm in the greater Boston area, servicing the high technology community. Mr. Naar began his career in real-time computing, where he was last the Director of Customer Engineering for MODCOMP, a designer and manufacturer of minicomputers for the scientific and process control marketplace. A graduate of Nova University, Mr. Naar earned his Bachelor of Science degree in Business Administration. He is 59 years old.

         David C. Hodgson has been a director of our company since July 1988. He is a managing member of General Atlantic Partners, LLC, a private equity investment firm that invests exclusively in information technology, process outsourcing, and communications businesses on a global basis, and has been with General Atlantic since 1982. Mr. Hodgson serves as a director of S1 Corporation, a provider of Internet-based financial services solutions; Pinnacor Inc., a developer of proprietary technology for the aggregation and distribution of digital content over the internet; Creditek Corporation, a provider of finance and accounting outsourcing services; and several private information technology companies in which entities affiliated with General Atlantic Partners, LLC are investors. Mr. Hodgson holds an AB degree from Dartmouth College and an MBA degree from Stanford University. He is 46 years old.

         Lee M. Kennedy has been a director of our company since March 1980. Mr. Kennedy served as President of Lee Kennedy Co., Inc., a general contracting company, from February 1978 until July 1995, as Chairman and Chief Executive Officer from August 1995 to April 2002 and has been Chairman since May 2002. Mr. Kennedy attended Curry College and the Boston Architectural Center. He is 69 years old.

         George F. Raymond has been a director of our company since April 1991. Mr. Raymond retired as the President and Founder of Automatic Business Centers, Inc. in 1990. Mr. Raymond is also a director of BMC Software, Inc., Concord EFS Inc., Emtec, Inc. and DocuCorp International, Inc. Mr. Raymond received his B.A. from the University of Massachusetts, and is a Certified Public Accountant. He is 66 years old.

         Richard D. Driscoll has been a director of our company since February 1998. Mr. Driscoll served as President and Chief Executive Officer of the Massachusetts Bankers Association from November 1990 to January 1997. From April 1987 to January 1990, Mr. Driscoll served as the Chairman and Chief Executive Officer of The Bank of New England, N.A. Mr. Driscoll is also a director of Hillview Investment Trust and the Massachusetts Business Development Corporation. Mr. Driscoll received his M.B.A. from Harvard Business School and his A.B. from Boston College. He is 72 years old.

ADS ACQUISITION COMPANY LLC
One Batterymarch Park
Quincy, MA 02169

(617) 770-3333

         ADS Acquisition Company LLC ("Acquisition Company") is a privately-held Massachusetts limited liability company formed by the Principals on July 21, 2003 specifically for the merger and has not carried on any activities to date other than those incident to its formation, the negotiation and execution of the merger agreement and the transactions contemplated by the merger agreement. Acquisition Company is a wholly-owned subsidiary of ADS Parent Acquisition LLC.

ADS PARENT ACQUISITION LLC
One Batterymarch Park
Quincy, MA 02169
(617) 770-3333

         ADS Parent Acquisition LLC ("Parent LLC") is a privately-held Massachusetts limited liability company formed by the Principals on July 21, 2003 specifically for the merger and has not carried on any activities to date other than those incident to its formation, the negotiation and execution of the merger agreement and the transactions contemplated by the merger agreement. The Principals are the sole owners of Parent LLC. The Principals have indicated that they intend to transfer approximately 3,400,000 shares of our common stock to Parent LLC prior to the consummation of the merger. The Principals have agreed with us to vote all of their shares held by them and their affiliates (including Parent LLC) in favor of the merger agreement and the merger.

GENERAL ATLANTIC PARTNERS II, L.P.
GAP COINVESTMENT PARTNERS, L.P.
3 Pickwick Plaza
Greenwich, CT 06830
(203) 629-8600

         General Atlantic Partners II, L.P. and GAP Coinvestment Partners, L.P. are engaged in the business of acquiring, holding and disposing of interests in various companies for investment purposes. General Atlantic Partners II, L.P. is a Delaware limited partnership and GAP Coinvestment Partners, L.P. is a New York limited partnership. General Atlantic Partners, LLC, the general partner of General Atlantic Partners II, L.P., is a private equity investment firm focused exclusively on investing in information technology, process outsourcing and communications businesses on a global basis. The managing members of General Atlantic Partners, LLC (the "GAP Managing Members") are Steven A. Denning, Peter
L. Bloom, Peter Currie, Mark F. Dzialga, Erik Engstrom, Klaus Esser, William E. Ford, William O. Grabe, David C. Hodgson, Braden R. Kelly, Rene M. Kern, William
J. Lansing, Matthew Nimetz, Clifton S. Robbins, Franchon M. Smithson, Tom C. Tinsley, Florian Wendelstadt and John Wong. The managing members of General Atlantic Partners, LLC (other than Mr. Klaus Esser) are the general partners of GAP Coinvestment Partners, L.P. David C. Hodgson, a managing member of General Atlantic Partners, LLC and a general partner of GAP Coinvestment Partners, L.P., has been a member of our board of directors since 1988. Mr. Hodgson serves as a director of S1 Corporation, a provider of internet-based financial services solutions; Pinnacor Inc., a developer of proprietary technology for the aggregation and distribution of digital content over the internet; Creditek Corporation, a provider of finance and accounting outsourcing services; and several private information technology companies in which entities affiliated with General Atlantic Partners, LLC are investors. Mr. Hodgson holds an AB degree from Dartmouth College and an MBA degree from Stanford University Graduate School of Business.

         The business address of each of the GAP Managing Members (other than Messrs. Esser, Currie, Kelly, Lansing, Tinsley, Wendelstadt and Wong) is 3 Pickwick Plaza, Greenwich, Connecticut 06830. The business address of Mr. Esser is Koenigsallee 62, 40212 Dusseldorf, Germany. The business address of Messrs. Currie, Kelly and Lansing is 228 Hamilton Avenue, Palo Alto, California 94301. The business address of Mr. Tinsley is 11600 Sunrise Valley Drive, Reston, Virginia 20191. The business address of Mr. Wendelstadt is 83 Pall Mall, Sixth Floor, London SW1Y 5ES, United Kingdom. The business address of Mr. Wong is 24 Raffles Place, 29-04 Clifford Center, Singapore 04862. Each of the GAP Managing Members, other than Messrs. Engstrom, Esser, Kern, Wendelstadt and Wong, is a citizen of the United States. Messrs. Esser, Kern and Wendelstadt are citizens of Germany; Mr.

Engstrom is a citizen of Sweden; and Mr. Wong is a citizen of Singapore. The present principal occupation or employment of each of the GAP Managing Members is as a managing member of General Atlantic Partners, LLC.

RECOMMENDATIONS OF THE INDEPENDENT COMMITTEE AND BOARD OF DIRECTORS


         On July 21, 2003, the independent committee unanimously (i) determined that the merger agreement and the merger are in the best interest of our company and our stockholders (other than the Principals and their affiliates), including stockholders not affiliated with our company, and are fair to such stockholders,
(ii) recommended that the board of directors approve and adopt the proposed merger agreement and the merger contemplated thereby, and (iii) recommended that the merger agreement and the merger be submitted to our stockholders for their approval.



         On July 21, 2003, our board acted exclusively in reliance on the independent committee's recommendation and (i) approved and adopted the merger agreement and the merger, (ii) determined that the merger agreement and the merger are in the best interest of our company and our stockholders (other than the Principals and their affiliates), including stockholders not affiliated with our company, and are fair to such stockholders, and (iii) recommended the merger and the merger agreement be submitted to our stockholders for their approval. Our board did not undertake an independent evaluation of the fairness of the merger, but rather relied exclusively on the independent committee's determinations, after the independent committee conducted a lengthy process with the assistance of its own independent legal counsel and financial advisors, that the merger agreement and the merger are in the best interest of our company and our stockholders (other than the Principals and their affiliates), including stockholders not affiliated with our company, and that the merger agreement and the merger are fair to such stockholders, as well as the independent committee's recommendation that our board approve and adopt the merger agreement and the merger and submit them to our stockholders for their approval, and in doing so our board adopted the determinations of the independent committee as its own.


OUR REASONS FOR THE MERGER AND FAIRNESS OF THE MERGER

         In evaluating the fairness and advisability of the merger agreement and the merger, the independent committee considered the following factors:

         - Market Price and Premium. The independent committee considered the historical market prices and recent trading activity of our common stock, including the fact that the proposed cash consideration of $3.25 per share to be received by stockholders in the merger represents a premium of approximately 9.43% to $2.97, the closing price of the common stock on May 2, 2003, the last trading day prior to the public announcement of the Principal's initial proposal, and a premium of approximately 26% over the 50 day trailing average closing price of $2.58 per share as of May 2, 2003; and the fact that the common stock had traded from May 2002 until the initial proposal between $1.65 and $3.05 per share.

         - Alternative Proposals. Based on the market check process described above, the independent committee considered various alternative proposals with several different bidders. The independent committee concluded that none of these alternative proposals would likely provide greater value to the shareholders than the $3.25 per share available in the proposal by the Principals and that any alternative would be subject to additional risks and uncertainties.

         - Historical and Anticipated Financial Performance and Related Risks and Uncertainties. The independent committee considered our current and anticipated business, financial condition, results of operations and prospects and the historical nature of the industry in which we operate, including our prospects if we were to remain a public company. The independent committee noted that, for the first quarter of fiscal 2004, although not necessarily indicative of future operations, we reported lower revenue and earnings than we had previously forecasted. The independent committee also noted that, in view of the general macroeconomic conditions and the conditions specific to our industry sector, including the decreased technology spending trends and decreased mergers and acquisitions activity in the financial services industry, our ability to achieve anticipated results of operations would be subject to significant risks and uncertainties.

         - Likelihood of a Higher Trading Price. The independent committee considered the historically volatile nature of our common stock and Adams, Harkness & Hill's projections of the trading range of our common stock. The independent committee determined that, while it was possible that at some time in the future our common stock would trade in excess of the price offered in the merger, that prospect was uncertain and subject to substantial downside risk. The independent committee also considered that, even if the trading price for our common stock were to rise above the level provided in the merger for a period of time, not all stockholders would be able to sell shares at such price, whereas the merger would provide liquidity for all stockholders. Accordingly, the independent committee determined that the certainty of capturing enhanced value through the merger could be of significant benefit to the stockholders as compared to the mere possibility that at some undetermined future date the common stock might trade at a comparable or higher level.

         - Public Float. The independent committee considered our small public float (approximately 4,600,000 shares), low trading volume and limited prospects for creating institutional interest in our stock or coverage by analysts. The independent committee also considered the risk of a potential delisting of our shares by Nasdaq in the future if the share price of our common stock were to drop significantly and the affect this would have on the trading volume and the stock price for our shares.

         - Problems and Costs Associated with being a Public Company. The independent committee considered the cost to us of continuing to file periodic reports with the SEC and complying with the proxy and annual report requirements under the Securities Exchange Act of 1934, especially in light of the likely additional costs from compliance with the Sarbanes-Oxley Act of 2002 and related regulations, compared to the benefits to us and our stockholders of continuing to incur these costs. We estimate such costs to be approximately $285,000 per year currently. The independent committee concluded that the benefits that we and our stockholders would generally derive from our status as a public company were not being realized and, as a result, termination of our reporting and other compliance obligations under the Securities Exchange Act of 1934 following the merger, and the elimination of the related costs of compliance outweighed the benefits of continuing to incur such costs.


         - Extensive Negotiations. The independent committee considered the fact that the merger agreement and the merger were the result of extensive negotiation between the Principals and their legal counsel, on the one hand, and us through the independent committee and its financial advisors and legal counsel, on the other hand. The independent committee also considered the fact that such negotiations between the Principals and us through its independent committee had resulted in an increase in the merger consideration and other improved terms for us from the initial proposal. (See "Terms of the Merger Agreement" below)


         - Offer Price and Merger Consideration. The independent committee concluded, based on its negotiations with the Principals and the other information available to it, that $3.25 per share represents the highest price that the Principals are willing to pay and, in light of the lack of competing proposals at comparable or higher valuations, is likely to be the highest price reasonably attainable for our stockholders in a merger or other acquisition transaction.


         - Opinion of Adams, Harkness & Hill. The independent committee considered the analyses of Adams, Harkness & Hill and in particular the opinion of Adams, Harkness & Hill that, as of July 21, 2003, and based upon and subject to the factors and assumptions set forth in its opinion, the $3.25 per share in cash to be received by the holders of our common stock (other than the Principals and their affiliates) under the merger agreement is fair, from a financial point of view, to such holders. The independent committee did not undertake an independent evaluation of our book, liquidation or going concern values, but rather relied on and adopted as its own Adams, Harkness & Hill's analyses of these factors. The full text of the written opinion of Adams, Harkness & Hill, dated July 21, 2003, which sets forth assumptions made, procedures followed, matters considered and limitations on review undertaken in connection with the opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. Our stockholders should read the opinion carefully and in its entirety. Adams, Harkness & Hill provided its opinion for the information and assistance of our independent committee of the board of directors in connection with its consideration of the merger. The Adams, Harkness & Hill opinion is not a recommendation as to how any holder of our common stock should vote with respect to the merger.

         - Financing and Deal Certainty. The independent committee considered the financial ability of the Principals to complete the merger. The independent committee noted that the Principals would not need to seek external financing or expend personal funds to pay any portion of the merger consideration. The independent committee also considered the absence of any financing condition to the merger and the fact that the per share price to be received in the merger is fully payable in cash, thereby further increasing the level of certainty that the transaction would close and eliminating any uncertainties in valuing the merger consideration to be received by our stockholders.

         - Terms of the Merger Agreement. The independent committee also considered the terms and conditions of the merger agreement, including in particular the ability to provide non-public information concerning us to any third party who makes an unsolicited superior proposal meeting certain criteria, and to engage in discussions or negotiations with any such party, if the independent committee determines that it must do so to comply with its fiduciary obligations to its stockholders. Further, the independent committee considered that the merger agreement permits the board of directors (acting at the direction of the independent committee) to terminate the merger agreement if we receive a superior proposal meeting certain criteria and the board of directors approves such superior proposal. The independent committee also considered, based in part on advice and input from Adams, Harkness & Hill and McDermott, Will & Emery, that the break-up fee of $900,000 without any additional requirements for reimbursement of expenses of the Principals was within the range of reasonable termination fees in the circumstances and that the events that can trigger payment of the break-up fee are reasonable. The independent committee believed that the break-up fee would not, in and of itself, preclude potential third-party bidders and that the protections that the break-up fee afforded likely encouraged the Principals to submit their best possible offer. In addition to the matters mentioned above, the independent committee considered the other terms and conditions of the merger agreement, the present economic environment, the availability of stockholder appraisal rights in the merger, the limited representations and warranties by us, the likelihood of completion of the merger and other relevant facts and circumstances pertaining to the proposed transaction.


         After considering the foregoing factors, the other information available to it, and after numerous meetings and discussions, the independent committee concluded that, among the bidders participating in the market check, a transaction with the Principals would provide the greatest enhancement of stockholder value and the most certainty of consummation. The independent committee then unanimously (i) determined that the proposed definitive merger agreement with the Acquisition LLC and Parent LLC and the transactions contemplated thereby would be in the best interest of our company and our stockholders (other than the Principals and their affiliates), including stockholders not affiliated with our company, and are fair to such stockholders,
(ii) recommended that the board of directors approve and adopt the proposed definitive merger agreement and the merger contemplated thereby, and (iii) recommended that the merger agreement and the merger be submitted to our stockholders for their approval.



         Our board did not undertake an independent evaluation of the fairness of the merger, but rather relied exclusively on the independent committee's determinations, after the independent committee conducted a lengthy process with the assistance of its own independent legal counsel and financial advisors, that the merger agreement and the merger are in the best interest of our company and our stockholders (other than the Principals and their affiliates), including stockholders not affiliated with our company, and that the merger agreement and the merger are fair to such stockholders, as well as the independent committee's recommendation that our board approve and adopt the merger agreement and the merger and submit them to our stockholders for their approval, and in doing so our board adopted the determinations of the independent committee as its own.

         The independent committee and the board were also aware of and considered the fact that the interests of Acquisition Company, Parent LLC and the Principals conflicted with the interests of our public stockholders because the two groups are on opposite sides of the proposed merger, and that the interests of the Principals were different from the interests of our other stockholders because the Principals would continue to have an interest in our business through their ownership of Parent LLC after the consummation of the merger. The independent committee and the board of directors did not regard these facts as weighing in favor of or against the merger.

         The foregoing discussion addresses the material information and factors considered by the independent committee and the board of directors in their evaluation of the merger, including factors that support the merger as well as those that may weigh against it. In view of the variety of factors considered in reaching its determination, the independent committee and the board of directors did not find it practicable to, and did not quantify or otherwise assign relative weights to, the specific factors considered in reaching its recommendations. In addition, the individual members of the independent committee and the board may have given different weight to different factors.

         Because the independent committee is comprised of the members of the board of directors not affiliated with the Principals, and because the independent committee retained independent legal counsel and an independent financial advisor to assist it in assessing the fairness of the transaction to stockholders not affiliated with the Principals, the independent committee and the board of directors did not consider it necessary to retain an outside party to negotiate on behalf of the unaffiliated stockholders.


         A vote of a majority of the company's unaffiliated stockholders is not required to approve the merger agreement and the merger. Because the independent committee is comprised of the members of the board of directors not affiliated with the Principals, and because the independent committee retained independent legal counsel and an independent financial advisor to assist it in assessing the fairness of the transaction to stockholders not affiliated with the Principals, including stockholders not affiliated with our company, (and to deliver an opinion regarding such transaction) and to conduct an extensive market check (as described above), the independent committee did not feel that the approval of a majority of unaffiliated stockholders would be necessary to ensure the fairness of the transaction.


THE REASONS OF ACQUISITION COMPANY, PARENT LLC AND THE PRINCIPALS FOR THE MERGER AND FAIRNESS OF THE MERGER

         The Principals hold in the aggregate 8,510,680 shares of our common stock, representing approximately 65% of our issued and outstanding shares. Before the merger, the Principals expect to contribute approximately 3,400,000 of their shares to Parent LLC, and each Principal entered into an agreement with us to vote the shares held by such Principal and its affiliates in favor of the merger agreement and the merger. The Principals have informed us that their purpose for the merger is to exchange all shares of our common stock, including approximately 5,110,680 shares held in the aggregate by the Principals (but excluding 3,400,000 held by the Principals and their affiliates) for cash and to continue the business and operations of our company as a private company. The merger will allow them to share in any of our future earnings and growth once the common stock ceases to be publicly-traded. Public company status imposes a number of limitations on us and our management in conducting operations. Accordingly, one of the primary purposes of the merger for the Principals, Acquisition Company and Parent LLC is to afford greater operating flexibility, allowing management to concentrate on long-term growth and to reduce its focus on quarter-to-quarter performance often emphasized by the public markets. The merger is also intended to enable us to use in our operations those funds that would otherwise be expended in complying with requirements applicable to public companies, which are expected to increase significantly in light of the passage of the Sarbanes-Oxley Act of 2002. Given our anticipated financial performance and related risks and uncertainties facing our company (as set forth in "Our Reasons for the Merger and Fairness of the Merger"), the Principals determined to acquire us and take us private at this time because they believe that they can more effectively address the business issues facing us as a private company. In determining that Acquisition Company and Parent LLC should enter into the merger agreement, the Principals considered the following factors, which they considered to be factors in favor of the transaction and/or potential beneficial effects of the transaction:

         - continued uncertainty in our operating results and business prospects;

         - the uncertain economic and market conditions affecting us, our customers and our industry as a whole;

         - the lack of equity research coverage for our common stock and the difficulty of attracting new investment interest in us, and the resulting difficulty for stockholders, including the Principals, to receive a fair price when selling their shares in the market;

         - the significant and steady decline in trading prices for our common stock since the second quarter of 2000 and in trading prices for providers of business and information technology consulting services in general, as well as low trading volumes resulting in an increasing lack of liquidity for our stockholders, which reduces the prospects of obtaining value for the Principals' equity investment in us through a sale of stock on the open market or otherwise;

         - that no other third party surfaced with an alternative transaction proposal that was superior to the Principals' proposal despite the efforts of the independent committee, aided by Adams, Harkness & Hill, to find potential purchasers;

         - the significant costs of remaining a public company, including the legal, accounting and transfer agent fees and expenses and printing costs necessary to satisfy the reporting obligations of the Securities Exchange Act of 1934, and new obligations under the Sarbanes-Oxley Act of 2002 and related regulations;

         - the potential long-term value of our company as an established and recognized provider of information technology strategy consulting and systems integration services to the financial services industry and the uncertainties regarding our ability to realize that value as a public company under current market conditions; and

         - the potential benefits to us of operating as a privately-held company, including our ability to react rapidly to opportunities or changing conditions without regard to short-term stock price or quarterly results.


         The Principals, Acquisition Company and Parent LLC each believes that the merger agreement, the merger and the consideration to be paid in the merger to the holders of our common stock other than the Principals and their affiliates, including stockholders not affiliated with our company, are substantively fair to such holders. However, neither the Principals nor their affiliates have hired a financial advisor in connection with the merger, or undertaken any formal evaluation of the fairness of the merger to such stockholders. Moreover, none of the Principals, Acquisition Company or Parent LLC participated in the deliberations of the independent committee or received advice from the independent committee's financial advisor. Consequently, none of the Principals, Acquisition Company or Parent LLC is in a position to adopt the conclusions of the independent committee with respect to the fairness of the merger to the stockholders. The Principals, Acquisition Company and Parent LLC based their belief on the following:



         - after a thorough review with independent financial and legal advisors, the independent committee, which consisted entirely of directors who are not affiliated with the Principals unanimously (i) determined that the merger agreement and the merger are in the best interest of our company and our stockholders (other than the Principals and their affiliates), including stockholders not affiliated with our company, and are fair to such stockholders, (ii) recommended that the board of directors approve and adopt the merger agreement and the merger, and (iii) recommended that the merger agreement and the merger be submitted to our stockholders for their approval;


         - without adopting the opinion, the fact that the independent committee received a written opinion of Adams, Harkness & Hill on July 21, 2003, that the merger consideration is fair, from a financial point of view, to holders of common stock other than the Principals and their affiliates;

         - the merger agreement was negotiated with the independent committee, which acted independently, with the assistance of its own financial advisors and legal counsel and on behalf of the holders of our common stock not affiliated with the Principals and their affiliates;


         - the historical market prices and recent trading activity of our common stock, including the fact the proposed cash consideration of $3.25 per share to be received by stockholders in the merger represents a premium of approximately 9.43% to $2.97, the closing price of the common stock on May 2, 2003, the last trading day prior to the public announcement of the Principal's initial proposal, and a premium of approximately 26% over the 50 day trailing average closing price of $2.58 per share as of May 2, 2003; and the fact that the common stock had traded from May 2002 until the initial proposal between $1.65 and $3.05 per share;

         - our company's trend of uncertain revenues and operating losses;

         - the lack of prospects for finding an alternative to the merger with Acquisition Company that would result in greater value to the holders of common stock other than the Principals, despite a market check for an alternative transaction by the independent committee, assisted by Adams, Harkness & Hill;

         - the fact that the consideration to be received by the stockholders in the merger would consist entirely of cash, eliminating any uncertainties in valuing the merger consideration to be received by such stockholders;

         - the terms and conditions of the merger agreement, including the amount and form of consideration to be paid, the parties' representations, warranties and covenants and the conditions to their respective obligations, and the absence of any future obligations on the stockholders not affiliated with the Principals or their affiliates; and

         - the ability of our company to reach substantial and sustained profitability and substantial revenue growth is uncertain and, in any event, is expected to require an extended period, which suggested that continued operation of our company on a stand-alone basis as a public company presented significant risks to the public stockholders, as compared to the $3.25 per share merger consideration.

         The Principals, Acquisition Company and Parent LLC did not rely on any report, opinion or appraisal in determining the fairness of the merger to our stockholders. The Principals reviewed the description of the analyses of Adams, Harkness & Hill included in this proxy statement and did not find it to be objectionable. However, the Principals, Acquisition Company and Parent LLC did not undertake to conduct an independent evaluation of the Adams, Harkness & Hill analyses, and did not retain any independent financial advisors to conduct a review of the results or an independent analysis of the company, and did not rely on the Adams, Harkness & Hill analyses. While a nationally recognized investment banking firm prepared a presentation for our board of directors in February, 2003, the Principals, Acquisition Company and Parent LLC did not rely on such presentation in their fairness determination since such presentation was preliminary in nature and did not make any recommendations or draw any conclusions as to the fairness of the consideration to be received by our stockholders in the merger.


         None of the Principals, Acquisition Company and Parent LLC performed any financial analysis valuing our common stock, including liquidation or going concern values. In light of the current economic environment, the general problems that companies in our industry group are facing in the marketplace, along with the long term decline in the trading price of our common stock, the Principals, Acquisition Company and Parent LLC did not believe that liquidation value or going concern values were indicative of the value of our common stock. Accordingly, the Principals, Acquisition Company and Parent LLC did not consider relevant or material the book value, liquidation value or going concern value of the company in evaluating the fairness of the merger to our stockholders other than the Principals and their affiliates, including stockholders not affiliated with our company.

         The Principals, Acquisition Company and Parent LLC also believe that the merger is procedurally fair to our stockholders other than the Principals, Acquisition Company and Parent LLC based on the following:


         - the independent committee, consisting solely of directors who are not our officers or employees and who have no financial interest in the proposed merger different from our stockholders generally (other than their ownership of stock and stock options), was given exclusive authority to, among other things, consider, negotiate and evaluate any proposed transaction, including the merger;


         - the independent committee retained its own financial advisor and legal counsel who have extensive experience with transactions similar to the merger and who assisted the independent committee in the negotiations with the Principals;


         - the $3.25 per share cash merger consideration and the other terms and conditions of the merger agreement resulted from active bargaining between the independent committee and the Principals and their respective advisors;


         - the independent committee's financial advisor and legal counsel reported directly to the independent committee and took direction exclusively from the independent committee; and


         - the independent committee's unanimous (i) determination that the merger agreement and the merger are in the best interest of our company and our stockholders (other than the Principals and their affiliates), including stockholders not affiliated with our company, and are fair to such stockholders, (ii) recommendation that the board of directors approve and adopt the merger agreement and the merger, and (iii) recommendation that the merger agreement and the merger be submitted to our stockholders for their approval.



         Given these procedural protections, the Principals, Acquisition Company and Parent LLC believe that the merger is procedurally fair to our stockholders other than the Principals and their affiliates, including stockholders not affiliated with ADS, even though no independent representative, other than the independent committee and its financial advisors and legal counsel, was retained to act solely on behalf of the disinterested stockholders and even though a majority of the company's unaffiliated stockholders is not required to approve the merger agreement and the merger.


         The Principals, Acquisition Company and Parent LLC considered other alternatives to the merger, including continuing to operate our business as a public company and exploring business combinations with other companies. However, for the reasons discussed above, the Principals, Acquisition Company and Parent LLC believe that the merger provides the highest value to our stockholders. The Principals considered structuring the going-private transaction in an alternative fashion, including as an issuer tender offer followed by a merger between the company and Acquisition Company. However, the Principals determined that a one-step merger would be a more efficient and less costly means of acquiring the shares of our common stock that they do not own.


         The Principals, Acquisition Company and Parent LLC believe that each of the above factors supports their conclusion that the merger is fair to the holders of our common stock unaffiliated with the Principals, Acquisition Company and Parent LLC, including those stockholders not affiliated with ADS. In view of the variety of factors considered in reaching their respective determinations, the Principals did not quantify or otherwise assign relative weights to the specific factors considered in reaching their belief as to fairness. The Principals are not making any recommendation as to how the holders of our common stock should vote on the merger agreement and the merger.


         Stockholders unaffiliated with Acquisition Company and Parent LLC should be aware that the Principals and their affiliates, who are the sole owners of Parent LLC, which is the parent of Acquisition Company, are also executive officers, directors and significant stockholders of our company and have interests that are in addition to, or different from, the interests of the other holders of our common stock. See "Certain Information Concerning Our Company - Interests of Certain Persons in the Merger" starting on page 47.

PURPOSES AND EFFECTS OF THE MERGER AND PLANS OR PROPOSALS

         The purpose of the merger for the Principals is to acquire the entire equity interest in us.

         If the merger agreement is approved by the holders of a majority of outstanding shares of our common stock, and the other conditions to the closing of the merger are satisfied or waived, the merger will be consummated. The consummation of the merger would have the following effects:

         - our stockholders (other than the Principals and Parent LLC) will cease to have any ownership interest in us or rights as holders of our common stock;

            - The foregoing effect could be viewed as being neutral to us, beneficial to the Principals and Parent LLC and detrimental to our stockholders other than the Principals and Parent LLC.

         - our stockholders (other than the Principals and Parent LLC) will no longer benefit from any increases in our value or the payment of dividends on shares of our common stock;

            - The foregoing effect could be viewed as being neutral to us, the Principals and Parent LLC and detrimental to our stockholders other than the Principals and Parent LLC.

         - our stockholders (other than the Principals and Parent LLC) will no longer bear the risk of any decreases in our value;

            - The foregoing effect could be viewed as being neutral to us, detrimental to the Principals and Parent LLC and beneficial to our stockholders other than the Principals and Parent LLC.

         - all of our directors (other than the Principals and their affiliates) will have resigned;

            - The foregoing effect could be viewed as being neutral or detrimental to us, beneficial to the Principals and Parent LLC and detrimental to our stockholders other than the Principals and Parent LLC.

         - the Principals' aggregate interests in our net book value and net earnings, through their ownership of Parent LLC, will increase from approximately 65% to 100%, or at March 31, 2003, for the year then ended the Principals' interest in our net book value, through their ownership of Parent LLC, would have gone from $24.8 million to $34.1 million and their interest in our net earnings would have gone from $1.5 million to $2.3 million;

            - The foregoing effect could be viewed as being neutral to us, beneficial to the Principals and Parent LLC and detrimental to our stockholders other than the Principals and Parent LLC.

         - the Principals will be the sole beneficiaries of our future earnings and profits and will have the ability to benefit from any divestitures, strategic acquisitions or other corporate opportunities that may be pursued by us in the future;

            - The foregoing effect could be viewed as being neutral to us, beneficial to the Principals and Parent LLC and detrimental to our stockholders other than the Principals and Parent LLC.

         - we will be privately-held and, as a result, there will be no public market for our common stock;

            - The foregoing effect could be viewed as being beneficial to us and detrimental to the Principals, Parent LLC and our stockholders other than the Principals and Parent LLC.

         -  there will not be another meeting of our public stockholders;

            - The foregoing effect could be viewed as being neutral or beneficial to us, neutral to the Principals and Parent LLC and detrimental to our stockholders other than the Principals and Parent LLC.

         - the surviving corporation will seek to have the registration of our shares under the Securities Exchange Act of 1934 terminated as soon as the merger is complete;

            - The foregoing effect could be viewed as being beneficial to us and detrimental to the Principals, Parent LLC and our stockholders other than the Principals and Parent LLC.

         - the surviving corporation will seek to have the listing of our shares on The Nasdaq National Market terminated as soon as the merger is complete; and

            - The foregoing effect could be viewed as being beneficial to us and detrimental to the Principals, Parent LLC and our stockholders other than the Principals and Parent LLC.

         - we will no longer be required to file periodic reports with the Securities and Exchange Commission once the registration of the shares has been terminated.

            - The foregoing effect could be viewed as being beneficial to us, neutral to the Principals and Parent LLC and detrimental to our stockholders other than the Principals and Parent LLC.

         The foregoing effects of the merger will be the same with respect to both our unaffiliated and affiliated stockholders (other than the Principals and Parent LLC).

         After the merger, the Principals have stated to us that they have no present intentions, plans or proposals to cause the surviving corporation to engage in any of the following:

         - extraordinary transactions, such as a merger, reorganization or liquidation involving the surviving corporation;

         - purchases, sales or transfers of a material amount of the surviving corporation's assets;

         - material changes in the surviving corporation's corporate structure or business;

         - acquisitions by any person of our securities or the disposition of the surviving corporation's securities; or

         -  material changes in the surviving corporation's capitalization.

         Nevertheless, following completion of the merger, the Principals may initiate a review of the surviving corporation and its assets, corporate structure, capitalization, operations, properties and personnel to determine what changes, if any, would be desirable following the merger to enhance the operations of the surviving corporation and may cause the surviving corporation to engage in the types of transactions set forth above if the Principals decide that such transactions are in the best interest of the surviving corporation upon such review.

         The Principals will be the sole beneficiaries of any future income tax deductions potentially available to the surviving company in the merger as a result of previously incurred operating losses by virtue of their ownership of the surviving company through Parent LLC. The remaining net operating loss carryforward is principally due to historical state losses. This benefit will range from $0 to $638,000 depending on potential changes in ownership limitations, future earnings and profit levels and the geographic mix of earnings and profits on a state-by-state basis.

OPINION OF ADAMS, HARKNESS & HILL, INC.

         Adams, Harkness & Hill provided a fairness opinion to the independent committee on July 21, 2003 that, as of the date of such fairness opinion, the per share merger consideration payable pursuant to the merger agreement was fair, from a financial point of view, to our stockholders not affiliated with the Principals or their affiliates. The full text of the fairness opinion, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the fairness opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. The fairness opinion referred to herein does not constitute a recommendation as to how any stockholder should vote with respect to the merger. Holders of shares of common stock are urged to, and should, read the fairness opinion in its entirety.

         Our independent committee retained Adams, Harkness & Hill to assist it in its evaluation of the proposed merger. Our independent committee selected Adams, Harkness & Hill because of its familiarity with the information technology services industry generally and with us in particular. Pursuant to the terms of Adams, Harkness & Hill's engagement letter with the independent committee dated May 28, 2003, we agreed to pay Adams, Harkness & Hill a retainer fee of $100,000, a fee of $300,000 upon the delivery by Adams, Harkness & Hill of the fairness opinion (which fee was payable regardless of the conclusions expressed therein) and an additional fee payable upon the closing of a transaction equal to 5% of the aggregate merger consideration to the extent that the per share amount is greater than $3.20 per share. We also agreed to reimburse Adams, Harkness & Hill for all reasonable fees and disbursements of its counsel and all of its reasonable travel and other out-of-pocket expenses arising in connection with its engagement, and to indemnify Adams, Harkness & Hill and its affiliates to the full extent permitted by law against liabilities relating to or arising out of its engagement, except for liabilities found to have resulted from the willful misconduct or gross negligence of Adams, Harkness & Hill.

         Pursuant to the terms of the Adams, Harkness & Hill engagement letter, Adams, Harkness & Hill was retained by the independent committee to advise the independent committee and the board of directors and render an opinion as to the fairness, from a financial point of view, to our stockholders (other than the Principals and their affiliates) of the consideration to be received by such stockholders in connection with the merger. Adams, Harkness & Hill is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for corporate and other purposes.

         At the meeting of the independent committee on July 21, 2003, Adams, Harkness & Hill rendered its fairness opinion, in writing, that, as of that date, based upon and subject to the various considerations set forth in the fairness opinion, the per share merger consideration to be paid pursuant to the merger agreement is fair, from a financial point of view, to the holders of our common stock not affiliated with the Principals or their affiliates.

         The full text of the fairness opinion dated July 21, 2003, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Adams, Harkness & Hill in rendering its opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. Stockholders are urged to, and should, read the opinion carefully in its entirety. The fairness opinion is directed to the independent committee and addresses only the fairness, from a financial point of view, of the consideration to be received by our stockholders pursuant to the merger agreement as of July 21, 2003, and does not address any other aspect of the merger or constitute a recommendation to any holder of common stock as to how to vote at the special meeting. The description of the fairness opinion set forth in this proxy statement is only a summary and stockholders should refer to the full text of the fairness opinion.

         The following is a summary of the various sources of information and valuation methodologies used by Adams, Harkness & Hill in arriving at its fairness opinion. To assess the fairness of the transaction, Adams, Harkness & Hill employed analyses based on the following:

         - public company peers' financial performance and relative valuations;

         - relative valuation and transaction premiums associated with selected precedent transactions;

         - absolute and relative stock price performance;

         - historical multiple ranges;

         - liquidation analysis; and

         - evaluation of the market for our company.

         In conducting its investigation and analysis and in arriving at its opinion, Adams, Harkness & Hill reviewed the information and took into account the investment, financial and economic factors it deemed relevant and material under the circumstances. The material actions undertaken by Adams, Harkness & Hill in its capacity as financial advisor to the independent committee were as follows:

         - conducted a comprehensive selling process soliciting interest from a broad set of prospective strategic and financial buyers;

         - reviewed the terms of the draft merger agreement furnished to Adams, Harkness & Hill by us on July 18, 2003;

         - reviewed publicly available information, including but not limited to our recent filings with the SEC;

         - reviewed the budget for fiscal 2004 and backlog reports for the second and third fiscal quarters of fiscal 2004;

         - participated in discussions with members of our management concerning the operations, business strategy, financial performance and prospects for our company;

         - discussed the financial and strategic rationale for the merger with the independent committee;

         - compared the historical market prices and trading activity of our common stock with those of other publicly traded companies that Adams, Harkness & Hill deemed relevant;

         - compared our financial position and operating results with those of other publicly traded companies that Adams, Harkness & Hill deemed relevant;

         - compared the proposed financial terms of the merger with the terms of other mergers and acquisitions that Adams, Harkness & Hill deemed relevant;

         - reviewed our historical trading multiples;

         - conducted a liquidation analysis of our company;

         - assisted in negotiations and discussions related to the merger among the independent committee, us and their respective legal counsel; and

         - conducted such other financial studies, analyses and investigations as Adams, Harkness & Hill deemed appropriate for purposes of its opinion.

         In rendering its fairness opinion, Adams, Harkness & Hill assumed and relied upon the accuracy and completeness of all of the financial and other information that was publicly available or provided to Adams, Harkness & Hill by, or on behalf of, us, and did not independently verify such information. Adams, Harkness & Hill assumed, with the independent committee's consent, that:

         - all of our material assets and liabilities (contingent or otherwise, known or unknown) are as set forth in its financial statements;

         - obtaining any regulatory and other approvals and third party consents required for consummation of the merger would not have a material effect on the anticipated benefits of the merger; and

         - the merger would be consummated in accordance with the terms set forth in the merger agreement.

         In connection with its review, Adams, Harkness & Hill also relied on the representations of members of our management that because of our management's limited visibility regarding future revenues, any projections prepared by management with respect to our future operating results would be highly speculative and therefore potentially misleading. Accordingly, our management only provided Adams, Harkness & Hill with a budget for fiscal 2004 and a backlog report for the second and third fiscal quarters of 2004. The independent committee did not independently review these materials for accuracy and completeness, but found Adams, Harkness & Hill's reliance on those materials to be reasonable. Because of the aforementioned lack of visibility, Adams, Harkness & Hill did not consider future operating results beyond the third fiscal quarter in its analysis. However, with respect to the fiscal 2004 budget and the backlog report for the second and third quarters of fiscal 2004 provided by management, Adams, Harkness & Hill assumed that such documents were reasonably prepared and based upon the best available estimates and good faith judgments of our management.

         In conducting its review, Adams, Harkness & Hill did not obtain an independent evaluation or appraisal of any of our assets or liabilities (contingent or otherwise). Adams, Harkness & Hill's fairness opinion did not predict or take into account any possible economic, monetary or other changes which may occur, or information which may come available, after the date of its written fairness opinion.

         For purposes of its analyses, Adams, Harkness & Hill assumed that there would be 13,136,124 shares of our common stock outstanding at the effective time of the merger.

PUBLIC COMPANY PEER ANALYSIS

         Our company is a provider of information technology strategy consulting and systems integration services to the financial services industry. Adams, Harkness & Hill established a group of seven publicly traded companies in the technology services industry that it deemed comparable to our company based on their similar information technology services and solutions offerings, the markets served, and their financial performance (collectively, the "Peer Group Companies").

         Adams, Harkness & Hill compared certain financial measures and metrics of our company with those of the Peer Group Companies. Such information included:

         - market value;

         - enterprise value;

         - last twelve months revenue;

         - last twelve months earnings before interest and taxes, referred to as EBIT;

         - tangible book value;

         - ratio of enterprise value to last twelve months revenue;

         - ratio of market value to last twelve months revenue; and

         - ratio of market value to tangible book value.

         All financial measures and metrics involving the Peer Group Companies' common stock prices per share are as of the close of trading on July 18, 2003. The Peer Group Companies consist of the following public companies (in alphabetical order):

----------------------------------------------------------------------------------------------------------------------
                                                                         Last Twelve     Last Twelve        Tangible
                                           Market        Enterprise     Months Revenue   Months EBIT       Book Value
                                           Value          Value (1)          (2)             (2)              (2)
             Company                   (in millions)   (in millions)    (in millions)   (in millions)    (in millions)
----------------------------------------------------------------------------------------------------------------------
Answerthink, Inc.                           $120            $ 59             $146            $ (3)            $ 84
----------------------------------------------------------------------------------------------------------------------
Braun Consulting, Inc.                      $ 29            $  4             $ 38            $(24)            $ 36
----------------------------------------------------------------------------------------------------------------------
DiamondCluster International, Inc.          $136            $ 61             $133            $(21)            $ 87
----------------------------------------------------------------------------------------------------------------------
eLoyalty Corporation                        $ 23            $(21)            $ 79            $ (4)            $ 56
----------------------------------------------------------------------------------------------------------------------
ePresence, Inc.                             $ 73            $(25)            $ 38            $(16)            $ 73
----------------------------------------------------------------------------------------------------------------------
Inforte Corporation                         $ 87            $ 21             $ 36            $  1             $ 66
----------------------------------------------------------------------------------------------------------------------
Technology Solutions Corporation            $ 42            $ (6)            $ 74            $  1             $ 80
----------------------------------------------------------------------------------------------------------------------
Stripped Mean (3)                           $ 70            $ 12             $ 72            $ (9)            $ 72
----------------------------------------------------------------------------------------------------------------------


(1) Market value is derived from share prices as of the close of trading on July 18, 2003 and the financial data information and the number of fully diluted shares outstanding are taken from each company's most recent SEC filings. To determine enterprise value, market value is adjusted for a company's debt and cash positions by adding the debt balance and subtracting the cash balance.

(2) Last twelve months revenue, last twelve months EBIT and tangible book value data are obtained from each Peer Group Company's most recent SEC filings.

(3) Stripped mean is defined as the mean of the Peer Group Companies, excluding the minimum and maximum values of the Peer Group Companies.

         Based on its expertise in valuation of publicly-traded companies and, in particular, its research into the performance variables considered by investors when assessing relative value among the Peer Group Companies, Adams, Harkness & Hill concluded that, due to the lack of profit visibility presently associated with publicly traded companies in the information technology services industry, these companies are trading primarily based on the individual company's ratio of enterprise value to last twelve months revenue, the individual company's ratio of market value to last twelve months revenue, and the individual company's ratio of market value to tangible book value. Market value is calculated as the product of a company's common stock price per share (Adams, Harkness & Hill used the closing price on July 18, 2003, the last business day before the signing of the merger agreement) multiplied by the number of diluted shares outstanding. Enterprise value is calculated as market value plus the company's debt balance, minus the company's cash balance. Tangible book value is calculated as all tangible assets minus all tangible liabilities.

         In order of descending ratios of enterprise value to last twelve months revenue, the Peer Group Companies ranked as follows:

-------------------------------------------------------------------------
                                             Ratio of Enterprise Value to
                                                  Last Twelve Months
             Company                                Revenue (1), (2)
-------------------------------------------------------------------------
Inforte Corporation                                       0.6x
-------------------------------------------------------------------------
DiamondCluster International, Inc.                        0.5X
-------------------------------------------------------------------------
Answerthink, Inc.                                         0.4x
-------------------------------------------------------------------------
Braun Consulting, Inc.                                    0.1x
-------------------------------------------------------------------------
eLoyalty Corporation                                       NMF
-------------------------------------------------------------------------
ePresence, Inc.                                            NMF
-------------------------------------------------------------------------
Technology Solution Corporation                            NMF
-------------------------------------------------------------------------
Stripped Mean (3)                                         0.4x
-------------------------------------------------------------------------

(1) Enterprise value derived from calculating market value as share prices as of close of trading on July 18, 2003 and fully diluted shares outstanding plus the company's debt balance, minus the company's cash balance, all taken from each company's most recent SEC filings.

(2) Last twelve months revenue obtained from each respective Peer Group Company's most recent SEC filings.

(3) Stripped mean is defined as the mean of the Peer Group Companies, excluding the minimum and maximum ratios of enterprise value to last twelve months revenue of the Peer Group Companies.

         Adams, Harkness & Hill analyzed the ratio of enterprise value to last twelve months revenue for the Peer Group Companies. Based on this analysis, Adams, Harkness & Hill applied a range of ratios of enterprise value to last twelve months revenue of 0.3x to 0.5x to our last twelve months revenues of $18.957 million to reach a range of implied values for our common stock, as set forth in the following table:


------------------------------------------------------------------------------------------------------------
                             0.3x Enterprise Value to    0.4x Enterprise Value to   0.5x Enterprise Value to
                                Last Twelve Months          Last Twelve Months          Last Twelve Months
                                     Revenue                      Revenue                     Revenue
------------------------------------------------------------------------------------------------------------
Implied Value per Share (1)           $3.23                        $3.38                       $3.52
------------------------------------------------------------------------------------------------------------


(1) Assumes 13,136,124 shares are outstanding as of July 18, 2003

         In order of descending ratios of market value to last twelve months revenue, the Peer Group Companies ranked as follows:

----------------------------------------------------------------------
                                              Ratio of Market Value to
                                                 Last Twelve Months
           Company                                 Revenue (1), (2)
----------------------------------------------------------------------
Inforte Corporation                                       2.4x
----------------------------------------------------------------------
ePresence, Inc.                                           1.9x
----------------------------------------------------------------------
DiamondCluster International, Inc.                        1.0x
----------------------------------------------------------------------
Answerthink, Inc.                                         0.8x
----------------------------------------------------------------------
Braun Consulting, Inc.                                    0.8x
----------------------------------------------------------------------
Technology Solution Corporation                           0.6x
----------------------------------------------------------------------
eLoyalty Corporation                                      0.3x
----------------------------------------------------------------------
Stripped Mean (3)                                         1.0x
----------------------------------------------------------------------

(1) Market value derived from share prices as of close of trading on July 18, 2003 and fully diluted shares outstanding each taken from each company's most recent SEC filings.

(2) Last twelve months revenue obtained from each respective Peer Group Company's most recent SEC filings.

(3) Stripped mean is defined as the mean of the Peer Group Companies, excluding the minimum and maximum ratios of enterprise value to last twelve months revenue of the Peer Group Companies.

         Adams, Harkness & Hill analyzed the ratio of market value to last twelve months revenue for the Peer Group Companies. Based on this analysis, Adams, Harkness & Hill applied a range of ratios of market value to last twelve months revenue of 0.9x to 1.3x to our last twelve months revenues of $18.957 million to reach a range of implied values for our common stock, as set forth in the following table:


-----------------------------------------------------------------------------------------------------------------
                              0.9x Market Value to Last    1.1x Market Value to Last   1.3x Market Value to Last
                                Twelve Months Revenue        Twelve Months Revenue       Twelve Months Revenue
-----------------------------------------------------------------------------------------------------------------
Implied Value per Share (1)              $1.30                        $1.59                       $1.88
-----------------------------------------------------------------------------------------------------------------


(1) Assumes 13,136,124 shares are outstanding as of July 18, 2003

         In order of descending ratios of market value to tangible book value, the Peer Group Companies ranked as follows:

------------------------------------------------------------------------
                                               Ratio of Market Value to
                                                Tangible Book Value (1),
             Company                                      (2)
------------------------------------------------------------------------
DiamondCluster International, Inc.                        1.6x
------------------------------------------------------------------------
Answerthink, Inc.                                         1.4x
------------------------------------------------------------------------
Inforte Corporation                                       1.3x
------------------------------------------------------------------------

------------------------------------------------------------------------
ePresence, Inc.                                           1.0x
------------------------------------------------------------------------
Braun Consulting, Inc.                                    0.8x
------------------------------------------------------------------------
Technology Solution Corporation                           0.5x
------------------------------------------------------------------------
eLoyalty, Inc.                                            0.4x
------------------------------------------------------------------------
Stripped Mean (3)                                         1.0x
------------------------------------------------------------------------

(1) Market value derived from share prices as of close of trading on July 18, 2003 and fully diluted shares outstanding each taken from each company's most recent SEC filings.

(2) Tangible book values obtained from each respective Peer Group Company's most recent SEC filings.

(3) Stripped mean is defined as the mean of the Peer Group Companies, excluding the minimum and maximum ratios of enterprise value to last twelve months revenue of the Peer Group Companies.

         Adams, Harkness & Hill analyzed the ratio of market value to tangible book value for the Peer Group Companies. Based on this analysis, Adams, Harkness & Hill applied a range of ratios of market value to tangible book value of 0.9x to 1.1x to our tangible book value of $37.774 million to reach a range of implied values for our common stock, as set forth in the following table:


------------------------------------------------------------------------------------------------
                              0.9x Market Value to  1.0x Market Value to    1.1x Market Value to
                              Tangible Book Value    Tangible Book Value    Tangible Book Value
------------------------------------------------------------------------------------------------
Implied Value per Share (1)          $2.59                  $2.88                  $3.16
------------------------------------------------------------------------------------------------


(1) Assumes 13,136,124 shares are outstanding as of July 18, 2003

PRECEDENT TRANSACTION ANALYSIS

         Adams, Harkness & Hill assessed the transaction premiums and relative valuations associated with selected precedent publicly disclosed acquisitions it deemed relevant. Adams, Harkness & Hill reviewed nine precedent transactions related specifically to information technology services companies. Each of the nine precedent transactions was announced after June 1, 2001, and all nine transactions involved the acquisition of the equity shares of publicly traded companies for which share price data was available. Adams, Harkness & Hill analyzed the transaction value to last twelve months revenue multiple and the transaction value to tangible book value multiple paid in each transaction.

         Premiums paid in precedent public company change of control transactions typically imply the range of consideration acquirers are willing to pay above a seller's stock price prior to or at the time of the announcement of the relevant transaction. In chronological order, the selected transactions used in Adams, Harkness & Hill's analysis were:

PRECEDENT TRANSACTION ANALYSIS -- INFORMATION TECHNOLOGY SERVICES ACQUISITIONS

------------------------------------------------------------------------------------------------------------------------------------
                                                                 Transaction    Transaction
                                      Announcement  Transaction   Value/LTM   Value/Tangible     1 Day       10 Days      30 Days
       Target            Acquirer         Date        Value (1)  Revenue (1)   Book Value (1)  Premium (2)  Premium (2)  Premium (2)
------------------------------------------------------------------------------------------------------------------------------------
Cysive, Inc.        Management Group     5/30/03       $ 91.6       31.4x           0.7x             1%          1%          22%
------------------------------------------------------------------------------------------------------------------------------------
NerveWire, Inc.     Wipro Ltd.           4/24/03       $ 18.7        0.8x             NA            NA          NA           NA
------------------------------------------------------------------------------------------------------------------------------------
Tanning Technology  Platinum Equity      4/21/03       $ 24.0        2.2x           0.6x            39%         35%          34%
Corp.
------------------------------------------------------------------------------------------------------------------------------------
Razorfish, Inc.     SBI & Co.           11/22/02       $  8.2        0.2x           3.0x           -10%          6%          18%
------------------------------------------------------------------------------------------------------------------------------------
Viant Corp.         Divine, Inc.          4/5/02       $ 79.6        3.2x           0.7x            13%          5%          22%
------------------------------------------------------------------------------------------------------------------------------------
Lante Corp.         SBI & Co.            7/19/02       $ 41.1        1.2x           0.8x           100%         96%          55%
------------------------------------------------------------------------------------------------------------------------------------
Organic, Inc.       Seneca               9/18/01       $ 22.6        0.3x           0.7x            14%        -18%          32%
                    Investments LLC
------------------------------------------------------------------------------------------------------------------------------------
Renaissance         Aquent               10/5/01       $105.8        0.3x           0.9x            60%        120%          67%
Worldwide
------------------------------------------------------------------------------------------------------------------------------------
Agency.com Ltd.     Seneca               6/26/01       $ 53.4        0.3x            NMF            31%         29%          31%
                    Investments LLC
------------------------------------------------------------------------------------------------------------------------------------

(1) All transaction value statistics are derived from Thomson Financial database, or each company's most recent SEC filings prior to the respective transaction.

(2) All premium information is from Thomson Financial database or calculated through trading statistics and deal value on a price per share basis.

         Adams, Harkness & Hill analyzed the ratio of transaction value to last twelve months revenue paid in the nine precedent transactions, which ranged from 0.2x to 31.4x, with a stripped mean of 1.2x. Based on this analysis, Adams, Harkness & Hill applied a range of ratios of transaction value to last twelve months revenue of 1.0x to 1.4x to our last twelve months revenue of $18.957 million to reach a range of implied values of our common stock, as set forth in the following table:


----------------------------------------------------------------------------------------------------------------
                               1.0X Transaction Value to    1.2X Transaction Value to  1.4X Transaction Value to
                                  Last Twelve Months           Last Twelve Months         Last Twelve Months
                                        Revenue                      Revenue                     Revenue
----------------------------------------------------------------------------------------------------------------
Implied Value per Share (1)              $1.44                        $1.73                       $2.02
----------------------------------------------------------------------------------------------------------------


(1) Assumes 13,136,124 shares are outstanding as of July 18, 2003


         Adams, Harkness & Hill analyzed the ratio of transaction value to tangible book value paid in the nine precedent transactions, which ranged from 0.6x to 3.0x, with a stripped mean of 0.8x. based on this analysis, Adams, Harkness & Hill applied a range of ratios of transaction value to tangible book value of 0.6x to 1.0x to our tangible book value of $37.774 million to reach a range of implied values of our common stock, as set forth in the following table:


----------------------------------------------------------------------------------------------------------------
                              0.6X Transaction Value to    0.8X Transaction Value to   1.0X Transaction Value to
                                 Tangible Book Value          Tangible Book Value         Tangible Book Value
----------------------------------------------------------------------------------------------------------------
Implied Value per Share (1)             $1.73                        $2.30                       $2.88
----------------------------------------------------------------------------------------------------------------


(1) Assumes 13,136,124 shares are outstanding as of July 18, 2003

         Based upon Adams, Harkness & Hill's analysis of premiums paid in selected precedent transactions involving information technology services companies, the stripped mean premiums paid to sellers' share prices for the thirty days, ten days and one day prior to announcement are listed below:


-------------------------------------------------------------------------------------------------------------
                             1 Day Premium Prior to     10 Days Premium Prior to     30 Days Premium Prior to
                                Announcement (1)            Announcement (1)             Announcement (1)
-------------------------------------------------------------------------------------------------------------
Stripped Mean (2)                     26%                          29%                         33%
-------------------------------------------------------------------------------------------------------------


(1) All premium information is from Thomson Financial database or calculated through trading statistics and deal value on a price per share basis.

(2) Stripped mean is defined as the mean of the premiums paid to sellers' share prices in the selected precedent transaction one (1), ten (10) and thirty (30) days prior to announcement, excluding the minimum and maximum premiums paid to sellers' share prices in the selected precedent transactions one (1), ten (10) and thirty (30) days prior to announcement.

         The following table presents the range of implied values of our common stock, calculated using the stripped mean premiums shown above and applying our share price one day, ten days and thirty days prior to announcement:

-------------------------------------------------------------------------------------------------------------
                             1 Day Premium Prior to     10 Days Premium Prior to     30 Days Premium Prior to
                                Announcement (1)            Announcement (1)             Announcement (1)
-------------------------------------------------------------------------------------------------------------
Implied Value per Share              $3.48                        $3.74                       $3.79
-------------------------------------------------------------------------------------------------------------


(1) One (1), ten (10) and thirty (30) days prior to announcement, ADS closing share prices were $2.97, $2.94 and $2.62, respectively.

HISTORICAL TRADING MULTIPLE ANALYSIS

         In its research into the performance variables considered by investors when assessing relative value among the Peer Group Companies, Adams, Harkness & Hill attempted to analyze the ratio of enterprise value to profitability measures, specifically last twelve months EBIT presently implied by the market values of the Peer Group Companies. However, because most of the Peer Group Companies had either or both a negative enterprise value (i.e. the market value plus the debt was less than the cash balance) or negative EBIT for the last twelve months, Adams, Harkness & Hill was unable to calculate a meaningful range of enterprise value to last twelve months EBIT ratios from among the Peer Group Companies and, therefore, was unable to apply such a range of multiples to our last twelve months EBIT to arrive at a range of implied per share values for our common stock.

         Nevertheless, Adams, Harkness & Hill believed that EBIT was a relevant measure of the value of our operating business and an important contributor to our valuation analysis. Therefore, Adams, Harkness & Hill reviewed our historical enterprise value to last twelve months EBIT multiple to arrive at a range of applicable ratios. Adams, Harkness & Hill noted that over the past five years, when we had a positive enterprise value and/or positive EBIT, our enterprise value to last twelve months EBIT multiple was typically between 1.0x and 3.0x.

         To account for a control premium, Adams, Harkness & Hill applied a range of enterprise value to last twelve months EBIT multiples which ranged from 2.0x to 4.0x to our last twelve months EBIT of $1.342 million to arrive at a range of implied values of our common stock as set forth in the following table:


-----------------------------------------------------------------------------------------------------------------
                                2.0X Enterprise Value to     3.0X Enterprise Value to    4.0X Enterprise Value to
                                          EBIT                         EBIT                        EBIT
-----------------------------------------------------------------------------------------------------------------
Implied Value per Share (1)              $3.00                        $3.11                        $3.21
-----------------------------------------------------------------------------------------------------------------


(1) Assumes 13,136,124 shares are outstanding as of July 18, 2003

STOCK PRICE PERFORMANCE ANALYSIS

         Adams, Harkness & Hill examined the following closing price data for our common stock:

         - price performance from July 18, 1998 through July 18, 2003, compared to the performance of the Nasdaq Composite Index;

         - price performance from July 18, 2000 through July 18, 2003, compared to the performance of the Nasdaq Composite Index;

         - price performance from July 18, 1998 through July 18, 2003, compared to an index of the S&P 500 Composite;

         - price performance from July 18, 2000 through July 18, 2003, compared to an index of the S&P 500 Composite;

         - price performance from July 18, 1998 through July 18, 2003, compared to an index of the Peer Group Companies; and

         - price performance from July 18, 2000 through July 18, 2003, compared to an index of the Peer Group Companies.

         Based on the above analyses, Adams, Harkness & Hill observed that, from July 18, 1998 through July 18, 2003, our per share price had decreased 81.8%. During the same time period, the Nasdaq Composite Index decreased 14.9% and the S&P 500 composite decreased 16.3%. Adams, Harkness & Hill also observed that the value of the index of the Peer Group Companies decreased by 84.9% during the same time period.

         Based on the above analyses, Adams, Harkness & Hill observed that, from July 18, 2000 through July 18, 2003, our per share price had decreased 37.4%. During the same time period, the Nasdaq Composite Index decreased 60.0% and the S&P 500 composite decreased 34.2%. Adams, Harkness & Hill also observed that the value of the index of the Peer Group Companies decreased by 91.9% during the same time period.

LIQUIDATION ANALYSIS

         Adams, Harkness & Hill considered the per share liquidation value to be received by holders of our common stock if we were to commence a liquidation as of June 30, 2003. Adams, Harkness & Hill estimated a range of realizable cash values for our specific asset classes, including: (i) cash and cash equivalents,
(ii) accounts receivables, (iii) other receivables, (iv) prepaid expenses and other current assets, and (v) fixed assets. Based upon the specific asset class analyses, Adams, Harkness & Hill estimated the value of our assets, assuming an orderly liquidation, to be in the range of approximately $38.9 million to $39.7 million.

         Adams, Harkness & Hill assumed that each of our specific liability classes would be fully paid, including: (i) accounts payable, (ii) accrued compensation, (iii) deferred revenue, and (iv) income tax payable. Adams, Harkness & Hill also estimated a range of probable expenses, which would be incurred by us in a liquidation, including: (i) anticipated employee severance costs, (ii) lease obligations, (iii) incremental D&O insurance, (iv) legal, audit and other professional fees and (v) additional contingencies. Based upon the specific liability and liquidation expense analyses, Adams, Harkness & Hill estimated the value of our liabilities and liquidation expenses, assuming an orderly liquidation, to be in the range of approximately $6.6 million to $7.7 million.

         In estimating the value of our company in an orderly liquidation, Adams, Harkness & Hill subtracted the value of the liabilities and liquidation expenses from the adjusted values of our tangible and intangible assets. Adams, Harkness & Hill then assumed a range of approximately $9.3 million to $9.9 million would be held in escrow for three years to cover any unforeseen liabilities, and that the $9.3 million to $9.9 million would be subsequently returned to our stockholders over a three-year period. Ultimately, the liquidation analysis resulted in an equity value range of approximately $2.25 to $2.46 per share on a present value basis.

         Adams, Harkness & Hill relied upon and assumed, without independent verification, that the liquidation analysis reflected the best currently available information concerning our assets, liabilities and other aspects of our business, and that there was no material change in our assets, financial condition, business or prospects since the date of the most recent information made available to it. The liquidation analysis was based on business, general economic, market and other conditions that reasonably could be evaluated by Adams, Harkness & Hill as of the date of the liquidation analysis, respectively. Subsequent events that could affect the estimates set forth therein include adverse changes in industry performance or market conditions and changes to the business, financial condition and results of operations of the company. Adams, Harkness & Hill is under no obligation to update, revise or reaffirm the liquidation analysis.

         Except as disclosed in the liquidation analysis, Adams, Harkness & Hill assumed that we have no material contingent assets or liabilities, no unusual obligations or substantial commitments other than those incurred in the ordinary course of business. The liquidation analysis assumed that we would continue operations for thirty-six months after commencing liquidation and would reach settlements with remaining customers at the end of that period. Adams, Harkness & Hill assumed that we would effect the liquidation via a liquidating trust. Adams, Harkness & Hill also assumed that we would be required to withhold a certain amount of cash from any initial liquidating distribution sufficient to satisfy its known liabilities, including customer obligations, and that over a three-year period, any remaining cash would be distributed to stockholders. The analysis also assumed that no income tax liability would be incurred by us in connection with the liquidation process.

         Adams, Harkness & Hill was not requested to consider, and Adams, Harkness & Hill expressed no opinion as to the relative merits of a liquidation as compared to any alternative business strategies that might exist for us or the effect of any other alternative in which we might engage.

EVALUATION OF THE MARKET FOR ADS

         In evaluating the fairness of the merger consideration, Adams, Harkness & Hill also considered its solicitation of interest from a broad set of prospective strategic and financial buyers of our company, and the evaluation of the available opportunities for selling our company to those prospective buyers. In Adams, Harkness & Hill's view, an important factor in assessing the fair market value of a company is the price that a willing buyer would pay to a willing seller in a comprehensive competitive selling process. In undertaking this effort, Adams, Harkness & Hill undertook a comprehensive competitive selling process in its attempt to maximize value for our stockholders. Adams, Harkness & Hill approached:

     - Strategic Buyers: Adams, Harkness & Hill marketed us to an extensive set of potential buyers that participate in the information technology services and related information technology markets. Adams, Harkness & Hill contacted twenty-five parties to determine their potential interest in the business; one party ultimately submitted an indication of interest for acquiring us at a price materially lower than $3.25 per share. In declining the opportunity, other of the potential buyers approached by Adams, Harkness & Hill cited, among other reasons, our business model, our small customer base, our poor recent financial performance and our lack of scale from a revenue and profitability standpoint.

     - Financial Buyers: Adams, Harkness & Hill marketed us to a range of financial buyers that have a track record, or which have previously expressed interest in, evaluating acquisitions of public technology companies. There were a limited number of parties interested in the business, however two such parties ultimately submitted indications of interest for acquiring us, each of which was materially lower than $3.25 per share.

         In spite of the comprehensive sales process, Adams, Harkness & Hill recognized there may have been a potential buyer it did not contact. Consequently, the terms of the merger agreement relating to the ability of an alternative buyer to make a superior offer and complete a transaction were important to the comprehensiveness of a competitive process. The merger agreement provided for the independent committee to entertain discussions with any prospective buyer that submitted a higher, qualified offer.

SUMMARY OF FINANCIAL AND COMPARATIVE ANALYSES

         The foregoing summary does not purport to be a complete description of the analyses performed by Adams, Harkness & Hill. The preparation of a fairness opinion is a complex process. Adams, Harkness & Hill believes that its analyses must be considered as a whole, and that selecting portions of such analysis without considering all analyses and factors would create an incomplete view of the processes underlying its fairness opinion. Adams, Harkness & Hill did not attempt to assign specific weights to particular analyses or factors considered by it. Any estimates contained in Adams, Harkness & Hill's analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Such estimates are inherently subject to uncertainty. Adams, Harkness & Hill advised the independent committee that the financial and comparative analyses conducted by it in rendering its fairness opinion (specifically, the peer group analysis, the selected precedent transactions analysis, the historical stock price performance analysis, the liquidation analysis and the evaluation of the market for our company) constituted a "going concern" analysis of our company. Taken together, the information and analyses employed by Adams, Harkness & Hill lead to Adams, Harkness & Hill's overall opinion that the per share merger consideration to be received by our stockholders not affiliated with the Principals or their affiliates is fair, from a financial point of view, to such holders.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

         This proxy statement includes forward-looking statements. You can identify these forward-looking statements when you see us using words such as "expect," "anticipate," "believe," "intend," "may," "predict," and other similar expressions. These forward-looking statements cover, among other items: events, conditions and financial trends that may affect our future plans of operation, business strategy, growth of operations and financial position, including statements regarding our financial projections for the second and third quarter of fiscal 2004, our profitability going forward, the pending shareholder litigation against us and our directors, our future performance as a private company as compared to a public company, our intent not to pay dividends, and the Principals' intentions with respect to Parent LLC and Acquisition LLC. Any forward-looking statements are not guarantees of future performance and are necessarily subject to a number of risks and uncertainties, some of which are beyond our control. These risks and uncertainties include, among others: inability to satisfy various conditions to the closing of the merger, including without limitation the failure of our stockholders to approve the merger; the costs related to the merger; the effect of the merger on vendor, supplier, customer or other business relationships; variability of our quarterly operating results due to, among other things, the number, size and scope of customer projects commenced and completed during a quarter, changes in employee utilization rates and changes in average billing rates; our dependence on the financial services industry; general economic uncertainty; concentration of revenues and our dependence on major customers; risks associated with fixed price contracts; our dependence on key personnel; intense competition in the IT consulting industry; and risks associated with potential acquisitions. Because of these risks and uncertainties, the forward-looking events discussed in this proxy statement might not transpire and actual results may vary materially from those described herein. Further information about the risks of forward-looking statements applicable to us can be found in our Form 10-K for the year ended March 31, 2003 and our Form 10-Q for the quarter ended June 30, 2003, which have been incorporated herein by reference and attached as Annex C and Annex D, respectively, to this proxy statement.

                               THE SPECIAL MEETING

MATTERS TO BE CONSIDERED

         We are furnishing this proxy statement in connection with a special
meeting of our stockholders to be held on       , 2003 at 10:00 a.m. local time
at the Boston College Club, 100 Federal Street, Boston, MA 02110, to allow our stockholders to consider and vote on a proposal to approve the merger and the merger agreement, a copy of which is attached to this proxy statement as Annex
A. If the merger agreement and the merger are approved by our stockholders and the other conditions to the merger are satisfied or waived, Acquisition Company will be merged with and into us. At that time, Acquisition Company's separate corporate existence will cease, and ADS will continue as the surviving company. Following the merger, we will be a privately-held corporation and a subsidiary of Parent LLC, which is owned solely by the Principals. In connection with the merger, all shares currently held by our stockholders (other than shares held by stockholders who are entitled to and who have exercised dissenters' rights and 3,400,000 shares held in the aggregate by the Principals and Parent LLC), including approximately 5,110,680 shares held in the aggregate by the Principals, will be converted into the right to receive $3.25 in cash, without interest.

         We are also soliciting proxies to grant discretionary authority to vote in favor of an adjournment or a postponement of the special meeting. We do not expect a vote to be taken on any other matters at the special meeting. However, if any other matters are properly presented at the special meeting for consideration, the holders of the proxies will have discretion to vote on these matters in accordance with their best judgment. If the independent committee believes that it is in the best interest of our stockholders to waive certain conditions to the merger, such conditions will be waived. We will not re-solicit proxies if any of the conditions are waived.

         Representatives of our independent auditors are not expected to be present at the special meeting.

         The merger agreement is attached to this proxy statement as Annex A. See also "The Merger Agreement and Other Material Agreements" beginning on page 50 of this proxy statement.

         THE INDEPENDENT COMMITTEE AND THE FULL BOARD HAVE UNANIMOUSLY ADOPTED AND APPROVED THE MERGER AGREEMENT AND THE MERGER AND RECOMMEND A VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

REQUIRED VOTES

         The affirmative vote of at least a majority of the outstanding shares entitled to vote thereon (including shares held by the Principals and Parent
LLC) is required to approve the merger agreement and the merger.

         Pursuant to our restated articles of organization and applicable Massachusetts law, the holders of a majority of all outstanding shares of our common stock must vote to approve the merger agreement and the merger. As of August 5, 2003, the Principals beneficially owned approximately 65% of the common stock eligible to vote at the special meeting. Each of the Principals has entered into a voting agreement with us whereby each of the Principals has agreed to vote all shares owned by him or it in favor of approving the merger agreement and the merger. The Principals have indicated that they intend to contribute approximately 3,400,000 of their shares to Parent LLC prior to the merger.

         As of August 5, 2003, our directors and executive officers (other than the Principals and their affiliates) beneficially owned less than 5% of our outstanding common stock, including options to purchase common stock. All of our directors and executive officers who own common stock have indicated that they intend to vote to approve the merger agreement and the merger.

VOTING AND REVOCATION OF PROXIES

         Shares that are entitled to vote and are represented by a proxy properly signed and received at or prior to the special meeting, unless subsequently properly revoked, will be voted in accordance with the instructions indicated thereon. When you return your proxy card, you are giving your "proxy" to the individuals we have designated in the proxy to vote your shares as you direct at the meeting. If you sign the proxy card but do not give voting instructions, these individuals will vote your shares for each proposal as recommended by the board of directors and for the proposal to grant discretionary authority to vote in favor of adjournment or postponement of the special meeting. Each proxy will confer discretionary authority to vote on any matter presented at the meeting which ADS did not know of a reasonable time before the mailing of this proxy statement. If any matter not specifically listed in this notice of special meeting is presented at the special meeting, they will vote your shares in accordance with their best judgment. Where a stockholder has specified a choice on his or her proxy with respect to certain proposals or matters, that direction will be followed. The board is not currently aware of any business to be acted upon at the special meeting other than as described in this proxy statement.

         Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the shares represented by the proxy are voted at the special meeting by:

     -   attending and voting in person at the special meeting,

     -   giving notice of revocation of the proxy at the special meeting, or

     - delivering to our clerk a written notice of revocation or a duly executed proxy relating to the same shares and matters to be considered at the special meeting bearing a date later than the proxy previously executed.

RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM; VOTING AT THE SPECIAL MEETING

         Only holders of shares on the record date will be entitled to receive notice of and to vote at the special meeting. At the close of business on the
record date, there were outstanding and entitled to vote     shares. Each holder
of record of common stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the special meeting. The presence, in person or by proxy, at the special meeting of the holders of at least a majority of the shares entitled to vote is necessary to constitute a quorum for the transaction of business.

         Abstentions will be counted as present for the purpose of determining whether a quorum is present but will not be counted as votes cast in favor of the merger. Abstentions, therefore, will have the same effect as a vote against the merger.

         Brokerage firms who hold shares in "street name" for customers will not have the authority to vote those shares with respect to the merger if such firms have not received voting instructions from a beneficial owner. The failure of a broker to vote shares in the absence of instructions (a "broker non-vote") will be counted as present for the purpose of determining whether a quorum is present but will not be counted as votes cast in favor of the merger. Broker non-votes, therefore, will have the same effect as a vote against the merger.

ADJOURNMENTS

         Although it is not expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment or postponement of the special meeting may be made without notice (other than by the announcement made at the special meeting) by approval of the holders of a majority of the outstanding shares of our common stock present in person or represented by proxy at the special meeting, whether or not a quorum exists. We are soliciting proxies to grant discretionary authority to vote in favor of an adjournment or postponement of the special meeting. In particular, discretionary authority is expected to be exercised if the purpose of the adjournment or postponement is to provide additional time to solicit votes to approve and adopt the merger agreement and the merger. The board of directors unanimously recommends that you vote in favor of the proposal to grant discretionary authority to adjourn or postpone the meeting.

APPRAISAL RIGHTS

         Under the terms of the merger agreement, any shares of our common stock which are outstanding immediately prior to the effective time of the merger which are held by any stockholder who does not vote in favor of the merger or consent thereto in writing, will not be converted into the right to receive the merger consideration, so long as such stockholder has demanded appraisal for such shares in writing to us by following the procedures set forth under Massachusetts law. Although statutory appraisal rights do not apply to a merger between a Massachusetts corporation and a Massachusetts limited liability company as a technical matter, the parties intend to confer upon the holders of our common stock who dissent from approval of the merger agreement and the merger the rights and remedies under Massachusetts statute on the same basis as if the merger were between two Massachusetts corporations. Such stockholders will be entitled to receive payment of the appraised value of their shares of common stock in accordance with the procedures set forth under Massachusetts law, except that any stockholder who fails to perfect or who effectively withdraws or loses its rights to appraisal of its shares in accordance with the procedures set forth under Massachusetts law will be deemed to have converted such shares into the right to receive the merger consideration.

         A stockholder who intends to exercise appraisal rights must deliver to us, before the vote of stockholders on the merger and merger agreement, a written objection to the merger and merger agreement, stating that the stockholder intends to demand payment for shares held by the stockholder if the merger closes. The written objection should be addressed to Atlantic Data Services, Inc., One Batterymarch Park, Quincy, MA 02169, Attn: Clerk. A vote against the merger proposal, not coupled with a timely written objection, will not serve to perfect appraisal rights. The written objection must be in addition to and separate from any proxy or vote against the proposal.

         Stockholders who wish to exercise appraisal rights may not vote in favor of the proposal to approve the merger agreement and the merger. A stockholder who votes in favor of that proposal will not be entitled to exercise appraisal rights. The submission of a signed blank proxy card will serve to waive appraisal rights. However, failure to return a proxy card or vote (or abstaining from voting) will not waive appraisal rights.

         The foregoing description of the requirements to perfect appraisal rights under Massachusetts law are qualified in their entirety by reference to the full text of the statute, which is attached as Annex G to this proxy statement.

SOLICITATION OF PROXIES


         We will bear the cost of soliciting proxies from stockholders. In addition to soliciting proxies by mail, our officers, directors and employees, without receiving additional compensation, may solicit proxies by telephone, facsimile or in person. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by such persons, and we will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them. We have not retained any third parties to assist us in the solicitation of proxies.

                   CERTAIN INFORMATION CONCERNING OUR COMPANY

PRICE RANGE OF SHARES; DIVIDENDS; AND STOCK REPURCHASES

         Our common stock is currently traded on the Nasdaq National Market under the symbol "ADSC." The following table sets forth, on a per share basis for the periods shown, the high and low bid information of our common stock as reported on the Nasdaq National Market. Such information reflects inter-dealer prices, without retail markup, markdown or commission and may not represent the price of actual transactions.

                                                   High         Low
                                                 -------      -------
Fiscal Year 2004:
   First Quarter (April 1 - June 30, 2003)       $3.4900      $2.1400

Fiscal Year 2003:
   First Quarter (April 1 - June 30, 2002)       $2.4000      $1.8000
   Second Quarter (July 1 - Sept. 30, 2002)       2.2900       1.3600
   Third Quarter (Oct. 1 - Dec. 31, 2002)         2.9900       1.5500
   Fourth Quarter (Jan. 1 - March 31, 2003)       3.2200       2.0200

Fiscal Year 2002:
   First Quarter (April 1 - June 30, 2001)       $2.8400      $2.0000
   Second Quarter (July 1 - Sept. 30, 2001)       2.7200       2.0100
   Third Quarter (Oct. 1 - Dec. 31, 2001)         2.1000       1.6000
   Fourth Quarter (Jan. 1 - March 31, 2002)       2.4000       1.7700

         On   , 2003, we had issued and outstanding      shares of common
stock. On such date, there were     holders of record of our common stock. Such
number includes stockholders of record who hold stock for the benefit of others. On July 21, 2003, the trading day immediately preceding the announcement of the execution and delivery of the merger agreement, the closing price per share of our common stock on the Nasdaq National Market was $3.10.

         We have not declared or paid cash dividends on our common stock since our initial public offering and do not intend to declare or pay cash dividends in the foreseeable future. The payment of any future dividends will be at the discretion of our board of directors and will depend upon, among other things our future earnings, operations, capital requirements, business conditions and contractual restrictions on payment of dividends, if any.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         In considering the merger and the fairness of the consideration to be received in the merger, you should be aware that certain of our officers and directors have interests in the merger, which are described below and which may present them with certain actual or potential conflicts of interest.

         As of August 5, 2003, our directors and executive officers as a group beneficially owned 9,416,680 shares of our common stock on a fully diluted basis, or 68.7% of such shares, which includes 503,000 shares issuable upon the exercise of outstanding stock options that are or become exercisable within 60 days (without taking into account the effect of the merger). The Principals beneficially own 8,510,680 shares, or approximately 65% of the outstanding shares of our common stock. Detailed information regarding the ownership of our common stock

(including the number of shares owned by each Principal) is set forth below in "Certain Beneficial Ownership Of Shares." Our board was aware of these actual and potential conflicts of interest and considered them along with the other matters described under "Certain Beneficial Ownership of Shares," "Special Factors - Recommendation of the Independent Committee and Board of Directors," "Special Factors - Our Reasons for the Merger and Fairness of the Merger," and "Special Factors - The Reasons of Acquisition Company, Parent LLC and the Principals for the Merger and Fairness of the Merger."

         After the merger, the Principals will indirectly own 100% of the outstanding shares of the common stock of the surviving corporation through their ownership of Parent LLC.

         The members of the independent committee will each be paid $1,000 per meeting of the independent committee for serving on the independent committee and were reimbursed for their reasonable expenses in connection with the performance of their duties as members of such committee. Pursuant to the merger agreement, if the merger is completed, our directors will receive the merger consideration less the exercise price for each share of common stock subject to vested stock options having an exercise price of less than $3.25 per share in addition to amounts that they would receive because of their beneficial ownership of our common stock (other than 3,400,000 shares held by the Principals, their affiliates or Parent LLC). Each non-employee director of our company, including the directors who serve on the independent committee, holds 5,000 such options, exercisable at $2.01 per share and will each receive $6,200 following the merger. Payments of merger consideration to executive officers of our company in connection with their ownership of options are set forth below in the table entitled "Option Payments to Executive Officers and Directors."

         We have contracted with the J. Barry Driscoll Insurance Agency for insurance coverage for certain of our corporate insurance policies. J. Barry Driscoll, the Chairman of the Board of Directors of J. Barry Driscoll Insurance Agency, is the brother of Richard D. Driscoll, a member of the independent committee. Richard D. Driscoll has no financial interest in the J. Barry Driscoll Insurance Agency and our relationship with the J. Barry Driscoll Insurance Agency predates Richard D. Driscoll's service on our board of directors. The aggregate cost of the insurance coverage provided through the J. Barry Driscoll Insurance Agency to us in fiscal 2003 was $31,715 and in fiscal 2002 was $51,412. We believe the terms on which the insurance coverage is provided to us through the J. Barry Driscoll Insurance Agency are no less favorable to us than we could receive from an unrelated third party. We also believe that the provision of the foregoing insurance coverage by the J. Barry Driscoll Insurance Agency has no impact on the independence of Richard D. Driscoll or his ability to serve on the independent committee.

         We have entered into employment agreements with each of Robert W. Howe, William H. Gallagher, Paul K. McGrath, Peter A. Cahill, Erik C. Golz, Isaac H. Naar and Thomas P. McCarthy, Jr. The agreements set forth the base salaries of each such executive officer and such officer's entitlement to participate in our standard benefits package generally available for all other officers of the Company similarly situated. Generally, these officers are entitled to a cash severance payment upon termination by us of their employment without "cause" or upon termination by the officer of his employment for any reason following a "change of control" (as defined in the agreements). Such severance payment is equal to 12 months' salary at the officer's then current base rate, payable in the same manner as such salary was payable during the period of such employee's employment. In addition, upon a change of control where the executive officer is not offered employment by the acquiring company in a comparable position at a comparable salary or the executive officer is terminated without "cause" within twelve months of such "change of control", we are obligated to continue the employee's health benefits for a 12-month period from the date of such change of control. The merger, as described in the merger agreement, would qualify as a "change of control" under the terms of the foregoing employment agreements. The agreements also include certain restrictive covenants for our benefit relating to non-disclosure by the officer of our confidential business information and our right to inventions and technical improvements made by the officer. The agreements also contain a provision prohibiting the officer from soliciting our employees or customers for a period of two years after any termination of the officer's employment.

         The Principals have indicated that they intend to transfer approximately 3,400,000 shares of our common stock that they own to Parent LLC prior to the effective time of the merger. The Principals are the sole owners of Parent LLC. Each of the Principals has entered into a voting agreement with us to vote, or cause to be voted, all of his or its shares of common stock in favor of the merger agreement and the merger.

         Each vested option with an exercise price per share less than the merger consideration (including options vesting in connection with the merger) will be converted, at the effective time of the merger, into the right to receive an amount equal to the merger consideration in cash, less the applicable exercise price, for each share of common stock subject to such stock option. In addition, Paul K. McGrath, Peter A. Cahill, Erik C. Golz, Isaac H. Naar and Thomas P. McCarthy, Jr., who are executive officers, collectively hold options for 105,000 shares of our common stock that will vest and become exercisable in accordance with the terms of such options at the effective time of the merger, and such executive officers will be paid, in the aggregate, $124,800 in connection with the accelerated vesting of such options. All other options will be terminated at the effective time of the merger.

         Except as described herein, based on our records and on information provided to us by our directors, executive officers and subsidiaries, neither we nor any of our associates or subsidiaries nor, to the best of our knowledge, any of our directors or executive officers or any of our subsidiaries, nor any associates or affiliates of any of the foregoing, has effected any transactions involving shares of our common stock during the 60 days prior to the date hereof. Except as otherwise described herein, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers are a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the merger with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations. Notwithstanding the foregoing, Eric C. Golz, one of our executive officers, is a participant in our 1998 Employee Stock Purchase Plan and is currently scheduled to purchase approximately 500 shares of our common stock under such plan on September 30, 2003, the date of the last scheduled payment period under such plan. The 1998 Employee Stock Purchase Plan will be terminated in connection with the consummation of the merger.

OPTION PAYMENTS TO EXECUTIVE OFFICERS AND DIRECTORS

                                      SHARES    EXERCISE    CASH PAYMENT
         NAME                        COVERED     PRICE        IN MERGER
         ----                        -------    -------      -----------
Peter A. Cahill (1)                  193,000    $  0.91      $451,620.00
                                      15,000    $  1.95      $ 19,500.00
Erik C. Golz (1)                      30,000    $  1.74      $ 45,300.00
                                      30,000    $  1.95      $ 39,000.00
Paul K. McGrath (1)                   15,000    $  1.95      $ 19,500.00
Isaac H. Naar (1)                     15,000    $  1.95      $ 19,500.00
Thomas P. McCarthy, Jr. (1)           30,000    $  2.34      $ 27,300.00
Lee M. Kennedy (3)                     5,000    $  2.01      $  6,200.00
George F. Raymond (2)                  5,000    $  2.01      $  6,200.00
Richard D. Driscoll (2)                5,000    $  2.01      $  6,200.00
David C. Hodgson (3)                   5,000    $  2.01      $  6,200.00
                                     -------    -------      -----------
TOTAL:                               318,000                 $646,520.00

(1) Executive Officer

(2) Independent committee member

(3) A Principal or an affiliate of a Principal

               THE MERGER AGREEMENT AND OTHER MATERIAL AGREEMENTS

         The following is a summary of the material provisions of the merger agreement, the voting agreement entered into by each of the Principals with us and the indemnification agreement between us and each member of the independent committee. This description of the merger agreement, the voting agreement and the indemnification agreement is not complete and is qualified in its entirety by reference to the merger agreement, the voting agreement and the indemnification agreement, copies of which are attached to this proxy statement as Annex A, Annex E and Annex F, respectively, and which are incorporated by reference. You are urged to read each such agreement in its entirety.

THE MERGER AGREEMENT

         Merger. The merger agreement provides that, upon and subject to the terms and conditions of the agreement, and in accordance with Massachusetts law, Acquisition Company will be merged with and into us. At that time, Acquisition Company's separate corporate existence will cease, and we will continue as the surviving company. Following the merger, we will be a privately-held corporation and a subsidiary of Parent LLC, which is owned solely by the Principals. The merger will become effective at the time the articles of merger are duly filed with the Secretary of the Commonwealth of Massachusetts. The merger is expected to occur as soon as practicable after all conditions have been satisfied or waived.

         Merger Consideration. Upon consummation of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held by stockholders who are entitled to and who have exercised dissenters' rights and 3,400,000 shares held in the aggregate by the Principals and Parent LLC), including approximately 5,110,680 shares held in the aggregate by the Principals, will be converted into the right to receive $3.25 in cash, without interest. Each share of our common stock owned by us will be cancelled and retired and cease to exist with no consideration deliverable in exchange for these shares. Each of the 3,400,000 shares of our common stock held by the Principals and Parent LLC which are not being converted into the right to receive the merger consideration will continue to be issued and outstanding shares of ADS following the consummation of the merger. Upon consummation of the merger and conversion of your shares into the right to receive $3.25 per share, your shares of our common stock will cease to exist, each certificate formerly representing any of such shares will thereafter represent only the right to receive the merger consideration, our common stock will no longer be eligible for trading on the Nasdaq National Market, our common stock will no longer be registered under the Securities Exchange Act of 1934, we will no longer file reports with the Securities and Exchange Commission, and our stockholders other than the Principals and Parent LLC will no longer be able to participate in the future earnings and growth of the company.

         Treatment of Options and Warrants. At the effective time of the merger, each holder of an outstanding option or warrant to acquire shares of our common stock will, in settlement thereof, receive for each share subject to each such option or warrant which is vested and exercisable as of the effective time (including options vesting in connection with the merger), an amount in cash equal to the difference between $3.25 and the per share exercise price of such option or warrant, to the extent such difference is a positive number and subject to any applicable withholding taxes; provided, however, with respect to any holder of an option or warrant who is subject to Section 16(a) of the Exchange Act, any such option or warrant consideration will be paid as soon as practicable after the first date payment can be made without liability to such holder under Section 16(a) of the Exchange Act. Upon receipt of the foregoing consideration, each such option or warrant will be canceled. The surrender of an option or warrant in exchange for the foregoing consideration will be deemed a release of any and all rights the holder thereof had or may have had in respect of such option or warrant. All outstanding options or warrants to acquire shares of our common stock immediately prior to the effective time which are not vested and exercisable, or which are exercisable but where the difference between $3.25 and the per share exercise price of such option or warrant is not a positive number, will be terminated and canceled and will no longer represent the right to acquire our common stock or shares of the surviving company. We have agreed to use our reasonable best efforts to obtain all necessary consents and releases from holders of options or warrants in connection with the merger, to ensure that all of our stock option or purchase plans terminate as of the effective time of the merger and to ensure that no person will have the right to acquire equity securities of the surviving company following the effective time of the merger.

         Dissenting Shares. Under the terms of the merger agreement, any shares of our common stock which are outstanding immediately prior to the effective time of the merger which are held by any stockholder who does not vote in favor of the merger or consent thereto in writing, will not be converted into the right to receive the merger consideration, so long as such stockholder has demanded appraisal for such shares in writing to us by following the procedures set forth under Massachusetts law. Although statutory appraisal rights do not apply to a merger between a Massachusetts corporation and a Massachusetts limited liability company as a technical matter, the parties intend to confer upon the holders of our common stock who dissent from approval of the merger agreement and the merger the rights and remedies under Massachusetts statutory law on the same basis as if the merger were between two Massachusetts corporations. Such stockholders will be entitled to receive payment of the appraised value of their shares of common stock in accordance with the procedures set forth under Massachusetts law, except that any stockholder who fails to perfect or who effectively withdraws or loses its rights to appraisal of its shares in accordance with the procedures set forth under Massachusetts law will be deemed to have converted such shares into the right to receive the merger consideration. The requirements to perfect the foregoing appraisal rights under Massachusetts law are attached as Annex G to this proxy statement.

         Directors, Articles of Organization and By-laws. Each of our directors other than the Principals or their affiliates will be required to resign from our board of directors as of the effective time of the merger. At the effective time, our articles of organization and by-laws will be amended as set forth in the articles of merger and become the articles of organization and by-laws of the surviving company.

         Representations and Warranties. The merger agreement contains representations and warranties that we made to Acquisition Company. Generally, these representations and warranties are typical for transactions such as the merger and include representations and warranties relating to:

         -        our corporate existence, good standing and authority;

         -        our capitalization and rights to acquire our capital stock;

         -        certain information about our subsidiary;

         - our authority to enter into the merger agreement and related agreements and to consummate the merger;

         - our belief that entering into the merger agreement and consummating the merger will not violate our organizational documents, the law or certain agreements to which we are a party, or give any other person rights against us that such person would not otherwise have;

         - our having filed all required documents with the Securities and Exchange Commission and our representation that such documents comply with the law;

         - the accuracy of our financial statements and other public filings with the Securities and Exchange Commission;

         - the absence of any brokers retained by us other than Adams, Harkness & Hill;

         - the accuracy of the information contained in this proxy statement and our representation that it complies with the law;

         - the receipt by the independent committee of a fairness opinion from Adams, Harkness & Hill, its financial advisor, to the effect that, as of the date of such opinion and subject to certain qualifications and limitations set forth in such opinion, the consideration to be received by the holders of our common stock (other than the Principals and certain holders of shares who dissent from the approval of the merger) is fair from a financial point of view to such holders;

         - the approval by our board of directors of the merger and the merger agreement, its determination that the merger agreement is advisable and fair to and in the best interest of our stockholders and its recommendation that our stockholders adopt the merger agreement and approve the merger; and

         - certain other technical and factual items relevant to the merger.

         The merger agreement also contains representations and warranties that each of Acquisition Company and Parent LLC made to us. These relate to:

         - each of Acquisition Company's and Parent LLC's corporate existence, good standing and authority;

         - each of Acquisition Company's and Parent LLC's authority to execute the merger agreement;

         - each of Acquisition Company's and Parent LLC's belief that entering into the merger agreement and consummating the merger will not violate its organizational documents, the law or certain agreements to which it is a party, or give any other person rights against it that such person would not otherwise have;

         - the accuracy of the information each of Acquisition Company and Parent LLC provides to us or otherwise discloses to the Securities and Exchange Commission; and

         - the absence of any brokers retained by each of Acquisition Company and Parent LLC.

         Many of the representations and warranties made by each party in the merger agreement are qualified by a materiality standard. This standard requires the representations and warranties to which it applies to be true except in the cases where their failure to be true would not have a "material adverse effect" or result in a "material adverse change" on the party as a whole. The merger agreement defines the terms "material adverse change" and "material adverse effect" generally, when used in connection with an entity, as any change, event, circumstance, occurrence or effect that either individually or in the aggregate with all other such changes, events, circumstances, occurrences and effects is materially adverse or may reasonably be expected to be materially adverse to the business, properties, financial condition, assets, including tangible assets, prospects, capitalization or results of operations of such entity and its direct and indirect subsidiaries, taken as a whole, but excludes effects of certain changes and circumstances.

         Pursuant to the terms of the merger agreement, the representations and warranties made in the merger agreement will generally not survive after the effective time of the merger.

         Covenants. We have made certain agreements with Acquisition Company and Parent LLC relating to actions that we will or will not take between the date on which we signed the merger agreement and the effective time of the merger (subject to certain limited exceptions set forth in the agreement). These agreements are customary in transactions such as the merger. The agreements that we have made include but are not limited to:

         - not taking certain enumerated actions and certain other extraordinary actions relating to our company or our business or which are inconsistent with actions that we take in the ordinary course of business without Acquisition Company's consent;

         - taking certain actions with respect to the preparation of this proxy statement and the Schedule 13E-3 filed with the Securities and Exchange Commission in connection with the merger and in preparation for the special meeting;

         - not soliciting any third party acquisition proposals and notifying Acquisition Company in advance if our board of directors receives a third party acquisition proposal for which we intend to furnish confidential information or otherwise commence negotiations (See also "-- Acquisition Proposals" below);

         - allowing representatives of Acquisition Company to inspect our corporate records;

         - committing us to use our reasonable best efforts to consummate the merger;

         - committing us and our board of directors to use reasonable efforts to grant any approvals and take any lawful actions necessary to eliminate or minimize the effects of any state takeover statute or "poison pill" stockholder rights plan on the merger or to make any such rights plan inapplicable to the merger; and

         - accelerating the date of the final payment period of and terminating our Employee Stock Purchase Plan.

         Acquisition Company and Parent LLC have made certain agreements with us in the merger agreement relating to actions that they will or will not take between the date on which they signed the merger agreement and the effective time of the merger. The agreements that they have made include:

         - taking certain actions with respect to the preparation of this proxy statement and the Schedule 13E-3 filed with the Securities and Exchange Commission in connection with the merger;

         - committing them to use their respective reasonable best efforts to consummate the merger; and

         - committing Acquisition Company and its Board of Managers to use reasonable efforts to grant any approvals and take any lawful actions necessary to eliminate or minimize the effects of any state takeover statute or "poison pill" stockholder rights plan on the merger or to make any such rights plan inapplicable to the merger.

         Acquisition Proposals. We have agreed that, until the earlier of the effective time of the merger or the termination of the agreement, we will not, nor will we authorize or permit any of our officers, directors, employees, agents or advisors to:

         - solicit, initiate or take any action to facilitate or encourage any third party acquisition proposal or make inquiries or any proposal that constitutes or could reasonably be expected to lead to a third party acquisition proposal;

         - enter into, continue or participate in any discussions or negotiations with, furnish any information relating to us or otherwise cooperate in any way with, or assist, participate in, facilitate or encourage any effort by any third party to make an acquisition proposal;

         - approve, endorse or recommend any third party acquisition proposal; or

         - enter into any letter of intent or any other agreement relating to a third party acquisition proposal.

         Notwithstanding the foregoing, we may engage in negotiations or discussions with and provide our nonpublic information to any third party that makes a bona fide acquisition proposal that the independent committee reasonably and in good faith determines constitutes a superior proposal (as defined in the merger agreement). In addition, we may take and disclose to our stockholders a position contemplated by Rules 14d-9 and 14e-2(a) under the Exchange Act or otherwise withdraw or modify in a manner adverse to Acquisition Company our recommendations to our stockholders of the merger agreement and the merger (provided that we first terminate the merger agreement), so long as:

         - we have not otherwise violated any of the restrictions on us as set forth in the merger agreement;

         - our board of directors or the independent committee determines in good faith (based on the advice of its outside legal counsel) that the failure to take such action could result in a breach of its fiduciary obligations to our stockholders;

         - prior to disclosing any of our nonpublic information to such third party, we provide Acquisition Company at least one business day's advance written notice of the identity of such third party and all of the material terms and conditions of such third party's acquisition proposal and of our intention to furnish nonpublic information to, or enter into discussions with, such third party;

         - prior to disclosing any of our nonpublic information to such third party, such third party executes a confidentiality agreement with us;

         - contemporaneously with furnishing any of our nonpublic information to such person or group, we furnish such nonpublic information to Acquisition Company; and

         - we keep Acquisition Company informed on a prompt basis of the status of or any material changes to such acquisition proposal.

         We agreed to immediately cease any and all existing activities, discussions or negotiations with any parties with respect to any third party acquisition proposal, and we agreed to use our reasonable best efforts to cause any such parties in possession of our nonpublic information to return or destroy all such information.

         Public Disclosure. We, Acquisition Company and Parent LLC have agreed not to issue, without the approval of the other parties, any press release or other public announcement with respect to the merger agreement or the merger, except as and to the extent that it is required by applicable law or regulation.

         Indemnification; Directors' & Officers' Insurance. The surviving company will, to the fullest extent permitted by law, indemnify individuals who were directors and officers of our corporation prior to the merger, with respect to acts and omissions occurring prior to the effective time of the merger, following the effective time. For a period of six years following the effective time of the merger and subject to the terms and conditions described in the merger agreement, the surviving company will maintain in effect a policy of directors' and officers' liability insurance on the same terms as our existing policy for the benefit of our directors and officers for acts and omissions occurring prior to the effective time of the merger.

         Conditions to Obligations of all Parties to the Merger Agreement. The consummation of the merger is subject to certain conditions contained in the merger agreement which if not waived must have occurred or be true. If those conditions have not occurred or are not true, either we or Acquisition Company would not be obligated to effect the merger. If we waive any of the conditions to the merger, we will not re-solicit proxies.

         - Conditions to Both Our and Acquisition Company's Obligation to Consummate the Merger:

                  - stockholders holding at least a majority of the outstanding shares of our common stock must have approved and adopted the merger agreement;

                  - our board of directors must have granted all approvals and taken all actions as are necessary to ensure that the merger may be consummated and the effects of any state takeover statute on the merger have been eliminated;

                  - no injunction or other order, decree, statute, rule or regulation of any governmental authority can be in effect, which prevents the consummation of the merger or materially changes the terms of the merger agreement;

                  - the parties must have obtained all material consents, authorizations, orders or approvals of, and made all material filings or registrations with, governmental regulatory authorities necessary for the execution, delivery and performance of the merger agreement (except for the filing of the articles of merger or documents that must be filed after the effective time); and

                  - the consummation of the merger cannot be prohibited by any applicable law.

         -        Conditions to Our Obligation to Consummate the Merger:

                  - Acquisition Company's representations and warranties must be true and correct with only such exceptions as would not have a material adverse effect on its ability to perform its obligations under the merger agreement, and it must have performed all its obligations that must be performed by it before the effective time of the merger;

                  - we must have received, if requested by the independent committee, upon the occurrence of a public announcement of an alternative third party acquisition proposal, a reaffirmation of the fairness opinion of Adams, Harkness & Hill if the independent committee determines in good faith (based on advice of its outside legal counsel) that the failure to obtain such reaffirmation could reasonably be expected to result in a breach of its fiduciary duties under applicable law; and

                  - Acquisition Company must deliver certain other documents and certificates.

         - Conditions to Acquisition Company's Obligation to Consummate the Merger:

                  - there must not be any governmental suit or other proceeding that would restrain or prohibit the merger and related transactions or place certain limitations on us or Acquisition Company;

                  - our representations and warranties must be true and correct with only such exceptions as would not have a material adverse effect on us, and we must have performed all our obligations that must be performed by us before the effective time of the merger, unless the failure of such representations and warranties to be true and correct or our failure to perform all our obligations is directly attributable in any material respect to any action or inaction on the part of any Principal or its affiliates;

                  - Acquisition Company must have received evidence, in form and substance reasonably satisfactory to it, that all material licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental regulatory authorities and other third parties have been obtained without imposition of additional costs or obligations;

                  - from the date of the merger agreement through the effective time, we must not have experienced any event or series of events that has had, or is reasonably likely to have, a material adverse effect on us;

                  - all of our directors (other than the Principals and their affiliates) must have resigned as of the effective time; and

                  - we must deliver certain other documents and certificates.

         Termination. The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after you approve the merger agreement and the merger, in any of the following ways:

         -        by our and Acquisition Company's mutual consent;

         - by either Acquisition Company or us (at the direction of the independent committee) if:

                  -- the merger has not been consummated by December 31, 2003, and the delay is not a result of a breach of the merger agreement by the party seeking such termination;

                  -- the merger agreement and the merger are not approved by the holders of a majority of our common stock at the special meeting (including any adjournment or postponement thereof); or

                  -- a law or regulation of any competent authority prohibits the merger or a court or a governmental authority has issued an order, decree or ruling either permanently restraining, enjoining or otherwise prohibiting the merger.

         - by us (acting at the direction of the independent committee), prior to approval of our stockholders, if:

                  -- Acquisition Company breaches any of its representations or warranties and such breach materially impairs Acquisition Company's ability to consummate the merger, or Acquisition Company fails to perform or comply in all material respects with its obligations, agreements or covenants, and such breach or failure is not or cannot be cured within 30 days or by December 31, 2003, whichever is earlier; or

                  -- prior to the adoption of the merger agreement by our stockholders, our board of directors, acting at the direction of the independent committee, approves a superior proposal to the merger and authorizes us to enter into a binding written agreement with respect to such superior proposal, but only if (i) we are then not otherwise in breach of any of our obligations under the merger agreement, (ii) we notify Acquisition Company of our intent to enter into such binding agreement and provide Acquisition Company with a copy of such agreement, (iii) we offer to negotiate and, if accepted, negotiate in good faith with Acquisition Company to attempt to make changes to the merger agreement to enable us to proceed with the merger and (iv) if we terminate merger agreement (within a certain period of time), we pay the termination fee and certain expenses described below under the heading " - Expenses; Termination Fee."

         -        by Acquisition Company if:

                  -- we breach any of our representations or warranties and such breach has or would reasonably be expected to have a material adverse effect on us, or we fail to perform or comply in all material respects with our obligations, agreements or covenants, and such breach or failure is not or cannot be cured within 30 days or by December 31, 2003, whichever is earlier; or

                  -- the independent committee (i) withdraws or modifies in a manner adverse to Acquisition Company its approval of the merger, the merger agreement or the transactions contemplated thereby (or resolves to do so), (ii) recommends a third party acquisition proposal (or resolves to do so) or (iii) refuses a written request by Acquisition Company to affirm its approval or recommendation of the merger agreement or the merger.

         Expenses; Termination Fee. Each of Acquisition Company and us will pay our own fees and expenses in connection with the merger and related transactions if the merger is not consummated. If the merger is consummated, the surviving company will be responsible for all fees and expenses in connection with the merger and related transactions, including insurance premiums associated with the directors' and officers' liability insurance described above under "-- Indemnification; Directors' and Officers' Insurance." We have, however, agreed to pay Acquisition Company a termination fee of $900,000 if the merger agreement is terminated as a result of any of the following:

         - prior to the adoption of the merger agreement by our stockholders, our board of directors, acting at the direction of the independent committee, approves a superior proposal to the merger and authorizes us to enter into a binding written agreement with respect to such superior proposal; or

         - the independent committee recommends a superior acquisition proposal.

         Amendments, Extensions and Waivers. The agreement may be amended by Acquisition Company and us, in writing, at any time before or after you have approved the merger agreement and the merger, except that after you approve the merger agreement and the merger, we cannot amend the merger agreement if the proposed amendment would require your further approval under applicable law. At any time prior to the effective time of the merger, Acquisition Company or we may extend the time for the performance of any obligation of the other party or waive any inaccuracies in the representations and warranties made by the other party or compliance with any agreement or condition in the merger agreement.

THE VOTING AGREEMENT

         Each of the Principals entered into a Voting Agreement dated July 21, 2003 with us pursuant to which each of them agreed, among other things, to vote all of the shares of our common stock held or otherwise beneficially owned by him or it:

         - in favor of the merger and the adoption and approval of the merger agreement and any action required in furtherance thereof; and

         - against any proposal made in opposition to, or in competition with, the merger and the transactions contemplated by the merger agreement, unless such proposal has been approved by our board of directors upon the recommendation of the independent committee.

         Notwithstanding the foregoing, no Principal has any obligation to vote any of its shares of our common stock as set forth above if in the reasonable judgment of such Principal, there has occurred any event that has had or would be reasonably likely to have a material adverse effect on us.

         In addition, pursuant to the voting agreement, each of the Principals has agreed with us not to:

         - directly or indirectly transfer, sell, exchange, pledge, encumber or otherwise dispose of its shares of our common stock, except in certain limited circumstances described in the voting agreement, such as transfers by will or intestacy, to family members, to certain trusts and to certain affiliates; or

         - deposit any of its shares of our common stock into a voting trust or grant a proxy or enter into an agreement of any kind with respect to the voting of any of its shares of our common stock, except in connection with a vote to approve the merger and the related transactions.

         The voting agreement terminates with respect to each Principal upon the earlier to occur of:

         - the termination of the merger agreement in accordance with its terms;

         -        the consummation of the merger; and

         - the mutual written agreement of us and such Principal to terminate the voting agreement.

THE INDEMNIFICATION AGREEMENT

         Each member of the independent committee entered into an Indemnification Agreement dated July 21, 2003 with us pursuant to which we agreed to indemnify each such director, unless prohibited by applicable law, if such director becomes subject to a legal proceeding (including proceedings by or in the right of our company) in connection with his services as a director, including his services on the independent committee. Such indemnification is to be provided unless a court rules that the director failed to act in good faith and in a manner reasonably believed to be in our best interest or is otherwise prohibited by applicable law. We are also obligated to provide directors' and officers' insurance covering our directors for a period of six years following the effective time of the merger. This agreement is in addition to the indemnification provided to directors under our restated articles of organization and by-laws and is to govern in the case of any inconsistency between this agreement and our restated articles of organization or by-laws. This agreement remains in effect even if the members of the independent committee are no longer associated with us.

                     CERTAIN BENEFICIAL OWNERSHIP OF SHARES

         The following table sets forth as of the record date (i) the name of each person who is known by us to own beneficially more than 5% of the outstanding shares of common stock; (ii) the name of each of our directors;
(iii) the name of each of our executive officers; and (iv) the number of shares beneficially owned by each such person and all our directors and executive officers as a group and the percentage of the outstanding shares represented thereby.

                                                                               AMOUNT AND
                                                                                 NATURE
                                                                             OF BENEFICIAL    PERCENT OF
                NAME AND ADDRESS OF BENEFICIAL OWNER (1)                     OWNERSHIP(2)      CLASS(3)
------------------------------------------------------------------------     -------------    ----------
PRINCIPAL STOCKHOLDERS:

     Partnerships affiliated with General Atlantic Partners, LLC (4)(13)       3,125,080         23.9%
        c/o General Atlantic Service Corporation
        3 Pickwick Plaza, Greenwich, CT  06830

NAMED OFFICERS:

     Robert W. Howe (5)(13).............................................       2,152,800         16.4
     William H. Gallagher (6)(13).......................................       2,227,800         17.0
     Paul K. McGrath (7)................................................         150,000          1.1
     Peter A. Cahill (8)................................................         469,000          3.5
     Erik Golz (9)......................................................          93,000            *

DIRECTORS:

     David C. Hodgson (4)(10)(13).......................................       3,130,080         23.8
     Lee M. Kennedy (10)(11)(13)........................................       1,005,000          7.6
     George F. Raymond (10).............................................          47,000            *
     Richard D. Driscoll (10)...........................................          25,000            *

ALL DIRECTORS AND EXECUTIVE OFFICERS
  AS A GROUP (11 persons)(12)...........................................       9,416,680         68.7%

------------------
* Less than one percent of the outstanding common stock.

(1) Unless otherwise indicated, the address for each beneficial owner is c/o Atlantic Data Services, Inc., One Batterymarch Park, Quincy, MA 02169.

(2) The persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted in the footnotes below.

(3) Applicable percentage ownership as of the record date is based upon [13,135,457] shares of common stock outstanding. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange

       Commission and includes voting and investment power with respect to shares. Shares of common stock subject to options currently exercisable or exercisable within 60 days after the record date, without taking into account the effect of the merger ("presently exercisable stock options"), are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.

(4) Consists of 3,104,080 shares of common stock owned by General Atlantic Partners II, L.P. ("GAP II") and 21,000 shares of common stock owned by GAP Coinvestment Partners, L.P. ("GAPCO"). The general partner of GAP II is General Atlantic Partners, LLC ("GAP LLC"), and the managing members of GAP LLC (other than Mr. Klaus Esser) are also the general partners of GAPCO. David C. Hodgson is a managing member of GAP LLC and a general partner of GAPCO. GAP II, GAP LLC and GAPCO are a "group" within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934, as amended. Mr. Hodgson disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of GAP II, GAP LLC, GAPCO and Mr. Hodgson is c/o General Atlantic Service Corporation, 3 Pickwick Plaza, Greenwich, Connecticut 06830.

(5) Includes 147,330 shares held by the Howe Family Limited Partnership (the "Howe FLP"). Mr. Howe disclaims beneficial ownership of these shares except to the extent of his proportionate pecuniary interest therein, which interest is a 1% general partnership interest. Also includes an additional 174,677 shares (the "Howe GRAT Shares") held of record by the Robert W. Howe 2001 Grantor Retained Annuity Trust, of which Mr. Howe is the Trustee.

(6) Includes 223,860 shares held by the Gallagher Family Limited Partnership. Mr. Gallagher disclaims beneficial ownership of these shares except to the extent of his proportionate pecuniary interest therein, which interest is a 1% general partnership interest. Also includes an additional 216,281 shares (the "Gallagher GRAT Shares") held of record by the William H. Gallagher 2001 Grantor Retained Annuity Trust, of which Mr. Gallagher is the Trustee.

(7) Includes 120,000 shares of common stock issuable upon exercise of presently exercisable stock options granted pursuant to the Company's Amended and Restated 1997 Incentive Stock Option Plan (the "1997 Plan").

(8) Includes 193,000 shares of common stock issuable upon exercise of presently exercisable stock options granted pursuant to the Company's Amended and Restated 1992 Incentive Stock Option Plan and 80,000 shares of common stock issuable upon exercise of presently exercisable stock options granted pursuant to the 1997 Plan. Also includes 100,000 shares held by the Peter and Andrea Cahill Family Limited Partnership. Mr. Cahill has shared voting and investment power with his spouse with respect to such shares. Mr. Cahill disclaims beneficial ownership of such shares except to the extent of his proportionate pecuniary interest therein, which interest is a 1% general partnership interest held by each of Mr. Cahill and his spouse.

(9) Includes 90,000 shares of common stock issuable upon exercise of presently exercisable stock options granted pursuant to the 1997 Plan.

(10) Includes 5,000 shares of common stock issuable upon exercise of presently exercisable stock options granted pursuant to the 1997 Plan.

(11) Does not include 20,000 shares held by Mary Elizabeth Kennedy and Jennifer C. Snyder, and their successors, as Trustees of the Lee M. Kennedy 1997 Irrevocable Trust f/b/o Eugene Kennedy dated November 6, 1997; 20,000 shares held by Mary Elizabeth Kennedy and Jennifer C. Snyder, and their successors, as Trustees of the Lee M. Kennedy 1997 Irrevocable Trust f/b/o Lee Michael Kennedy dated November 6, 1997; and 20,000 shares held by Mary Elizabeth Kennedy and Jennifer C. Snyder, and their successors, as Trustees of the Lee M. Kennedy 1997 Irrevocable Trust f/b/o Shaila Kennedy dated November 6, 1997.

(12) Includes 503,000 shares of common stock issuable upon exercise of presently exercisable stock options granted pursuant to the 1997 (see footnotes 7, 8, 9, 10, and 11) and an additional 75,000 shares of common stock issuable upon exercise of presently exercisable stock options issued to the remaining executive officers.

(13)   These beneficial owners may be deemed a "group," within the meaning of
       Section 13(d)(3) of the Exchange Act, with respect to the proposed transaction described herein. Except as expressly set forth herein or set forth in the Schedule 13D/A filed by Messrs. Howe, Gallagher and Kennedy on July 23, 2003 (SEC File No. 005-54161) and the Schedule 13D/A filed by GAP II, GAPCO and GAP LLC on July 22, 2003 (SEC File No. 005-54161), each such beneficial owner disclaims beneficial ownership of the shares of common stock beneficially owned by any other member of the group or any other person.

                 CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS

GENERAL


         We are not aware of any license or other regulatory permit that appears to be material to our business that might be adversely affected by the merger, or of any approval or other action by any domestic (federal or state) or foreign governmental, administrative or regulatory authority or agency that would be required prior to the merger. Should any such approval or other action be required, it is our present intention to seek such approval or action. We do not currently intend, however, to delay the merger pending the outcome of any such action or the receipt of any such approval. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial effort or that adverse consequences might not result to our business, or that certain parts of our businesses might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. See "The Merger Agreement and Other Material Agreements -- Conditions to Obligations of all Parties to the Merger Agreement" starting on page 54.


HART-SCOTT-RODINO

         The merger will not require a filing or approval under the Hart-Scott-Rodino Act.

LITIGATION

         On June 4, 2003, we and each of our directors were served with a complaint filed as a purported class action lawsuit in Massachusetts state court by one of our stockholders, purportedly on behalf of all of our other stockholders other than the defendants. The complaint alleges, among other things, that we and our directors have breached or may have breached fiduciary duties owed to our stockholders in connection with our May 5, 2003 announcement that we had received from certain of our directors, executive officers, stockholders and their affiliates a preliminary expression of interest to engage in a going private transaction. We believe that the action is without merit and intend to contest it vigorously. On July 25, 2003, a second, substantially similar complaint was filed in Massachusetts state court against us, each of our directors and Acquisition Company. This second complaint is brought by another of our stockholders, also purportedly on behalf of all of our other stockholders other than the defendants, and alleges similar breaches of fiduciary duty in connection with the proposed going private transaction. As with the first complaint, we believe that the second complaint is without merit and intend to contest it vigorously.

                              ACCOUNTING TREATMENT

         The merger will be accounted for under the purchase method of accounting in accordance with generally accepted accounting principles, whereby the value of the consideration paid in the merger will be allocated based upon the estimated fair values of the assets acquired and liabilities assumed at the effective date of the merger.

                    ESTIMATED FEES AND EXPENSES OF THE MERGER

         The following is an estimate of expenses incurred or to be incurred in connection with the merger.


Legal and accounting fees ...............................   $  465,000
Filing fees .............................................   $    2,600
Printing and mailing fees ...............................   $   15,000
Financial advisors fees .................................   $  425,000
Miscellaneous ...........................................   $   92,400
                                                            ----------
TOTAL:                                                      $1,000,000

                                MERGER FINANCING

The total amount of cash required to consummate the merger is estimated to be approximately $33.3 million, all of which will be paid by the surviving corporation from the cash that we currently have on hand. This includes approximately $693,000 to be paid to our option holders and approximately $1,000,000 for fees and expenses, including fees of Adams, Harkness & Hill, legal and accounting, printing and mailing costs, proxy solicitation fees and other expenses. If the merger is not consummated, all fees and expenses shall be paid by the party incurring such fees and expenses. In the event that the agreement is terminated as a result of the recommendation of another third party acquisition proposal by the independent committee, or, subject to certain conditions, the approval of a superior third party acquisition proposal by our board of directors, we will pay Acquisition Company a termination fee of $900,000.

      MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

         The following discussion summarizes the material U.S. federal income tax consequences of the merger. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, the regulations promulgated under the Code, Internal Revenue Service rulings and judicial and administrative rulings in effect as of the date of this proxy statement, all of which are subject to change, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth herein. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of common stock in light of the stockholder's particular circumstances, nor does it discuss the special considerations applicable to those holders of common stock subject to special rules, such as stockholders who are foreign persons, foreign corporations, foreign partnerships, foreign trusts or other foreign entities, stockholders who are subject to the alternative minimum tax, stockholders whose functional currency is not the U.S. dollar, stockholders who are treated as partnerships or other passthrough entities for U.S. federal income tax purposes, stockholders who are banks or other financial institutions, broker-dealers, tax-exempt organizations, insurance companies, dealers in securities, stockholders who acquired their common stock through the exercise of options or similar derivative securities or stockholders who hold their common stock as part of a hedging transaction, straddle, conversion transaction or other risk reduction transaction. Except as otherwise set forth herein, this discussion also does not address the U.S. federal income tax consequences to the Principals or to holders of options to acquire our common stock. This discussion assumes that holders of our common stock hold their shares as "capital assets" within the meaning of
Section 1221 of the Code. No party to the merger will seek an opinion of counsel or a ruling from the Internal Revenue Service with respect to the U.S. federal income tax consequences discussed herein and accordingly there can be no assurance that the Internal Revenue Service will agree with the positions described in this proxy statement.

         We intend this discussion to provide only a general summary of the material U.S. federal income tax consequences of the merger. We do not intend it to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger. We also do not address foreign, state, estate, gift or local tax consequences of the merger. Accordingly, we strongly urge you to consult your own tax advisor to determine the U.S. federal, state, estate, gift, local, foreign or other tax consequences resulting from the merger in light of your individual circumstances.

         The receipt of cash for shares of common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. A stockholder who receives cash in exchange for shares pursuant to the merger will generally recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder's adjusted tax basis in the shares exchanged in the merger, provided that the payment is treated as a distribution in redemption of the stockholder's shares pursuant to Section 302 of the Code. An exchange of shares pursuant to the merger generally will be treated as a redemption for purposes of Section 302 of the Code if the stockholder owns none of our shares after the merger, after giving effect to the constructive ownership rules of Section 318 of the Code.

         Capital gains recognized by non-corporate taxpayers from the sale of common stock held for more than one year will generally be subject to U.S. federal income tax at a rate not to exceed 15%. Capital gains recognized by non-corporate taxpayers from the sale of common stock held for one year or less will be subject to U.S.

federal income tax at ordinary income tax rates. Capital gains recognized by a corporate taxpayer will be subject to U.S. federal income tax at the tax rates applicable to corporations. In general, capital losses are deductible only against capital gains and are not available to offset ordinary income. However, individual taxpayers are allowed to offset a limited amount of net capital losses against ordinary income, and unused capital losses may be carried forward to subsequent tax years.

         If an exchange of shares pursuant to the merger does not qualify as a redemption for purposes of Section 302 of the Code, any cash received generally will result in taxable dividend income to the recipient for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits, with any excess treated as a tax-free return of capital to the extent of the recipient's adjusted tax basis in the shares exchanged in the merger and then as capital gain. Recent tax legislation provides that for taxable years beginning after December 31, 2002, certain dividend income received by U.S. individuals and certain other non-corporate taxpayers is taxed at the same rate as long-term capital gains. Certain conditions (including, among other things, a minimum holding period for the underlying stock) must be met in order for dividend income to be subject to long-term capital gain rates under these new provisions; otherwise dividend income received by non-corporate taxpayers generally is subject to U.S. federal income tax at ordinary income tax rates. Dividends received by corporate taxpayers will be subject to U.S. federal income tax at the tax rates applicable to corporations. If you are a U.S. corporation, you may be able to claim a deduction equal to a portion of any dividends received.

         The receipt by the Principals of cash for shares of common stock pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes. Depending upon the number of shares of common stock retained by each Principal, whether directly or indirectly through affiliates (including Parent LLC), following the merger, each Principal may recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and that Principal's adjusted tax basis in the shares exchanged in the merger. Otherwise, any cash received by each Principal in the merger generally will result in taxable dividend income for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits, with any excess treated as a tax-free return of capital to the extent of that Principal's adjusted tax basis in the shares exchanged in the merger and then as capital gain. As discussed above, any dividend income received by the Principals as a result of the merger may be taxed at the same rate as long-term capital gains, if certain conditions are met.

         A stockholder who dissents from the merger and receives cash in exchange for shares held by such dissenter generally will be subject to U.S. federal income tax in the same manner as if such dissenter had participated in the merger, except that a portion of any cash received by such dissenter may be recharacterized as interest income, which generally is subject to U.S. federal income tax at ordinary income tax rates.

         Certain non-corporate holders of shares of common stock may be subject to backup withholding at a rate of 28% on cash payments received pursuant to the merger unless the holders provide certain certifications required by the Internal Revenue Service. Backup withholding will not apply to a holder of shares of common stock who furnishes a taxpayer identification number, or TIN, and certifies that he or she is not subject to backup withholding on the substitute Form W-9 included in the transmittal letter or who provides a certificate of foreign status on Form W-8, or who is otherwise exempt from backup withholding.

         THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS INTENDED ONLY AS A GENERAL SUMMARY AND IS NOT NECESSARILY APPLICABLE TO YOUR PARTICULAR CIRCUMSTANCES. YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL, ESTATE, GIFT AND FOREIGN TAX CONSEQUENCES TO YOU OF THE MERGER, INCLUDING THE CONSEQUENCES OF ANY CHANGE OR PROPOSED CHANGE IN ANY APPLICABLE LAWS.

                              STOCKHOLDER PROPOSALS

         If the merger is consummated, we will be a privately-held corporation and you will no longer be able to participate in any future meetings of our stockholders. However, if the merger is not consummated, our public stockholders will continue to be entitled to attend and participate in our stockholders' meetings.

         Proposals of stockholders intended to be presented at the Annual Meeting of Stockholders for the fiscal year ended March 31, 2004, in the event that the merger is not consummated, must be received no later than the close of business on February 27, 2004 at our principal executive offices in order to be included in our proxy statement for such meeting. In order to curtail controversy as to the date on which a proposal was received by us, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt Requested to Atlantic Data Services, Inc., One Batterymarch Park, Quincy, Massachusetts 02169, Attention: Clerk.

         Under our by-laws, stockholders who wish to make a proposal at the Annual Meeting of Stockholders for the fiscal year ended March 31, 2004, other than ones that will be included in our proxy materials, in the event that the merger is not consummated, must notify us no earlier than the close of business on April 26, 2004 and no later than May 26, 2004. If a stockholder who wishes to present a proposal fails to notify us by April 28, 2004, the stockholder would not be entitled to present the proposal at the meeting. If, however, notwithstanding the requirements of our by-laws, the proposal is brought before the annual meeting of stockholders, then under the proxy rules of the Securities and Exchange Commission, the proxies solicited by management with respect to the next annual meeting of stockholders will confer discretionary voting authority with respect to the stockholder's proposal on the persons selected by management to vote the proxies. If a stockholder makes a timely notification, the persons appointed as proxies may still exercise discretionary voting authority under circumstances consistent with the Securities and Exchange Commission's proxy rules.

                       WHERE YOU CAN FIND MORE INFORMATION

         The Securities and Exchange Commission allows us to "incorporate by reference" information into this proxy statement, which means that we can disclose important information by referring you to another document filed separately with the Securities and Exchange Commission. The following documents previously filed by us with the Securities and Exchange Commission are incorporated by reference in this proxy statement and are deemed to be a part hereof:

         - Our Annual Report on Form 10-K for the fiscal year ended March 31, 2003; and

         -        Our Quarterly Report on Form 10-Q for the period ended June
                  30, 2003.

         Our Annual Report on Form 10-K for the fiscal year ended March 31, 2003 and our Quarterly Report on Form 10-Q for the period ended June 30, 2003 are enclosed with this proxy statement. See Annex C and Annex D hereto. Any statement contained in a document incorporated by reference in this proxy statement shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this proxy statement modifies or replaces the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this proxy statement.


         We undertake to provide by first class mail, without charge and within one business day of receipt of any written or oral request, to any person to whom a copy of this proxy statement has been delivered, a copy of any or all of the documents referred to above which have been incorporated by reference in this proxy statement, other than exhibits to the documents, unless the exhibits are specifically incorporated by reference therein. Requests for copies should be directed to the office of our Chief Financial Officer, Paul K. McGrath, c/o Atlantic Data Services, Inc., One Batterymarch Park, Quincy, MA 02169; (617) 770-3333.

                              AVAILABLE INFORMATION

         We are subject to the informational filing requirements of the Exchange Act and, in accordance therewith, are required to file periodic reports, proxy statements and other information with the Securities and Exchange Commission relating to our business, financial condition and other matters. Information as of particular dates concerning our directors and officers, their remuneration, stock options granted to them, the principal holders of our securities and any material interest of such persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Copies of such materials may also be obtained by mail, upon payment of the Commission's customary fees, by writing to its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. These materials filed by us with the Commission are also available free of charge at the website of the Commission at www.sec.gov.

         Because the merger is a "going private" transaction, our company, Parent LLC, Acquisition Company and the Principals have filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 under the Exchange Act with respect to the merger. This proxy statement does not contain all of the information set forth in the Schedule 13E-3 and the exhibits thereto. Copies of the Schedule 13E-3 and the exhibits thereto are available for inspection and copying at our principal executive offices during regular business hours by any of our stockholders, or a representative who has been so designated in writing, and may be inspected and copied, or obtained by mail, by written request directed to the office of our Chief Financial Officer, Paul K. McGrath, c/o Atlantic Data Services, Inc., One Batterymarch Park, Quincy, MA 02169, (617) 770-3333, or from the Commission as described above.

         Our common stock is listed on the Nasdaq National Market (ticker symbol: ADSC), and materials may also be inspected at:

         The National Association of Securities Dealers, Inc.
         1735 K Street, N.W.
         Washington, D.C. 20006

         Upon consummation of the merger, the surviving corporation will seek to cause the shares to be delisted from trading on the Nasdaq National Market and to terminate the registration of our common stock under the Exchange Act, which will relieve us of any obligation to file reports and forms, such as an Annual Report on Form 10-K, with the Commission under the Exchange Act.

         A copy of the written opinion of Adams, Harkness & Hill, the financial advisor to the independent committee and the board, is attached as Annex B to this proxy statement. The opinion is also available for inspection and copying during regular business hours at our principal executive offices by any interested stockholder of ours or the representative of any stockholder who has been so designated in writing.

         You should rely only on the information contained in this proxy statement to vote on the merger agreement and the merger. We have not authorized anyone to provide you with information that is different from what is contained in this document. This proxy statement is dated [_______ __], 2003. You should not assume that the information in it is accurate as of any date other than that date, and its mailing to stockholders shall not create any implication to the contrary.

                                 OTHER BUSINESS

         We know of no other business to be acted upon at the special meeting. However, if any other business properly comes before the special meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment. The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the special meeting, please sign the proxy and return it in the enclosed envelope.

                           ANNEX A -- MERGER AGREEMENT

                                                                         Annex A



















                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                           ADS ACQUISITION COMPANY LLC

                           ADS PARENT ACQUISITION LLC

                                       AND

                          ATLANTIC DATA SERVICES, INC.

                                  JULY 21, 2003

                                TABLE OF CONTENTS

                                                                            Page

ARTICLE I  THE MERGER........................................................  1
   SECTION 1.1  The Merger...................................................  2
   SECTION 1.2  Effects of the Merger........................................  2
   SECTION 1.3  Articles of Organization; By-Laws............................  2
   SECTION 1.4  Directors and Officers.......................................  2
   SECTION 1.5  Name, Purpose and Capitalization of Surviving
                Corporation..................................................  2
   SECTION 1.6  Closing......................................................  3

ARTICLE II  EFFECTS OF THE MERGER ON THE CAPITAL STOCK OF THE COMPANY
AND ACQUISITION LLC; EXCHANGE OF SHARES......................................  3
   SECTION 2.1  Effect on Capital Stock......................................  3
   SECTION 2.2  Payment for Shares...........................................  4
   SECTION 2.3  Stock Transfer Books.........................................  6
   SECTION 2.4  Stock Options................................................  6
   SECTION 2.5  Dissenting Shares............................................  7

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE COMPANY...................  8
   SECTION 3.1  Organization; Subsidiaries...................................  8
   SECTION 3.2  Company Capitalization.......................................  9
   SECTION 3.3  Obligations With Respect to Capital Stock....................  9
   SECTION 3.4  Authority; Non-Contravention................................. 10
   SECTION 3.5  SEC Filings; Company Financial Statements.................... 12
   SECTION 3.6  Brokers' and Finders' Fees................................... 12
   SECTION 3.7  Disclosure................................................... 13
   SECTION 3.8  Fairness Opinion............................................. 13
   SECTION 3.9  Board Recommendation......................................... 13

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF ACQUISITION LLC................ 14
   SECTION 4.1  Organization, Standing and Power............................. 14
   SECTION 4.2  Authority; Non-Contravention................................. 14
   SECTION 4.3  Disclosure................................................... 15
   SECTION 4.4  Brokers' and Finders' Fees................................... 16

ARTICLE V  CONDUCT PRIOR TO THE EFFECTIVE TIME............................... 16
   SECTION 5.1  Conduct of Business by the Company........................... 16

ARTICLE VI  ADDITIONAL AGREEMENTS............................................ 17
   SECTION 6.1  Proxy Statement; Stockholder Approval 17
   SECTION 6.2  No Solicitation.............................................. 19
   SECTION 6.3  Access to Information........................................ 21
   SECTION 6.4  Public Disclosure............................................ 22
   SECTION 6.5  Reasonable Efforts; Notification............................. 22
   SECTION 6.6  Indemnification.............................................. 23
   SECTION 6.7  Takeover Statutes; Rights Plan............................... 24
   SECTION 6.8  Termination of Plans......................................... 24
   SECTION 6.9  Transfer Tax................................................. 24

ARTICLE VII  CONDITIONS TO THE MERGER........................................ 25
   SECTION 7.1  Conditions to Obligations of Each Party to Effect
                the Merger................................................... 25
   SECTION 7.2  Conditions to Obligations of the Company to Effect
                the Merger................................................... 25

   SECTION 7.3  Conditions to Obligations of Acquisition LLC to
                Effect the Merger............................................ 26

ARTICLE VIII  TERMINATION.................................................... 27
   SECTION 8.1  Termination.................................................. 27
   SECTION 8.2  Effect of Termination........................................ 29
   SECTION 8.3  Fees and Expenses............................................ 29
   SECTION 8.4  Termination Fee.............................................. 29

ARTICLE IX  GENERAL PROVISIONS............................................... 29
   SECTION 9.1. Effectiveness of Representations, Warranties
                and Agreements............................................... 29
   SECTION 9.2. Notices...................................................... 30
   SECTION 9.3. Amendment.................................................... 31
   SECTION 9.4. aiver........................................................ 31
   SECTION 9.5  Interpretation; Certain Defined Terms........................ 32
   SECTION 9.6  Counterparts................................................. 33
   SECTION 9.7  Entire Agreement; Third Party Beneficiaries.................. 33
   SECTION 9.8  Severability................................................. 33
   SECTION 9.9  Other Remedies; Specific Performance......................... 33
   SECTION 9.10 Governing Law................................................ 33
   SECTION 9.11 Rules of Construction........................................ 33
   SECTION 9.12 Assignment................................................... 34


Schedule A: Principal Shares
Exhibit A: Voting Agreement
Exhibit 1.1: Merger Documents
Exhibit 1.3(a): Amended Articles of Organization
Exhibit 1.3(b): Amended By-Laws
Exhibit 7.3(e): Material Licenses, Permits, Etc.

                          AGREEMENT AND PLAN OF MERGER

         This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of July 21, 2003, by and among ADS Parent Acquisition LLC, a Massachusetts limited liability company ("Parent LLC"), ADS Acquisition Company LLC, a Massachusetts limited liability company ("Acquisition LLC"), and Atlantic Data Services, Inc., a Massachusetts corporation (the "Company").

         WHEREAS, the Board of Directors of the Company, acting upon the recommendation of the Independent Committee thereof (the "Independent Committee"), and the Board of Managers of Acquisition LLC have determined that, upon the terms and subject to the conditions set forth herein, a merger (the "Merger") of Acquisition LLC with and into the Company is advisable and in the best interests of the shareholders of the Company and the members of Acquisition LLC, respectively, and accordingly have agreed to effect the Merger;

         WHEREAS, Acquisition LLC is a newly formed limited liability company which, in turn, is a wholly-owned subsidiary of Parent LLC, both of which have been organized at the direction of Robert W. Howe, William H. Gallagher, Lee M. Kennedy and General Atlantic Partners II, L.P. and GAP Coinvestment Partners, L.P. (the "Principals");

         WHEREAS, as of the date of this Agreement, the Principals collectively beneficially own approximately 65% of the outstanding capital stock of the Company;

         WHEREAS, as of the date of this Agreement, the Principals and the Company are entering into a voting agreement in substantially the form attached hereto as Exhibit A; and

         WHEREAS, the Company, Parent LLC and Acquisition LLC desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

         NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements set forth herein, the parties hereto hereby agree as follows:


                                    ARTICLE I

                                   THE MERGER

         SECTION 1.1 The Merger. Upon and subject to the terms and conditions of this Agreement, and in accordance with the Massachusetts Business Corporation Law, Chapter 156B of the Massachusetts General Laws (the "MBCL") and the Massachusetts Limited Liability Company Act, Chapter 156C of the Massachusetts General Laws (the "LLC Act"), at the Effective Time (as hereinafter defined) Acquisition LLC will be merged with and into the Company (the "Merger"), the separate corporate existence of Acquisition LLC shall cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation"). Articles of Merger and any other appropriate documents prepared and executed in accordance with Section 83A of the MBCL and Section 59 of the LLC Act and otherwise as required by applicable law (collectively, the "Merger Documents"), substantially in the form attached as

                      Agreement and Plan of Merger - Page 2

EXHIBIT 1.1, will be duly prepared, executed and acknowledged by Company and Acquisition LLC and thereafter delivered to the Secretary of State of The Commonwealth of Massachusetts for filing in accordance with the MBCL and the LLC Act contemporaneously with the Closing (as defined below). The Merger will become effective at such time as the Merger Documents have been filed with the Secretary of State of The Commonwealth of Massachusetts, or at such other time specified in the Articles of Merger as Acquisition LLC and the Company shall agree (the time such Merger becomes effective being referred to herein as the "Effective Time").

         SECTION 1.2 Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the MBCL and the LLC Act. Without limiting the generality of the foregoing, at the Effective Time, the Surviving Corporation shall possess all the property, rights, privileges, powers, immunities and franchises of the Company, and shall be subject to all debts, liabilities and duties of the Company.

         SECTION 1.3  Articles of Organization; By-Laws.

         (a) At the Effective Time, the Articles of Organization of the Company shall be amended in the form set forth in Exhibit 1.3(a), and such Articles of Organization, as so amended (the "Amended Articles of Organization"), shall be the Articles of Organization of the Surviving Corporation until thereafter amended as provided therein or in accordance with applicable law.

         (b) At the Effective Time, the By-Laws of the Company shall be amended in the form set forth in Exhibit 1.3(b), and such By-Laws, as so amended (the "Amended By-Laws"), shall be the By-Laws of the Surviving Corporation until thereafter amended as provided therein or in accordance with applicable law.

         SECTION 1.4 Directors and Officers. Subject to the provisions of
Section 7.3(g) below, the directors of the Company immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation following the Merger, each to hold office in accordance with the Amended Articles of Organization and the Amended By-Laws following the Merger, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation following the Merger, in each case until their respective successors are duly elected or appointed (as the case may be) and qualified.

         SECTION 1.5 Name, Purpose and Capitalization of Surviving Corporation.
(a) The name of the Surviving Corporation, as set forth in the Amended Articles of Organization, shall be "Atlantic Data Services, Inc."

         (b) The purpose of the Surviving Corporation shall be as set forth in Article II of the Amended Articles of Organization.

         (c) As set forth in the Amended Articles of Organization, the Surviving Corporation shall be authorized to issue 2,000,000 shares of special common stock, $.001 par value per share. A description of the preferences, voting powers, qualifications, and special or relative rights or privileges of each class of the Surviving Corporation's capital stock is set forth in the Amended Articles of Organization.

                      Agreement and Plan of Merger - Page 3

         SECTION 1.6 Closing. The closing of the Merger will take place as soon as practicable (but no more than two business days) after satisfaction or waiver (to the extent permitted by this Agreement and applicable law) of the conditions set forth in Article VII of this Agreement (the "Closing Date"), at the offices of Testa, Hurwitz & Thibeault, LLP, 125 High Street, High Street Tower, Boston, Massachusetts, unless another date, time or place is agreed to in writing by the parties hereto.

                                   ARTICLE II

                   EFFECTS OF THE MERGER ON THE CAPITAL STOCK
             OF THE COMPANY AND ACQUISITION LLC; EXCHANGE OF SHARES

         SECTION 2.1 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the Company, Acquisition LLC or any security holder of the Company, including any holder of shares of common stock, $.01 par value per share, of the Company ("Common Stock"):

         (a) Common Stock. Each share of the Company's Common Stock issued and outstanding immediately prior to the Effective Time, other than (i) shares of Common Stock held by the Principals or the Parent LLC as contemplated by
Section 2.1(b), (ii) any shares of Common Stock to be canceled pursuant to
Section 2.1(c) and (iii) the Dissenting Shares (as defined in Section 2.5 below) (the "Publicly-Held Shares"), shall be canceled and extinguished and automatically converted into the right to receive $3.25 in cash, subject to equitable adjustment for any stock split, stock dividend, consolidation or similar event affecting the Common Stock that may occur prior to the Effective Time (the "Per Share Merger Consideration"). The aggregate cash payable upon the conversion of the Publicly-Held Shares pursuant to this Section 2.1(a) is referred to as the "Merger Consideration." As of the Effective Time, all such Publicly-Held Shares shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Publicly-Held Shares shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration for each such share upon surrender of such certificate in accordance with
Section 2.2, without interest.

         (b) Principal Shares. The shares of Common Stock which are issued and outstanding immediately prior to the Effective Time and listed opposite the respective names on Schedule A hereto under the column entitled "Principal Shares" (the "Principal Shares") shall not be canceled or extinguished, shall not be converted into the right to receive any portion of the Merger Consideration and shall remain issued and outstanding shares of the Surviving Corporation following the Effective Time, subject to any reclassifications or adjustments with respect thereto pursuant to the Amended Articles of Organization. The Principals may, at any time prior to the Effective Time, contribute all or a part of the Principal Shares held by them to the Parent LLC.

         (c) Cancellation of Company-Owned Stock. Each share of Common Stock held by the Company (or any of its subsidiaries) immediately prior to the Effective Time, if any, shall be

                      Agreement and Plan of Merger - Page 4


canceled and extinguished and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

         (d) Options; Warrants. All options and warrants to purchase Common Stock outstanding immediately prior to the Effective Time, whether (i) under the Company's 1992 Incentive Stock Option Plan and Amended and Restated 1997 Stock Plan (collectively, the "Company Stock Option Plans") or option agreements, (ii) pursuant to outstanding warrants or (iii) otherwise, shall be treated in accordance with Section 2.4 of this Agreement.

         (e) Interests of Acquisition LLC. Each issued and outstanding equity interest in Acquisition LLC immediately prior to the Effective Time shall be automatically canceled and extinguished and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

         SECTION 2.2  Payment for Shares.

         (a) Paying Agent. Prior to the Effective Time, Acquisition LLC shall select a United States bank or trust company reasonably acceptable to the Company to act as paying agent (the "Paying Agent") for the payment of the Merger Consideration upon surrender of certificates representing the Publicly-Held Shares. The Surviving Corporation shall take all steps necessary immediately following the Effective Time to deposit with the Paying Agent in a separate fund established for the benefit of the holders of the Publicly-Held Shares immediately available funds in an amount necessary to pay for the Publicly-Held Shares which are being converted into the right to receive the Merger Consideration in accordance with Section 2.1 (the "Payment Fund"). If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of Publicly-Held Shares shall be entitled under Section 2.1, the Surviving Corporation shall promptly deposit in trust additional immediately available funds with the Paying Agent sufficient to make all required payments of the Merger Consideration, and the Surviving Corporation shall in any event be liable for payment thereof. The Payment Fund shall not be used for any purpose except as expressly provided in this Agreement

         (b) Payment Procedures. As soon as reasonably practicable after the Effective Time (but, in any event, within five (5) business days thereafter), the Surviving Corporation shall instruct the Paying Agent to mail to each holder of record of a certificate or certificates (the "Certificates") which, immediately prior to the Effective Time, evidenced outstanding shares of Common Stock (other than the Principal Shares or the Dissenting Shares) (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates representing Publicly-Held Shares shall pass, only upon proper delivery of the Certificates to the Paying Agent, and shall be in such form and have such other provisions as the Surviving Corporation reasonably may specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other customary documents as may be required by the Paying Agent, the holder of such Certificate shall be paid in cash an amount equal to the product of (x) the number of shares of Common Stock represented by such Certificate and (y) the Per Share Merger Consideration, subject to any required withholding in accordance with Section 2.2(f), and the

                      Agreement and Plan of Merger - Page 5

Certificate so surrendered shall forthwith be canceled. The Surviving Corporation shall instruct the Paying Agent to make the payment of the Merger Consideration within five (5) business days of the receipt of a Certificate. Absolutely no interest shall be paid or accrued on the portion of the Merger Consideration payable upon the surrender of any Certificate. If payment is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be promptly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment of any portion of the Merger Consideration to a person other than the registered holder of the surrendered Certificate or shall have established to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.2(b), each Certificate representing Publicly-Held Shares shall be deemed at any time after the Effective Time to represent for all purposes only the right to receive the Per Share Merger Consideration as contemplated in Section 2.1.

         (c) Investment of Payment Fund; Interest. The Paying Agent shall invest any cash included in the Payment Fund, as directed by the Surviving Corporation, on a daily basis. Any interest and other income resulting from such investments shall inure to the benefit of and be paid to the Surviving Corporation.

         (d) Termination of Payment Fund. Any portion of the Payment Fund which remains undistributed to holders of Common Stock after 180 days from the Effective Time shall be delivered to the Surviving Corporation upon demand, and any holders of Common Stock who have not theretofore complied with this Article II and the instructions set forth in the letter of transmittal mailed to such holder after the Effective Time shall thereafter look only to the Surviving Corporation for payment of the portion of the Merger Consideration to which they are entitled.

         (e)      No Liability. None of the Company, the Surviving Corporation

or the Paying Agent shall be liable to any holder of shares of Common Stock for any cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate has not been surrendered prior to five (5) years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any cash in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

         (f) Withholding Rights. The Surviving Corporation or the Paying Agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Common Stock such amounts as the Surviving Corporation or the Paying Agent, as the case may be, is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or the Paying Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the

                      Agreement and Plan of Merger - Page 6


holder of the shares of Common Stock in respect of which such deduction and withholding was made.

         (g) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration into which the shares of Common Stock represented by such Certificates were converted; provided, however, that the Company or the Surviving Corporation, as the case may be, may, in its discretion and as a condition precedent to the issuance of any such Merger Consideration, require the holder of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Company, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

         (h) Expenses. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange for cash of shares of Common Stock under this Agreement.

         SECTION 2.3 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Common Stock that were outstanding immediately prior to the Effective Time thereafter on the records of the Company. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II. All cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares theretofore represented by such Certificates.

         SECTION 2.4 Stock Options; Warrants. (a) At the Effective Time (but subject to the next sentence), each holder of a then outstanding Company Option (as defined in Section 3.2), shall, in settlement thereof, receive from the Surviving Corporation for each share subject to such Company Option which is vested and exercisable as of the Effective Time an amount (subject to applicable withholding taxes) in cash equal to the difference between the Per Share Merger Consideration and the per share exercise price of such Company Option, to the extent such difference is a positive number (such amount being hereinafter referred to as, the "Option Consideration"); provided, however, that with respect to any person subject to Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), any such amount shall be paid as soon as practicable after the first date payment can be made without liability to such person under Section 16(b) of the Exchange Act. Company Options that are entitled to receive Option Consideration shall be terminated and canceled upon receipt of the Option Consideration. The surrender of a Company Option to the Surviving Corporation in exchange for the Option Consideration shall be deemed a release of any and all rights the holder had or may have had in respect of such Company Option. All Company Options outstanding immediately prior to the Effective Time which are not vested and exercisable, or which are vested and exercisable but where the difference between the Per Share Merger Consideration and the per share exercise price of such Company Options is not a positive number at the Effective Time, shall be terminated and canceled and shall no longer represent the right to acquire Common Stock or

                      Agreement and Plan of Merger - Page 7


other capital stock of the Surviving Corporation as of the Effective Time. Prior to the Effective Time, the Company shall use its reasonable best efforts to obtain all necessary consents or releases from holders of Company Options under the Company Stock Option Plans and use its reasonable best efforts to take all such other lawful action as may be necessary to give effect to the transactions contemplated by this Section 2.4. The Company shall use its reasonable best efforts to ensure that (i) all Company Stock Option Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any subsidiary thereof shall be canceled as of the Effective Time, and (ii) following the Effective Time no participant in any Company Stock Option Plan or any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any subsidiary thereof shall have the right thereunder to acquire equity securities of the Company, the Surviving Corporation or any subsidiary thereof.

         (b) At the Effective Time, each holder of a then outstanding Company Warrant (as defined in Section 3.2), shall have the right to receive, in lieu of the Common Stock for which such Warrant by its terms is exercisable immediately before the Merger (the "Warrant Shares"), on the same terms and conditions (including exercise price) as contained in such Company Warrant, an amount in cash equal to the difference between the Per Share Merger Consideration and the exercise price of such Company Warrant, to the extent such difference is a positive number, multiplied by the number of Warrant Shares such Company Warrant would have been exercisable for immediately prior to the Effective Time (the aggregate amount payable to all holders of Company Warrants under this Section 2.4(b) being referred to herein as the "Warrant Consideration"). Upon receipt of the Warrant Consideration, the Company Warrants shall be canceled; provided, that each holder of a Company Warrant shall not be entitled to any Warrant Consideration unless and until such holder shall have signed an agreement reasonably acceptable to the Surviving Corporation agreeing to such termination. The surrender of a Company Warrant to the Surviving Corporation in exchange for the Warrant Consideration shall be deemed a release of any and all rights the holder had or may have had in respect of such Company Warrant. The Company shall use its reasonable best efforts to ensure that following the Effective Time no holder of a Company Warrant shall have any right thereunder to acquire securities of the Company, the Surviving Corporation or any subsidiary thereof.

         SECTION 2.5 Dissenting Shares. Notwithstanding any other provisions of this Agreement to the contrary, shares of Common Stock that are outstanding immediately prior to the Effective Time which are held by any stockholder who shall have not voted in favor of the Merger or consented thereto in writing shall not be converted into or represent the right to receive the Merger Consideration; provided, that any such stockholder shall have demanded appraisal for such shares (collectively, the "Dissenting Shares") in writing to the Company by following the procedures set forth in Sections 85 through 98 of the MBCL (the "Statutory Appraisal Provisions"). Although the Statutory Appraisal Provisions do not apply to a merger between a Massachusetts corporation and a Massachusetts limited liability company as a technical matter, the parties intend to confer upon the holders of Dissenting Shares the rights and remedies under the Statutory Appraisal Provisions on the same basis as if the Merger were between two Massachusetts corporations. Accordingly, the Statutory Appraisal Provisions are hereby incorporated by this reference and the provisions of this
Section 2.5 are irrevocable and

                      Agreement and Plan of Merger - Page 8

not subject to termination, modification or amendment. Such stockholders instead shall be entitled to receive payment of the appraised value of such shares of Common Stock held by them in accordance with the procedures set forth in the Statutory Appraisal Provisions, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Common Stock in accordance with the procedures set forth in the Statutory Appraisal Provisions shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Per Share Merger Consideration upon surrender in the manner provided in Section 2.2 of the Certificate or Certificates that, immediately prior to the Effective Time, evidenced such shares of Common Stock. The Company shall give Acquisition LLC (i) prompt notice of any demands for appraisal of shares of Common Stock received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Acquisition LLC, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.


                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Acquisition LLC that, except as set forth in the reports, schedules, forms, statements and other documents filed by the Company with the Securities and Exchange Commission ("SEC") and publicly available prior to the date of this Agreement (the "Filed Company SEC Documents") or in the written disclosure schedule delivered by the Company to Acquisition LLC (the "Company Disclosure Schedule"):

         SECTION 3.1  Organization; Subsidiaries.

         (a) The Company and each of its subsidiaries identified in Section 3.1(a) of the Company Disclosure Schedule is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted. The Company and each of its subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction (domestic or foreign) in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not have a Material Adverse Effect (as defined in Section 9.5) on the Company. Section 3.1(a) of the Company Disclosure Schedule indicates the jurisdiction of organization of each subsidiary of the Company and the Company's direct or indirect equity interest therein. True and correct copies of the Articles of Organization and By-Laws of the Company and copies of similar governing instruments of each of its subsidiaries (collectively, the "Company Charter Documents") have been delivered to Acquisition LLC and each such instrument is in full force and effect.

         (b) Except as set forth on Section 3.1(a) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries owns any capital stock of, or any equity interest of any

                      Agreement and Plan of Merger - Page 9

nature in, any other corporation, partnership, joint venture arrangement or other business entity, except for passive investments in equity interests of public companies as part of the cash management program of the Company.

         SECTION 3.2  Company Capitalization.

         (a)      The authorized capital stock of the Company consists solely of
(i) 60,000,000 shares of Common Stock, par value $0.01 per share, of which there are 13,136,124 shares issued and outstanding as of the date hereof and (ii) 1,000,000 shares of Preferred Stock, par value $0.01 per share, none of which are issued and outstanding as of the date hereof.

         (b) As of the date hereof, 1,548,250 shares of Common Stock are subject to issuance pursuant to outstanding options to purchase Common Stock under the Company Stock Option Plans (collectively, the "Company Options").
Section 3.2(b) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the name of the optionee; (ii) the number of shares of Common Stock subject to such Company Option; (iii) the exercise price of such Company Option; (iv) the date on which such Company Option was granted; (v) the date on which installments of such Company Option become exercisable; and (vi) the date on which such Company Option expires. As of the date hereof, 300,000 shares of Common Stock are subject to issuance pursuant to outstanding warrants to purchase Common Stock (the "Company Warrants"). Section 3.2(b) of the Company Disclosure Schedule sets forth the following information with respect to each Company Warrant outstanding as of the date of this Agreement: (v) the name of the warrant holder; (w) the number of shares of Common Stock subject to such Company Warrant; (x) the purchase price of such shares of Common Stock subject to such Company Warrant; (y) the date on which such Company Warrant was granted or assumed; and (z) the date on which such Company Warrant expires.

         (c) All outstanding shares of Common Stock are, and all shares of Common Stock which may be issued pursuant to the exercise of the Company Options or purchased pursuant to the Company Warrants will be, when issued, duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Articles of Organization or By-Laws of the Company or any agreement or document to which the Company is a party or by which it is bound. There are no outstanding bonds, debentures, notes or other indebtedness or debt securities of the Company which require consent for the Company to perform its obligations under any actions contemplated by this Agreement or which have the right to vote (or are convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

         SECTION 3.3  Obligations With Respect to Capital Stock.

         (a) Except as set forth in Section 3.2 hereof, there are no equity securities, partnership interests or similar ownership interests of any class of Company equity security, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding, in any such case issued

                     Agreement and Plan of Merger - Page 10


by the Company. The Company owns all of the securities of its subsidiaries identified in Section 3.1 of the Company Disclosure Schedule, free and clear of all Encumbrances (as defined below) except for Permitted Encumbrances (as defined below), and there are no other equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of the Company, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding, in any such case issued by any such subsidiary. For purposes of this Agreement, "Encumbrances" means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security (except under Federal and state securities laws) or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset). For purposes of this Agreement, "Permitted Encumbrances" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced and as to which the Company is not otherwise subject to civil or criminal liability due to its existence: (a) liens for taxes, assessments and governmental charges or levies not yet due and payable; (b) Encumbrances imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than thirty (30) days and (ii) are not in excess of $5,000 in the case of a single property or $10,000 in the aggregate at any time; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; and (d) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property that (i) were not incurred in connection with any Indebtedness, (ii) do not render title to the property encumbered thereby unmarketable and (iii) do not, individually or in the aggregate, materially adversely affect the value of or the use of such property for its current and anticipated purposes.

         (b) Except pursuant to the Company Options and the Company Warrants there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company or any of its subsidiaries is a party or by which it is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

         SECTION 3.4  Authority; Non-Contravention.

         (a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject, with respect to the consummation of the Merger, to the Company Stockholder Approval (as defined below), to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the

                     Agreement and Plan of Merger - Page 11


transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject, with respect to the consummation of the Merger, only to the approval and adoption of this Agreement and the approval of the Merger by Company's stockholders (the "Company Stockholder Approval") pursuant to the MBCL and the filing of the Articles of Merger pursuant to the MBCL and the LLC Act. The affirmative vote of the holders of a majority of the outstanding shares of the Common Stock is sufficient for the Company's stockholders to approve and adopt this Agreement and approve the Merger, and no other approval of any holder of any securities of the Company is required in connection with the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery by the other parties thereto, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity.

         (b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate any Company Charter Documents, (ii) subject to obtaining the Company Stockholder Approval and compliance with the requirements set forth in Section 3.4(c), conflict with or violate any law, rule, regulation, order, judgment, injunction or decree applicable to the Company or any of its subsidiaries or by which the Company or any of its subsidiaries or any of their respective properties is bound or affected, or (iii) except as set forth in
Section 3.4(b) of the Company Disclosure Schedule, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, concession or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective assets are bound or affected, except, in the case of clauses (ii) and (iii), for such conflicts, violations, breaches, defaults, impairments, alterations, terminations, amendments, accelerations, cancellations or Encumbrances or rights which would not have a Material Adverse Effect on the Company.

         (c) No action by or in respect of, or filing with any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic ("Governmental Entity") or other person, is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for (i) the filing of the Articles of Merger with the Secretary of State of The Commonwealth of Massachusetts and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act, and any other applicable securities laws, whether state or foreign and (iii) such other consents, authorizations, filings, approvals and registrations which if not obtained would not have a Material Adverse Effect on the Company or have a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement.

                     Agreement and Plan of Merger - Page 12


         SECTION 3.5  SEC Filings; Company Financial Statements.

         (a) The Company has filed all forms, reports and documents required to be filed by the Company with the SEC since May 21, 1998 under
Section 13(a) or Section 15(d) of the Exchange Act. All such required forms, reports and documents (including those that the Company may file subsequent to the date hereof) are referred to herein as the "Company SEC Reports." As of their respective dates, the Company SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Exchange Act, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed Company SEC Report. None of the Company's subsidiaries is required to file any forms, reports or other documents under
Section 13(a) or Section 15(d) of the Exchange Act.

         (b) (i) Each of the consolidated financial statements of the Company (including, in each case, any related notes thereto) contained in the Company SEC Reports (the "Company Financials"), (i) comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto as in effect on the date of filing such SEC Reports, (ii) were prepared in accordance with United States generally accepted accounting principles ("GAAP") as in effect on the date of filing such SEC Reports applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC under Forms 10-Q, 8-K or any successor forms under the Exchange Act) and (iii) fairly presented, in all material respects, the consolidated financial position of Company and its subsidiaries as at the respective dates thereof and the consolidated results of Company's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments.

         (ii) The consolidated balance sheet of the Company contained in the Company SEC Reports as of March 31, 2003 is hereinafter referred to as the "Company Balance Sheet." Except as disclosed in the Company Financials or in the Company SEC Reports filed, in each case, prior to the date hereof, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) which would have a Material Adverse Effect on the Company except (i) for liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice, (ii) liabilities incurred in connection with this Agreement and
(iii) liabilities, commitments and contingencies not required to be included therein under GAAP or that are reflected on the Company Disclosure Schedule.

         SECTION 3.6 Brokers' and Finders' Fees. Based upon arrangements made by or on behalf of the Company by the Independent Committee, neither the Company nor any of its subsidiaries has entered into any contract, arrangement or understanding with any person which

                     Agreement and Plan of Merger - Page 13



may result in the obligation of the Company, any of its subsidiaries, Acquisition LLC or the Surviving Corporation to pay any finder's fee, brokerage or agent's commissions or other like payments in connection with this Agreement or the consummation of the transactions contemplated hereby, except that the Independent Committee has retained Adams, Harkness & Hill ("AH&H") as its financial advisor pursuant to an engagement letter dated May 28, 2003, a copy of which has been provided to Acquisition LLC.

         SECTION 3.7 Disclosure. The proxy statement or information statement relating to the Company Stockholders' Meeting (such proxy statement or information statement as amended or supplemented from time to time being hereinafter referred to as the "Proxy Statement") will not, at the respective times filed with the SEC, stock exchange or any other regulatory agency, on the date mailed to the holders of Common Stock and at the time of the Company Stockholders' Meeting (as defined in Section 6.1) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company or its subsidiaries or representatives for inclusion or incorporation by reference in the Statement on Schedule 13E-3 to be filed with the SEC by Acquisition LLC and the Company concurrently with the filing of the Proxy Statement (such Statement, as amended or supplemented, is herein referred to as the "Schedule 13E-3") will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event relating to the Company or any of its subsidiaries, affiliates, officers or directors should be discovered by the Company which is required to be set forth in a supplement to the Proxy Statement or an amendment or supplement to or the Schedule 13E-3, the Company shall promptly file and disseminate, as required, an amendment or supplement which complies in all material respects with the Exchange Act and any other applicable laws. Prior to its filing with the SEC, the amendment or supplement shall be delivered to Acquisition LLC and its outside counsel. The Proxy Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any statements made or to be made or to be incorporated by reference in any of the foregoing documents based on information supplied by Acquisition LLC or any of its representatives expressly for inclusion or incorporation by reference therein.

         SECTION 3.8 Fairness Opinion. As of the date hereof, the Independent Committee has received the opinion of AH&H, financial advisor to the Independent Committee, dated the date hereof to the effect that, as of the date thereof and subject to the qualifications and limitations stated therein, the Merger Consideration to be received by the holders of Common Stock (other than the Principals and holders of Dissenting Shares) in the Merger is fair from a financial point of view to such holders of Common Stock (the "Fairness Opinion"). The Independent Committee has furnished an accurate, complete and signed copy of such Fairness Opinion to Acquisition LLC and its outside counsel.

         SECTION 3.9 Board Recommendation. As of the date hereof, the Board of Directors of the Company, at a meeting duly called and held on July 21, 2003, acting upon the

                     Agreement and Plan of Merger - Page 14


recommendation of the Independent Committee, has by unanimous vote, (i) approved the Merger and this Agreement, (ii) determined that this Agreement is advisable and is fair to and in the best interests of the shareholders of the Company and
(iii) subject to the terms of the Merger and this Agreement, resolved to recommend that the holders of the Common Stock adopt this Agreement and approve the Merger.


                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF ACQUISITION LLC

         Parent LLC and Acquisition LLC each represents and warrants, severally but not jointly, to the Company that:

         SECTION 4.1 Organization, Standing and Power. It is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite power and authority to carry on its business as now being conducted. All membership interests of Acquisition LLC are held by Parent LLC, and all of the membership interests of Parent LLC are held by the Principals and/or their affiliates.

         SECTION 4.2 Authority; Non-Contravention.

         (a) It has all requisite organizational power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary organizational action on the part of each of Acquisition LLC and Parent LLC, as the case may be. This Agreement has been duly executed and delivered by each of Acquisition LLC and Parent LLC, as the case may be, and, assuming the due execution and delivery by the Company, constitutes the valid and binding obligation of each of them enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity.

         (b) No vote of the members or the managers of either Acquisition LLC or Parent LLC, as the case may be, is necessary to approve this Agreement and the transactions contemplated hereby other than those obtained by them as of the date hereof.

         (c) The execution and delivery of this Agreement does not and the consummation of the transactions contemplated hereby by Acquisition LLC or Parent LLC, as the case may be, will not (i) conflict with or violate the Certificate of Organization, operating agreement or other organizational documents of Acquisition LLC or Parent LLC, as the case may be, (ii) subject to compliance with the requirements set forth in Section 4.2(c), conflict with or violate any law, rule, regulation, order, judgment, injunction or decree applicable to Acquisition LLC or Parent LLC, as the case may be, or by which Acquisition LLC or Parent LLC, as the case may be, is bound or affected, or
(iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the rights of Acquisition LLC or Parent LLC, as the case may be, or alter the rights or obligations of any third party under,

                     Agreement and Plan of Merger - Page 15


or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of Acquisition LLC or Parent LLC, as the case may be, pursuant to any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, concession or other instrument or obligation to which Acquisition LLC or Parent LLC, as the case may be, is a party or by which it is bound or affected, except, in the case of clauses (ii) and (iii), for such conflicts, violations, breaches, defaults, impairments, alterations, terminations, amendments, accelerations, cancellations or Encumbrances or rights which would not have a Material Adverse Effect on Acquisition LLC or Parent LLC, respectively.

         (d) No action by or in respect of, or filing with any Governmental Entity or other person, is required to be obtained or made by Acquisition LLC or Parent LLC, as the case may be, in connection with the execution and delivery of this Agreement or the consummation by Acquisition LLC or Parent LLC, as the case may be, of the transactions contemplated hereby, except for (i) the filing of the Articles of Merger with the Secretary of State of The Commonwealth of Massachusetts, (ii) compliance with any applicable requirements of the Exchange Act, and any other applicable state and federal securities laws, whether domestic or foreign, and (iii) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a Material Adverse Effect on Acquisition LLC or Parent LLC, respectively, or have a material adverse effect on the ability of Acquisition LLC or Parent LLC, as the case may be, to consummate the transactions contemplated by this Agreement.

         SECTION 4.3 Disclosure. Acquisition LLC, Parent LLC and the Principals have delivered to the Company all information reasonably requested by the Company for inclusion or incorporation by reference in the Proxy Statement and the Schedule 13E-3. None of the information supplied, or to be supplied, by Acquisition LLC, Parent LLC or the Principals to the Company for inclusion or incorporation by reference in the Proxy Statement and the Schedule 13E-3 to be filed by the Company with the SEC and to be sent to the shareholders of the Company in connection with the Company Stockholders' Meeting will, at the time it is sent to the shareholders of the Company or at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. With the exception of information supplied by the Company for inclusion in the Schedule 13E-3, the Schedule 13E-3 will not, at the time it is first filed with the SEC, and at any time it is amended or supplemented and at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The
Schedule 13E-3 will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, no representation or warranty is made by Acquisition LLC or Parent LLC with respect to statements made or to be made or to be incorporated by reference in the Schedule 13E-3 based on information supplied by the Company expressly for inclusion or incorporation by reference therein.

                     Agreement and Plan of Merger - Page 16


         SECTION 4.4 Brokers' and Finders' Fees. Neither Acquisition LLC nor Parent LLC has incurred, nor will either of them incur, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

                                    ARTICLE V

                       CONDUCT PRIOR TO THE EFFECTIVE TIME

         SECTION 5.1 Conduct of Business by the Company.

         (a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company and each of its subsidiaries shall, except as permitted by the terms of this Agreement or as set forth in Section
5.1 of the Company Disclosure Schedule or to the extent that Acquisition LLC shall otherwise consent in writing, carry on its business in the ordinary course consistent with past practice, and use its reasonable best efforts to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, licensors, licensees and others with which it has business dealings.

         (b) In addition, except as permitted by the terms of this Agreement or as set forth in Section 5.1 of the Company Disclosure Schedule, without the prior written consent of Acquisition LLC during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do and shall not permit any of its subsidiaries to do any of the following:

                  (i) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

                  (ii) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock of the Company or split, combine or reclassify any capital stock of the Company or any subsidiary or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, any capital stock of the Company or any subsidiary;

                  (iii) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or any of its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

                  (iv) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of

                     Agreement and Plan of Merger - Page 17

         any character obligating it to issue any such shares or convertible securities, other than the issuance, delivery and/or sale of (i) shares of Common Stock pursuant to the exercise of outstanding Company Options or Company Warrants, and (ii) pursuant to grants of Company Options to newly hired employees in the ordinary course of business consistent with past practice and in accordance with the terms and conditions of the Company Option Plan pursuant to which such Company Option was granted;

                  (v) Cause or permit any amendments to the Company Charter Documents;

                  (vi) Acquire or agree to acquire by merging or consolidating with, or, by purchasing any equity interest in or a portion of the assets (outside the ordinary course of business) of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or enter into any material joint ventures, partnerships, strategic relationships or alliances;

                  (vii) Sell, lease, license, encumber or otherwise dispose of any material properties or all or substantially all of the assets of the Company or of any subsidiary other than sales, leases, licenses, or encumbrances of assets or properties in the ordinary course of business consistent with past practice;

                  (viii) Adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization (except as contemplated by this Agreement);

                  (ix) Amend any term of any outstanding security of the Company or any of its subsidiaries;

                  (x) Take any action that would materially delay the consummation of the transactions contemplated hereby or make any of the representations and warranties untrue or incorrect in any material respect; or

                  (xi) Agree in writing or otherwise to take (or permit any of its subsidiaries to agree in writing or otherwise to take) any of the actions described in Section 5.1 (i) through (x) above.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

         SECTION 6.1 Proxy Statement; Stockholder Approval. (a) The Company shall, as soon as practicable following the date of this Agreement, prepare and file with the SEC the Proxy Statement in preliminary form (provided that Acquisition LLC and its counsel shall be given opportunity to review and comment on the Proxy Statement prior to its filing with the SEC), and the Company shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto; provided, that Acquisition LLC shall cooperate and promptly provide any information about Acquisition LLC to be included in the Proxy Statement or as may be reasonably required to respond to any comment of the SEC. The Company shall

                     Agreement and Plan of Merger - Page 18


notify Acquisition LLC promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Acquisition LLC with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. If at any time prior to the date of the Company Stockholders' Meeting (as hereinafter defined) there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its shareholders such an amendment or supplement; provided, that the Company shall give Acquisition LLC and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments of the SEC prior to their being filed with or sent to the SEC; provided, further that if there should occur any event to Acquisition LLC that should be set forth in an amendment or supplement to the Proxy Statement, Acquisition LLC shall promptly notify Company of such event and cooperate and promptly provide any information reasonably required to be included in such amendment or supplement. After all the comments received from the SEC have been cleared by the SEC staff and all information required to be contained in the Proxy Statement has been included therein by the Company, the Company shall file with the SEC the definitive Proxy Statement and the Company shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as soon thereafter as practicable. The Company shall cause the Proxy Statement to be mailed to record holders of Common Stock as promptly as practicable after clearance by the SEC.

         (b) Notwithstanding the foregoing, (i) subject to Section 6.2(a), the Proxy Statement shall contain the recommendation of the Company's Board of Directors, acting upon the recommendation of the Independent Committee, that the shareholders of the Company vote to adopt and approve this Agreement, the Merger and the transactions contemplated hereby and (ii) if there shall have been publicly announced an alternative Acquisition Proposal (as hereinafter defined) and if requested to do so by Acquisition LLC at any time prior to the Company Stockholders' Meeting, the Company's Board of Directors, acting upon the recommendation of the Independent Committee, shall within a reasonable period of time following such request but consistent with the discharge of its fiduciary duties (and prior to the Company Stockholders' Meeting) publicly reaffirm such recommendation and/or shall publicly announce that it is not recommending that the shareholders of the Company accept an alternative Acquisition Proposal, unless the Company's Board of Directors or the Independent Committee, as the case may be, determines in good faith and has been advised by its outside counsel that such reaffirmation or announcement could reasonably be expected to result in a breach of its fiduciary duties under applicable law and unless such reaffirmation or announcement does not require significant delay in the timing of the Company Stockholders' Meeting. The Company shall use its reasonable best efforts (through its agents or otherwise) to solicit from the holders of the Common Stock proxies in favor of the Merger, this Agreement and the transactions contemplated hereby and take all other lawful action reasonably necessary to secure stockholder approval of the Merger, this Agreement and the transactions contemplated hereby.

         (c) The Company shall, as soon as practicable following the date of execution of this Agreement, duly call, give notice of, convene and hold a meeting of all of its shareholders for the purpose of seeking their approval of this Agreement and the Merger (the "Company

                     Agreement and Plan of Merger - Page 19


Stockholders' Meeting"). The Company's Board of Directors, acting upon the recommendation of the Independent Committee, shall recommend to its shareholders that they adopt and approve this Agreement and the Merger and include such recommendation in the Proxy Statement, unless the Independent Committee shall have determined in good faith, after having been advised by outside legal counsel and AH&H, that such recommendation could reasonably be expected to result in a breach of its fiduciary duties under applicable law. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 6.1(c) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal or the withdrawal or modification by either the Company's Board of Directors or the Independent Committee of its approval or recommendation of this Agreement or the Merger.

         (d) Acquisition LLC shall, as soon as practicable following the date of this Agreement, prepare and, together with the Company, file with the SEC the Schedule 13E-3 (provided that the Company and its counsel shall be given opportunity to review and comment on the Schedule 13E-3 prior to its filing with the SEC), and Acquisition LLC, together with the Company, shall use its best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. Acquisition LLC shall notify the Company of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments to the Schedule 13E-3 or for additional information and shall supply the Company with copies of all correspondence between Acquisition LLC or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Schedule 13E-3. If at any time prior to the Company Stockholders' Meeting there shall occur any event that should be set forth in an amendment to the Schedule 13E-3, Acquisition LLC shall promptly prepare and, together with the Company, file with the SEC such amendment; provided, that Acquisition LLC shall give the Company and its counsel the opportunity to review all amendments and supplements to the Schedule 13E-3 and all responses to requests for additional information and replies to comments of the SEC prior to their being filed with or sent to the SEC and the Company shall provide Acquisition LLC with such information about it as may be required to be included in the Schedule 13E-3 or as may be reasonably required to respond to any comment of the SEC.

         SECTION 6.2 No Solicitation.

         (a) Subject to Section 6.2(b), from the date hereof until the Effective Time or termination of this Agreement in accordance with Article VIII hereof, whichever is earlier, neither the Company nor any of its subsidiaries shall, nor shall the Company or any of its subsidiaries, authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly,
(i) solicit, initiate or knowingly take any action to facilitate or encourage any Acquisition Proposal (as defined below) or make any inquiries or make any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (ii) enter into, continue or participate in any discussions or negotiations with, furnish any nonpublic information relating to the Company or any of its subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its subsidiaries to, otherwise cooperate in any way with, or assist, participate in, facilitate or encourage any effort by any third party to do or seek to make, or that has made, an Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal or (iv) enter into any letter of intent or similar document or any contract, agreement or

                     Agreement and Plan of Merger - Page 20


commitment contemplating or otherwise relating to any Acquisition Proposal. In the event the Company receives any Acquisition Proposal, the Company shall as promptly as practicable notify Acquisition LLC of such receipt and provide Acquisition LLC with the identity of the third party making such Acquisition Proposal and a copy of such Acquisition Proposal or a reasonably detailed written summary setting forth the terms and conditions thereof.

         (b) Notwithstanding the foregoing, the Board of Directors of the Company and/or the Independent Committee, as the case may be, directly or indirectly through investment bankers, accountants, attorneys or other advisors, agents or other intermediaries, may (i) engage in negotiations or discussions with any third party (whether or not such third party has had previous discussions or negotiations with the Company) that, subject to the Company's compliance with Section 6.2(a)(i), makes (and may continue such discussions and negotiations until such third party withdraws) a bona fide Acquisition Proposal that the Independent Committee reasonably and in good faith determines constitutes a Superior Proposal (as defined below), (ii) furnish to such third party nonpublic information relating to the Company or any of its subsidiaries,
(iii) take and disclose to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) under the Exchange Act or otherwise make disclosure to them,
(iv) following receipt of such an Acquisition Proposal, withdraw or modify in a manner adverse to Acquisition LLC its approval or recommendation of this Agreement, the Merger and the transactions contemplated hereby; provided, that the Company has first terminated this Agreement in accordance with Section 8.1(f) below, and/or (v) take any action ordered to be taken by the Company by any court of competent jurisdiction if, in the case of (i), (ii) and (iv) (1) neither the Company nor any of its subsidiaries shall have violated any of the restrictions set forth in Section 6.2(a)(i), (2) the Company's Board of Directors or the Independent Committee, as the case may be, determines in good faith (based on the advice of its outside legal counsel) that the failure to take such action could reasonably be expected to result in a breach of its fiduciary obligations to the Company's stockholders under applicable law, (3) prior to furnishing any nonpublic information to, or entering into any discussions with, such person or group, (x) the Company gives Acquisition LLC at least one (1) business day's advance written notice of the identity of such person or group and, if and when an Acquisition Proposal has been made, all of the material terms and conditions of such Acquisition Proposal and of the Company's intention to furnish nonpublic information to, or enter into discussions with, such person or group and (y) prior to the disclosure of such information, such third party or group enters into a confidentiality agreement in a form reasonably acceptable to the Independent Committee, prohibiting the disclosure of such nonpublic information, (4) contemporaneously with furnishing any such nonpublic information to such person or group, the Company furnishes such nonpublic information to Acquisition LLC (to the extent such nonpublic information has not been previously furnished by the Company to Acquisition LLC or is not otherwise available to Acquisition LLC) and (5) the Company keeps Acquisition LLC informed on a prompt basis of the status of any such Acquisition Proposal including notifying Acquisition LLC promptly of any material changes to the terms and conditions of any such Acquisition Proposal. The Company and its subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal, and shall use its reasonable best efforts to cause any such parties in possession of non-public information about the Company that was furnished by or on behalf of the Company to return or destroy all such information in the possession of any such party or in the possession of any agent or advisor of any such party.

                     Agreement and Plan of Merger - Page 21


Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 6.2 by any officer, director or employee of the Company or any of its subsidiaries (other than the Principals) or any investment banker, attorney or other advisor or representative of the Company or any of its subsidiaries shall be deemed to be a breach of this Section 6.2 by the Company.

         For purposes of this Agreement, "Superior Proposal" means any bona fide, unsolicited written Acquisition Proposal on terms that the Independent Committee determines in its good faith judgment (based, with respect to consideration payable, after being advised by the Independent Committee's financial advisor) (x) to provide greater value from a financial point of view to the Company's stockholders taken as a whole than the transaction contemplated by this Agreement, (y) to be capable of being consummated, taking into account the person making the proposal and all legal, financial, regulatory and other aspects of the Acquisition Proposal and (z) if financing is necessary in order to consummate such Superior Proposal, to be supported by available financing or a financing commitment letter; provided, however, that any such letter not be subject to any non-traditional conditions (including, without limitation, any due diligence condition or any condition relating to the financial condition or operating results of any party).

         For purposes of this Agreement, "Acquisition Proposal" shall mean any offer or proposal by a third party, other than Acquisition LLC, the Principals or any affiliate thereof, relating to: (A) any acquisition or purchase from the Company by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 20% interest in the outstanding voting securities of the Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 20% or more of the outstanding voting securities of the Company or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction would hold less than 80% of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease, exchange, transfer, license other than in the ordinary course of business, acquisition, or disposition of more than 20% of the consolidated assets of the Company; or (C) any liquidation or dissolution of the Company.

         SECTION 6.3 Access to Information. From the date hereof to the Effective Time, the Company shall, and shall cause its directors, employees, auditors, counsel, financial advisors and other agents, to (a) allow all designated officers, attorneys, accountants and other representatives of Acquisition LLC reasonable access at all reasonable times to its officers, agents, employees, offices, records, files, correspondence, audits and properties, as well as to all information relating to its commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs of the Company and its subsidiaries; (b) furnish to Acquisition LLC and its aforementioned representatives such financial, operating and other data and other information as such persons may reasonably request; and
(c) cooperate reasonably with Acquisition LLC and its investigation of the business of the Company and its subsidiaries. From the date hereof to the Effective Time, Acquisition LLC shall (a) furnish to the Company, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request, and (b) instruct its officers, counsel

                     Agreement and Plan of Merger - Page 22


and financial advisors of Acquisition LLC to cooperate reasonably with the Company in its investigation of the business of Acquisition LLC. Notwithstanding the foregoing, each of the Company and Acquisition LLC, as the case may be, may restrict the foregoing access to the extent that (a) a contractual confidentiality obligation exists with respect to the information being requested, (b) a Governmental Entity requires restriction of access to any properties or information or (c) any law applicable to the Company requires restriction of access to any properties or information. Acquisition LLC shall, and shall cause its officers, employees, agents, consultants and affiliates to, hold all information obtained pursuant to this Agreement in confidence and in the event of termination of this Agreement for any reason, Acquisition LLC shall promptly return or destroy all nonpublic documents obtained from Company and any copies made of such documents for Acquisition LLC and all documentation and other material prepared by Acquisition LLC based on written nonpublic information furnished by Company or its advisors shall be destroyed. No information or knowledge obtained in any investigation pursuant to this Section will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

         SECTION 6.4 Public Disclosure. Neither party hereto shall make any press release or public announcement with respect to this Agreement, the Merger or the transactions contemplated hereby without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld); provided, however, that each party hereto may make any disclosure or announcement which such party, in the opinion of its outside legal counsel, is obligated to make pursuant to applicable law or regulation of any national securities exchange or national securities quotation system, in which case, the party desiring to make the disclosure shall consult with the other party hereto prior to making such disclosure or announcement.

         SECTION 6.5 Reasonable Efforts; Notification.

         (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following:
(i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VII to be satisfied, (ii) the preparation and filing of the (preliminary and final) Proxy Statement and Schedule 13E-3, (iii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities (including with respect to antitrust matters, if required) and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iv) the obtaining of all necessary consents, approvals or waivers from third parties, including but not limited to, the holders of all Company Options and Company Warrants, (v) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby and thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity

                     Agreement and Plan of Merger - Page 23


vacated or reversed and (vi) the execution or delivery of any additional instruments and taking of such other actions necessary to consummate the transactions contemplated by, and to carry out fully the purposes of, this Agreement as may be reasonably requested by the other party to this Agreement. The Company shall further use its commercially reasonable best efforts to obtain all consents, approvals, agreements, extensions or other waivers of rights necessary to ensure that all leases and other Material Contracts of the Company remain in full force and effect for the benefit of the Surviving Corporation after the Effective Time on substantially the same terms and conditions as in effect on the date hereof (without any increase in amounts payable thereunder).

         (b) Each of the Company and Acquisition LLC will give prompt notice to the other of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated hereby, (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated hereby, (iii) any litigation relating to, involving or otherwise affecting the Company, Acquisition LLC or their respective subsidiaries that relates to the consummation of the transactions contemplated hereby. The Company shall give prompt notice to Acquisition LLC of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, such that the conditions set forth in Article VII would not be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. Acquisition LLC shall give prompt notice to the Company of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of Acquisition LLC to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, such that the conditions set forth in Article VII would not be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

         SECTION 6.6  Indemnification.

         (a) From and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted by law, indemnify and hold harmless (including advancement of expenses) the current and former directors and officers of the Company in respect of acts or omissions occurring on or prior to the Effective Time to the extent provided in the Company Charter Documents or individual indemnity agreements in effect on the date hereof; provided, that such indemnification shall be subject to any limitation imposed from time to time under applicable law.

         (b) The Company will maintain, through the Effective Time, the Company's existing directors' and officers' insurance in full force and effect without reduction of coverage. Prior to the Effective Time, the Company shall purchase "tail" insurance providing coverage for a period of six (6) years after the Effective Time on substantially the same terms as the current policies of directors' and officers' liability insurance and indemnification maintained by the Company (provided that the Company may substitute therefor policies with reputable and financially sound

                     Agreement and Plan of Merger - Page 24


carriers, which policies provide coverage of the types, in the amounts and containing terms and conditions which are no less advantageous to the beneficiaries thereof than those maintained by the Company) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time.

         (c)      If Surviving Corporation or any of its successors or assigns
(i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets to any individual, corporation or other entity, then in each such case, proper provisions shall be made, so that the successors or assigns of the Surviving Corporation or any of their successors or assigns, as the case may be, shall assume all of the obligations set forth in this Section 6.6.

         (d) The provisions of this Section 6.6 are intended to be for the benefit of, and shall be enforceable by, each indemnified party, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

         SECTION 6.7 Takeover Statutes; Rights Plan. If any takeover statute, including but not limited to, Chapters 110C, 110D, 110E and 110F of the Massachusetts General Laws, or "poison pill" shareholder rights plan is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of the Company and Acquisition LLC and their respective Board of Directors and Board of Managers shall use reasonable efforts to grant such approvals and take such lawful actions as are necessary to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise use reasonable efforts to act to eliminate or minimize the effects of such statute and any regulations promulgated thereunder on such transactions or to make such rights plan inapplicable to Acquisition LLC in connection with the Merger and the other transactions contemplated by this Agreement. The Company agrees that on and after the date hereof, it will not adopt any "poison pill" rights plan or any similar anti-takeover plan or take any other action that would impede or prevent completion of the Merger or any of the transactions contemplated by this Agreement.

         SECTION 6.8 Termination of Plans. The Company shall accelerate the final date of Payment Period (as defined in the 1998 Employee Stock Purchase Plan (the "ESPP")) under the ESPP to September 30, 2003, and shall thereafter terminate the ESPP. The Company shall terminate the Company Stock Option Plans on or prior to the Effective Date.

         SECTION 6.9 Transfer Tax. The Company and Acquisition LLC shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to tax, "Transfer Taxes"). All Transfer Taxes shall be the responsibility of the holders of the Common Stock.

                     Agreement and Plan of Merger - Page 25


                                   ARTICLE VII

                            CONDITIONS TO THE MERGER

         SECTION 7.1 Conditions to Obligations of Each Party to Effect the Merger. The obligations of Company and Acquisition LLC to consummate the Merger are subject to the satisfaction at or prior to the Closing Date of the following conditions (unless waived by the parties in accordance with the provisions of Section 9.4 hereof):

         (a) The Company shall have obtained the Company Stockholder Approval approving and adopting this Agreement.

         (b) The Company and the Company's Board of Directors shall have granted such approvals and taken such actions as are necessary to ensure that the Merger and any other transactions contemplated by this Agreement may be consummated on the terms contemplated by this Agreement and otherwise shall have eliminated the effects of any takeover statute, including but not limited to, Chapters 110C, 110D, 110E and 110F of the Massachusetts General Laws, and any regulations promulgated thereunder, on the Merger such other transactions contemplated by this Agreement.

         (c) No preliminary or permanent injunction or other order, decree, statute, rule or regulation shall have been entered and remain in effect by any federal or state court or federal, state, local or other Governmental Entity which prevents the consummation of the Merger or materially changes the terms or conditions of this Agreement.

         (d) All material consents, authorizations, orders and approvals of (or filings or registrations with) any Governmental Entity required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for the filing of the Articles of Merger and any documents required to be filed after the Effective Time.

         (e) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger.

         SECTION 7.2 Conditions to Obligations of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions (unless waived by the Company in accordance with the provisions of Section 9.4 hereof):

         (a) Acquisition LLC shall have performed, in all material respects, all of its respective obligations contained herein that are required to be performed by Acquisition LLC at or prior to the Closing Date, and the Company shall have received a certificate of a manager of Acquisition LLC, dated the Closing Date, certifying to such effect.

         (b) The representations and warranties of Acquisition LLC contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Closing Date (except those representations and warranties that address matters as of a

                     Agreement and Plan of Merger - Page 26


particular date, which shall remain true and correct as of such date) with only such exceptions as would not in the aggregate have a material adverse effect on Acquisition LLC's its ability to perform its obligations hereunder, and the Company shall have received a certificate of a manager of Acquisition LLC, dated the Closing Date, certifying to such effect.

         (c) The Company shall have received, if requested by the Independent Committee, upon the occurrence of a public announcement of an alternative Acquisition Proposal as described in Section 6.1(b)(ii), a reaffirmation of the Fairness Opinion from AH&H if the Independent Committee determines in good faith (based on advice of its outside legal counsel) that the failure to obtain such reaffirmation could reasonably be expected to result in a breach of the Committee's fiduciary duties under applicable law.

         SECTION 7.3 Conditions to Obligations of Acquisition LLC to Effect the Merger. The obligation of Acquisition LLC to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions (unless waived by Acquisition LLC in accordance with the provisions of Section
9.4 hereof):

         (a) There shall not be pending or threatened by any Governmental Entity any suit, action or proceeding (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from Acquisition LLC, the Principals or any of their affiliates any damages that are material to any such party, (ii) seeking to prohibit or limit the ownership or operation by the Company or any of its subsidiaries of any material portion of the business or assets of the Company or any of its subsidiaries or (iii) seeking to impose limitations on the ability of Acquisition LLC or any Principal to acquire or hold, or exercise full rights of ownership of, any shares of Common Stock, including, without limitation, the right to vote the Common Stock on all matters properly presented to the shareholders of the Company.

         (b) The Company shall have performed, in all material respects, all of its respective obligations contained herein that are required to be performed by the Company at or prior to the Closing Date, and Acquisition LLC shall have received a certificate of an executive officer of the Company, dated the Closing Date, certifying to such effect; provided that the Company's performance with its obligations required to be performed by it under this Agreement shall not be a condition to the obligation of Acquisition LLC to effect the Merger where the failure by the Company to so perform or comply is directly attributable in any material respect to any action or inaction on the part of any Principal or its affiliates.

         (c) The representations and warranties of the Company contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Closing Date (except those representations and warranties that address matters as of a particular date, which shall remain true and correct as of such date) with only such exceptions as would not in the aggregate have a Material Adverse Effect on the Company or where the failure to be true and correct is directly attributable in any material respect to any action or inaction the part of any Principal or its affiliates. Acquisition LLC shall have received a certificate of an executive officer of the Company, dated the Closing Date, certifying to such effect.

                     Agreement and Plan of Merger - Page 27



         (d) Acquisition LLC shall have received from the Company certified copies of the resolutions of the Company's Board of Directors, Independent Committee and shareholders approving and adopting this Agreement and the Merger and the transactions contemplated hereby, certifying that such resolutions are in full force and effect and have not been amended, revoked or revised in any respect.

         (e) Acquisition LLC shall have received evidence, in form and substance reasonably satisfactory to it, that all material licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and other third parties as set forth in Exhibit 7.3(e) have been obtained without, in the case of third parties, the payment or imposition of any costs or additional obligations.

         (f) From the date of this Agreement through the Effective Time, there shall not have occurred any event that has had, or would be reasonably likely to have, a Material Adverse Effect on the Company.

         (g) Each director of the Company other than the Principals and their affiliates shall have resigned from the Company's Board of Directors in writing, effective as of the Effective Time.


                                  ARTICLE VIII

                                   TERMINATION

         SECTION 8.1 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, as set forth below, notwithstanding approval thereof by the stockholders of the Company:

         (a) by mutual written consent of Acquisition LLC and the Company (as agreed to by the Independent Committee) for any reason;

         (b) by either the Company (acting at the direction of the Independent Committee) or Acquisition LLC if there shall be any law or regulation of any competent authority that makes consummation of the Merger illegal or otherwise prohibited or if a court of competent jurisdiction or Governmental Entity shall have issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

         (c) by the Company (acting at the direction of the Independent Committee) if (i) the representations and warranties of Acquisition LLC set forth herein (without giving effect to any materiality limitations contained therein) shall fail to be true and correct on a given date as though made on and as of such date (except for representations and warranties made as of a specified date, which shall fail to be so true and correct as of such date) and the failure of such representations and warranties to be so true and correct in the aggregate materially impairs Acquisition LLC's ability to consummate the Merger or (ii) Acquisition LLC shall have failed to perform or comply in all material respects with its obligations, agreements or covenants

                     Agreement and Plan of Merger - Page 28

contained in this Agreement, which failure, in the case of (i) or (ii), is not curable or, if curable, is not cured by the earlier of (x) 30 calendar days after written notice of such failure is given by the Company to Acquisition LLC and (y) the Termination Date;

         (d) by Acquisition LLC if (i) the representations and warranties of the Company set forth herein (without giving effect to any materiality limitations contained therein) shall fail to be true and correct on a given date as though made on and as of such date (except for representations and warranties made as of a specified date, which shall fail to be so true and correct as of such date) and the failure of such representations and warranties to be so true and correct has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, or (ii) the Company shall have failed to perform or comply in all material respects with its obligations, agreements or covenants contained in this Agreement, which failure, in the case of (i) or (ii), is not curable or, if curable, is not cured by the earlier of
(x) 30 calendar days after written notice of such failure is given by Acquisition LLC to the Company and (y) the Termination Date; excluding, however, any such breach or failure to perform by the Company that is directly caused in any material respect by any action or inaction on the part of Acquisition LLC or any Principal or any of its affiliates;

         (e) by either Acquisition LLC or the Company (acting at the direction of the Independent Committee), if, at the Company Stockholders' Meeting (including any adjournment or postponement thereof), the Company Stockholder Approval shall not have been obtained;

         (f) by the Company (acting at the direction of the Independent Committee), if, prior to the adoption of this Agreement at the Company Stockholders' Meeting, the Board of Directors of the Company, acting upon the recommendation of the Independent Committee, shall have approved a Superior Proposal, but only if prior to termination under this subsection (f) (i) the Company is not then in breach of Section 6.2, (ii) the Company's Board of Directors, acting upon the recommendation of the Independent Committee, shall have authorized the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company shall have notified Acquisition LLC in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice (including any subsequent amendments or modifications) or otherwise providing a detailed written summary of the Superior Proposal (iii) during the five (5) business day period after the Company's notice: (A) the Company shall have offered to negotiate with, and, if accepted, negotiated in good faith with, Acquisition LLC to attempt to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the Merger and (B) the Board of Directors of the Company shall have concluded, after considering the results of such negotiations, the revised proposals made by Acquisition LLC, if any, and the recommendations of the Independent Committee that any Superior Proposal giving rise to the Company's notice continues to be a Superior Proposal; (iv) such termination is within five (5) business days following the five (5) business day period referred to above, and (v) no termination pursuant to this Section 8.1(f) shall be effective unless the Company shall simultaneously make the payment of the termination fee required by Section 8.4 and certain expenses of Acquisition LLC as required by Section 8.3(b);

                     Agreement and Plan of Merger - Page 29


         (g) by Acquisition LLC, if the Independent Committee (i) shall have withdrawn or modified in a manner adverse to Acquisition LLC its approval of the Merger, this Agreement or the transactions contemplated hereby, (ii) shall have recommended an Acquisition Proposal, (iii) shall have adopted any resolution to effect any of the foregoing or (iv) shall have refused a written request by Acquisition LLC to affirm its approval or recommendation of this Agreement or the Merger in accordance with Section 6.1(b)(ii); or

         (h) by either the Company (acting at the direction of the Independent Committee) or Acquisition LLC, if the Merger has not been consummated on or before the Termination Date (provided, that the right to terminate this Agreement under this Section 8.1(h) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure to consummate the Merger by the Termination Date, it being understood that any breach of this Agreement by the Company without the consent of the Independent Committee and which is directly caused in any material respect by the action or inaction on the part of Acquisition LLC or any Principal or any of its affiliates shall not constitute a breach for purposes of this Section 8.1(h)).

         SECTION 8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement, except as provided in
Section 9.1, shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers, stockholders, members or managers except (i) as set forth in Section 8.3 and 8.4 hereof, and (ii) nothing herein shall relieve any party from liability for any breach hereof.

         SECTION 8.3 Fees and Expenses. If the Merger is not consummated, each party will bear its own costs and expenses (including legal, accounting and investment banking fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. If the Merger is consummated, the Surviving Corporation shall be responsible for the insurance premium provided for in Section 6.6(b) and all of the Company's fees and expenses (including legal, accounting and investment banking fees and expenses).

         SECTION 8.4 Termination Fee. The Company shall pay Acquisition LLC $900,000 if: (i) this Agreement is terminated by the Company pursuant to Section 8.1(f) or by Acquisition LLC pursuant to Section 8.1(g)(ii). Any payment due under this Section 8.4 shall be made concurrently with the termination of this Agreement pursuant to Section 8.1(f) or 8.1(g)(ii), as the case may be, in each case by wire transfer of immediately available funds to an account designated by Acquisition LLC or, if no wire transfer instructions have been provided to the Company by Acquisition LLC, by check.

                                   ARTICLE IX

                               GENERAL PROVISIONS

         SECTION 9.1. Effectiveness of Representations, Warranties and Agreements. Except as otherwise provided in this Section 9.1, the representations, warranties and agreements of each

                     Agreement and Plan of Merger - Page 30

party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.1, as the case may be. This
Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time (including, without limitation, any confidentiality obligations contained herein and Sections 8.1 through 8.4).

         SECTION 9.2. Notices. All notices, claims, demands and other communications hereunder shall be deemed to have been duly given or made, and shall be effective, on the date such notices, claims, demands or other communications, as the case may be, are delivered to the recipient thereof in person, by a commercial delivery service or by facsimile (receipt confirmed) at the following addresses or facsimile numbers:

         (a)      If to Acquisition LLC:

                           ADS Acquisition Company LLC
                           c/o Atlantic Data Services, Inc.
                           One Batterymarch Park
                           Quincy, MA 02169
                           Attn: Robert W. Howe
                                   Tel: (617) 770-3333
                                   Fax: (617) 689-1105

                  With a copy to:

                           Testa, Hurwitz & Thibeault, LLP
                           125 High Street
                           Boston, MA 02110
                           Attn:   Mitchell S. Bloom, Esq.
                                   Tel: (617) 248-7000
                                   Fax: (617) 248-7100

                  And with a copy to:

                           Paul, Weiss, Rifkind, Wharton & Garrison LLP
                           1285 Avenue of the Americas
                           New York, NY 10019-6064
                           Attn:  Douglas A. Cifu, Esq.
                                  Tel:  (212) 373-3436
                                  Fax:  (212) 757-3990

                     Agreement and Plan of Merger - Page 31



         (b)      If to the Company:

                           Members of the Independent Committee
                           of the Board of Directors
                           Atlantic Data Services, Inc.
                           One Batterymarch Park
                           Quincy, MA 02169
                           Attn: Richard D. Driscoll, Chairman
                                   Tel: (617) 770-3333
                                   Fax: (617) 689-1105

                  With a copy to:

                           McDermott, Will & Emery
                           28 State Street
                           Boston, MA 02109-1775
                           Attn:   John J. Egan III, P.C.
                                   Tel: (617) 535-4040
                                   Fax: (617) 535-3800

or to such other addresses as the person to whom such notice is given may have previously furnished to the others in writing in the manner set forth above.

         SECTION 9.3. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of the Independent Committee (in the case of the Company) and the Board of Managers of Acquisition LLC (in the case of Acquisition LLC) at any time prior to the Effective Time; provided, however, that, after obtaining Company Stockholder Approval, if necessary, no amendment may be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

         SECTION 9.4. Waiver. At any time prior to the Effective Time and to the extent legally permitted, any party hereto may, with respect to the other party (with the consent of the Independent Committee in the case of the Company) hereto, (a) extend the time for the performance of any of the obligations or other acts (except to the extent prohibited by law), (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) subject to the provisions in Section 9.3, waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. All interpretations of or actions by the Company in respect of this Agreement shall be under the direction of, and shall require the approval of the Independent Committee.

                     Agreement and Plan of Merger - Page 32


         SECTION 9.5  Interpretation; Certain Defined Terms.

         (a) When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. References to this Agreement include all Schedules and Exhibits attached hereto.

         (b) For purposes of this Agreement, the terms "knowledge" or "knows" mean with respect to a party hereto, with respect to any matter in question, that any of the officers (or, with respect to foreign entities, persons performing similar functions) of such party has actual knowledge of such matter, after reasonable inquiry of such matter.

         (c) For purposes of this Agreement, the terms "Material Adverse Change" or "Material Adverse Effect" when used in connection with an entity shall mean any change, event, circumstance, occurrence or effect that either individually or in the aggregate with all other such changes, events, circumstances, occurrences and effects is materially adverse or may reasonably be expected to be materially adverse to the business, properties, financial condition, assets, including intangible assets, prospects, capitalization or results of operations of such entity and its direct and indirect subsidiaries taken as a whole, or the ability of the Company to consummate the transactions contemplated by this Agreement in any material respect; provided, that the following shall not be taken into account in determining whether there has been or would be a material adverse change or effect: (i) any adverse change or effect resulting from the announcement or pendency of the Merger and (ii) any adverse change or effect resulting from a change in accounting rules or procedures announced by the Financial Accounting Standards Board; (iii) compliance with the terms of this Agreement, (iv) the taking of any action by the Company that has been approved in writing by Acquisition LLC or is directly attributable in any material respect to any action or inaction on the part of any Principal or its affiliates, (v) any adverse change in the stock price of the Company; (vi) any shortfall in actual quarterly earnings of the Company as compared with previously announced projected quarterly earnings or (vii) any change, event, circumstance, development or effect resulting from a breach of this Agreement by Acquisition LLC.

         (d) For purposes of this Agreement, the term "person" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

         (e) For purposes of this Agreement, "subsidiary" of a specified entity will be any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified entity (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity or partnership interests, the holders of

                     Agreement and Plan of Merger - Page 33

which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity.

         (f) For purposes of this Agreement, "Termination Date" means December 31, 2003.

         SECTION 9.6 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

         SECTION 9.7 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Statutory Appraisal Provisions, Company Disclosure Schedule and Acquisition LLC Disclosure Schedule attached hereto (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Sections
2.5 and 6.6.

         SECTION 9.8 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto, unless the parties agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

         SECTION 9.9 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         SECTION 9.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         SECTION 9.11 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that

                     Agreement and Plan of Merger - Page 34


ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

         SECTION 9.12 Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that Acquisition LLC may assign all or any of its rights hereunder to any of its affiliates provided that no such assignment shall relieve Acquisition LLC of its obligations hereunder. Except as described in the immediately preceding sentence, any purported assignment without the written consent of the parties hereto shall be void. Subject to the foregoing, this Agreement shall bind, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.


                                   * * * * *

                     Agreement and Plan of Merger - Page 35


         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement and Plan of Merger to be executed by their duly authorized respective officers as of the date first written above.


                                        ATLANTIC DATA SERVICES, INC.


                                        By:  /s/ Paul K. McGrath
                                            ------------------------------------
                                        Name: Paul K. McGrath
                                        Title: Treasurer


                                        By: /s/ William H. Gallagher
                                            ------------------------------------
                                        Name: William H. Gallagher
                                        Title: President


                                        ADS ACQUISITION COMPANY LLC


                                        By: /s/ Robert W. Howe
                                            ------------------------------------
                                        Name: Robert W. Howe
                                        Title: Manager


                                        ADS PARENT ACQUISITION LLC


                                        By: /s/ Robert W. Howe
                                            ------------------------------------
                                        Name: Robert W. Howe
                                        Title: Manager

                     Agreement and Plan of Merger - Page 36


                                   SCHEDULE A

----------------------------------------------------------------------------------------
                                                     Shares
Principal                                      to be Cashed-Out         Principal Shares
----------------------------------------------------------------------------------------
General Atlantic Partners II, L.P.                 2,496,193                607,887
----------------------------------------------------------------------------------------
GAP Coinvestment Partners, L.P.                       16,887                  4,113
----------------------------------------------------------------------------------------
William H. Gallagher                               1,003,800              1,224,000
----------------------------------------------------------------------------------------
Robert W. Howe                                       928,800              1,224,000
----------------------------------------------------------------------------------------
Lee M. Kennedy                                       660,000                340,000
----------------------------------------------------------------------------------------
ADS Parent Acquisition LLC                                 0                      0
----------------------------------------------------------------------------------------

               ANNEX B -- OPINION OF ADAMS, HARKNESS & HILL, INC.

                                                                         Annex B

July 21, 2003

Special Committee of the Board of Directors
Atlantic Data Services, Inc.
One Batterymarch Park
Quincy, MA 02169

Members of the Special Committee:

You have requested our opinion (the "Fairness Opinion") as to the fairness, from a financial point of view, of the per share cash consideration (the "Merger Consideration") to be received by the holders of common stock of Atlantic Data Services, Inc. (the "Company") not affiliated with ADS Acquisition Company LLC ("Acquiror") in connection with the proposed acquisition of the Company by Acquiror, pursuant to the Agreement and Plan of Merger related thereto and dated July 21, 2003 (the "Merger Agreement"). Pursuant to the terms of the Merger Agreement, at closing a wholly-owned subsidiary of Acquiror ("Merger Subsidiary") shall be merged with and into the Company (the "Merger"), whereupon each issued and outstanding share of Company common stock ("Company Common Stock") other than certain shares held by Acquiror shall be converted into the right to receive cash consideration in an amount equal to $3.25 per share.

Adams, Harkness & Hill, Inc. ("AH&H"), as part of its investment banking activities, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We have been engaged to render a Fairness Opinion in connection with the Merger by the Special Committee of the Board of Directors of the Company and will receive a fee for our services.

Our Fairness Opinion addresses only the fairness of the Merger Consideration from a financial point of view to the holders of Company Common Stock and does not address any other aspect of the Merger, nor does it constitute a recommendation to any holder of Company Common Stock as to how to vote with respect to the Merger. In the ordinary course of our business, we may trade in Company Common Stock for our own account and for the accounts of our customers and may at any time hold a long or short position in Company Common Stock.

In developing our Fairness Opinion, we have, among other things: (i) reviewed the Company's Forms 10-K, 10-Q and other documents as filed with the Securities and Exchange Commission through July 18, 2003; (ii) analyzed certain internal financial statements including projected financial and operating data concerning the Company prepared by Company management; (iii) conducted discussions with members of senior management of the Company; (iv) reviewed the historical market prices and trading activity Company Common Stock and compared them with those of certain publicly traded companies we deemed to be relevant and comparable to the Company (the "Peer Group Companies"); (v) compared the results of operations of the Company with the results of the Peer Group Companies; (vi) compared the current market prices of the Peer Group Companies relative to certain operating performance metrics we deemed relevant for such companies; (vii) compared the financial terms of the Merger with the financial terms of certain other mergers and acquisitions we deemed to be relevant and comparable to the Merger; (viii) compared historical market prices of the Company relative to certain historical operating performance metrics of the Company; (ix) reviewed a draft of the Merger Agreement as the date hereof; and (x) reviewed such other financial studies and analyses, performed such other investigations, and took

                                     Special Committee of the Board of Directors
                                                    Atlantic Data Services, Inc.
                                                                   July 21, 2003
                                                                          Page 2


into account such other matters as we deemed necessary, including an assessment of general economic, market and monetary conditions.

In connection with our review and arriving at our Fairness Opinion, we have not independently verified any information received from the Company, have relied on such information, have assumed that all such information is complete and accurate in all material respects, and have relied on assurances of management that they are not aware of any facts that would make such information misleading. In particular, we have relied on management's representations that because any projections prepared by management with respect to the Company's estimated future operating results for periods beyond the third fiscal quarter of 2003 would be highly speculative and therefore potentially misleading, such projections were not furnished to AH&H and therefore not considered in our Fairness Opinion. With respect to any internal forecasts reviewed relating to the prospects of the Company, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Company management. We have also assumed that the Merger will be consummated upon the terms set forth in the draft Merger Agreement.

We express no opinion as to whether any alternative transaction might produce consideration for the Company's stockholders in an amount in excess of the Per Share Merger Consideration.

Our Fairness Opinion is rendered on the basis of economic and market conditions prevailing and on the prospects, financial and otherwise of the Company known to us as of the date hereof. It should be understood that (i) subsequent developments may affect the conclusions expressed in this Fairness Opinion if this Fairness Opinion were rendered as of a later date, and (ii) Adams, Harkness & Hill, Inc. disclaims any obligation to advise any person of any change in any manner affecting this Fairness Opinion that may come to our attention after the date of this Fairness Opinion. We have not conducted, nor have we received copies of, any independent valuation or appraisal of any of the assets of the Company. In addition, we have assumed, with your consent, that any material liabilities (contingent or otherwise, known or unknown) of the Company are as set forth in the financial statements of the Company.

It has been agreed between the Company and AH&H that this letter is for the information of the Special Committee of the Board of Directors of the Company and may not be relied on by any other party, nor used for any other purpose without our prior written consent, except that this Fairness Opinion may be included in its entirety in any filing made by the Company with the Securities and Exchange Commission with respect to the Merger as contemplated. This Fairness Opinion does not address the relative merits of the Merger or the other business strategies that the Special Committee has considered or may be considering, nor does it address the decision of the Special Committee to proceed with the Merger.

Based upon and subject to the foregoing, it is our opinion that the Per Share Merger Consideration to be received by the holders of Company Common Stock in connection with the Merger is fair, from a financial point of view, to the stockholders of the Company not affiliated with Acquiror.



Sincerely,

/s/ Adams, Harkness & Hill, Inc.

ADAMS, HARKNESS & HILL, INC.

 ANNEX C -- ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED MARCH 31, 2003

      ANNEX D -- QUARTERLY REPORT ON FORM 10-Q FOR THE FISCAL QUARTER ENDED
                                  JUNE 30, 2003

                       ANNEX E - FORM OF VOTING AGREEMENT

                                                                         Annex E

                                VOTING AGREEMENT

      This VOTING AGREEMENT (this "AGREEMENT") is made and entered into as of July 21, 2003 (the "EFFECTIVE DATE"), by and between Atlantic Data Services, Inc. a Massachusetts corporation ("ADS"), and the undersigned stockholder of ADS ("STOCKHOLDER").

                                    RECITALS

      A. This Agreement is entered into in connection with that certain Agreement and Plan of Merger dated as of even date herewith, as amended from time to time (the "MERGER AGREEMENT"), by and between ADS and ADS Acquisition Company LLC, a Massachusetts limited liability company ("LLC"), pursuant to which LLC will merge with and into ADS, the separate corporate existence of LLC will cease and ADS will continue as the surviving corporation, all upon and subject to the terms and conditions of the Merger Agreement and certain other agreements entered into thereunder (the "MERGER"). Capitalized terms that are used in this Agreement which are not otherwise defined herein will have the meanings given such terms in the Merger Agreement.

      B. As of the Effective Date of this Agreement, Stockholder owns in the aggregate (including shares held both beneficially and of record and other shares held either beneficially or of record) the number of shares of ADS capital stock set forth below Stockholder's name on the signature page of this Agreement (all such shares, together with any shares of capital stock of ADS that may hereafter be acquired by Stockholder, being collectively referred to herein as the "SUBJECT SHARES").

      C. Stockholder is entering into this Agreement as a material inducement to, and in consideration of, ADS' willingness to enter into the Merger Agreement.

                                    AGREEMENT

      The parties to this Agreement, intending to be legally bound, agree as follows:

      1. TRANSFER OF SUBJECT SHARES.

            1.1 NO DISPOSITION OR ENCUMBRANCE OF SUBJECT SHARES. Stockholder agrees with ADS that, prior to the Expiration Date (as defined below), Stockholder will not, directly or indirectly, sell, transfer, exchange, pledge, encumber or otherwise dispose of, or in any other way reduce Stockholder's risk of ownership or investment in, or make any offer or agreement relating to any of the foregoing with respect to, any Subject Shares; provided, however, that notwithstanding the foregoing, the Stockholder may transfer all or any portion of the Subject Shares (a) by will or intestacy, (b) to the Stockholder's members, partners, affiliates or immediate family members (including Stockholder's spouse, lineal descendants, father, mother, brother, sister or first cousin, and father, mother, brother or sister of Stockholder's spouse),
(c) to LLC or any parent, subsidiary or affiliate of LLC, or (d) to a trust, the beneficiaries of which are such Stockholder and/or members of Stockholder's immediate family; provided, further, that the donee or transferee agrees in writing to be bound by the foregoing in the same manner as Stockholder. As used herein, the term "EXPIRATION DATE" means the earlier to occur of (i) such time as the Merger Agreement is terminated in accordance with its terms, (ii) the Closing Date (as defined in the Merger Agreement), or (iii) the date of execution of a written agreement by ADS and Stockholder to terminate this Agreement.

            1.2 TRANSFER OF VOTING RIGHTS. Stockholder agrees that, prior to the Expiration Date, Stockholder will not deposit any of the Subject Shares into a voting trust or grant a proxy or enter into an agreement of any kind with respect to the voting of any of the Subject Shares, except in connection with a vote to approve the transaction contemplated by the Merger Agreement.

      2. VOTING OF SUBJECT SHARES. Stockholder agrees that, prior to the Expiration Date, at any meeting of the stockholders of ADS, however called, and in any action taken by the written consent of stockholders of ADS without a meeting, unless otherwise directed in writing by ADS, Stockholder will vote the Subject Shares:

                  (i) in favor of the Merger, the execution, delivery and performance by ADS of the Merger Agreement and the adoption and approval of the terms thereof and in favor of each of the other actions and agreements contemplated by the Merger Agreement and any action required in furtherance hereof and thereof; and

                  (ii) against any proposal for any recapitalization, merger, sale of a substantial portion of ADS' assets or other business combination between ADS and any person or entity (other than the Merger) or any other action or agreement that would result in a breach of any covenant, representations or warranty or other obligation or agreement of ADS under the Merger Agreement or which could result in any of the conditions to ADS' obligations under the Merger Agreement not being fulfilled (an "ALTERNATIVE TRANSACTION"), unless such Alternative Transaction has been approved by the Board of Directors of ADS upon the recommendation of the Independent Committee. The Stockholder shall not commit or agree to take any action inconsistent with the foregoing. The Stockholder acknowledges receipt and review of a copy of the Merger Agreement.

            Notwithstanding the foregoing, Stockholder shall have no obligation to vote any of the Subject Shares as set forth above if in the reasonable judgment of Stockholder there has occurred any event that has had, or would be reasonably likely to have, a Material Adverse Effect on the Company. Prior to the Expiration Date, Stockholder will not enter into any agreement or understanding with any person or entity to vote or give instructions in any manner inconsistent with this Section 2.

      3. REPRESENTATIONS, WARRANTIES AND COVENANTS OF STOCKHOLDER. Stockholder hereby represents, warrants and covenants as follows:

            3.1 AUTHORITY, ENFORCEABILITY. Stockholder has full power and authority to enter into, execute, deliver and perform Stockholder's obligations under this Agreement and to make the representations, warranties and covenants contained herein, and that all corporate or similar action required for the authorization, execution, delivery and the performance of all obligations of Stockholder under this Agreement and the agreements contemplated hereby have been obtained. This Agreement has been duly executed and delivered by Stockholder and constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms.

            3.2 SUBJECT SHARES OWNED. As of the Effective Date of this Agreement, Stockholder owns in the aggregate (including shares held both beneficially and of record and other shares held either beneficially or of record) the number of shares of ADS capital stock set forth below Stockholder's name on the signature page of this Agreement free and clear from any encumbrance, and does not directly or indirectly own, either beneficially or of record, any shares of capital stock of ADS, or rights to acquire any shares of capital stock of ADS, or other securities of ADS, other than the Subject Shares set forth below Shareholder's name on the signature page hereof.

            3.3 FURTHER ASSURANCES. Stockholder agrees to execute and deliver any additional documents and instruments, and take such actions as are reasonably necessary to carry out the purposes and intent of this Agreement.

      4. MISCELLANEOUS.

            4.1 SEVERABILITY. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.

            4.2 AMENDMENT AND WAIVER. This Agreement or any provision hereof may be amended, modified, superseded, canceled, renewed, waived or extended only by an agreement in writing executed by ADS and Stockholder. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default.

            4.3 ASSIGNMENT. This Agreement and all rights and obligations hereunder may not be transferred or assigned by ADS or Stockholder at any time without the prior written consent of ADS and Stockholder; provided, however, that Stockholder may transfer or assign this Agreement and all rights and obligations hereunder as set forth in Section 1.1 without the prior written consent of ADS. This Agreement will be binding upon, and inure to the benefit of, the persons or entities who are permitted, by the terms of this Agreement, to be successors, assigns and personal representatives of the respective parties hereto.

            4.4 GOVERNING LAW. The validity, interpretation and enforcement of this Agreement will be governed by and construed in accordance with the internal laws of The Commonwealth of Massachusetts, excluding that body of laws pertaining to conflict of laws.

            4.5 COSTS OF ENFORCEMENT. If any party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings or otherwise, the non-prevailing party will pay all costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys' and experts' fees.

            4.6 COUNTERPARTS. This Agreement may be executed in counterparts, each of which will be deemed an original but all of which, taken together, constitute one and the same agreement.

            4.7 ENTIRE AGREEMENT; TERMINATION. This Agreement and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof. This Agreement shall only terminate on the Expiration Date.

            4.8 SPECIFIC PERFORMANCE; INJUNCTIVE RELIEF. The parties hereto acknowledge that each party will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to each party upon any such violation, each party shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available at law or in equity.

            4.9 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and sufficient if delivered in person, by facsimile, or sent by overnight courier (prepaid) to the respective parties as follows:

      If to ADS:                 Members of the Independent Committee
                                 of the Board of Directors
                                 One Batterymarch Park
                                 Atlantic Data Services, Inc.
                                 Quincy, MA 02169
                                 Attention:        Richard D. Driscoll, Chairman
                                 Telephone:        (617) 770-3333
                                 Facsimile:        (617) 689-1105

      With copy to:              McDermott, Will & Emery
                                 28 State Street
                                 Boston, MA 02109
                                 Attention:        John J. Egan III, P.C.
                                 Telephone:        (617) 535-4040
                                 Facsimile:        (617) 535-3800


      If to the Stockholder:     To the addresses for notice set forth on the
                                 last page hereof.

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the undersigned parties have executed this Agreement as of the Effective Date.

ATLANTIC DATA SERVICES, INC.

By:
    -------------------------------------------------

Name:
      -----------------------------------------------

Title:
       ----------------------------------------------

STOCKHOLDER

(INDIVIDUAL SIGNATURE BLOCK):             (ENTITY SIGNATURE BLOCK):

                                          --------------------------------------
                                           (please print or type complete name
                                                       of entity)

                                          By:
----------------------------------------     -----------------------------------
            (signature)                                  (signature)

Name:                                     Name:
      ----------------------------------       ---------------------------------
       (please print or type full name)         (please print or type full name)

                                          Title:
                                                --------------------------------
                                                (please print or type full name)


ADS Common Stock (No. of Shares):
                                 -----------------------------------------------
ADS Common Stock held indirectly (No. of Shares):
                                                 -------------------------------
Rights to Acquire ADS Common Stock (No. of Shares):
                                                   -----------------------------

Address:                                  With a copy of any notice to:

----------------------------------------  --------------------------------------

----------------------------------------  --------------------------------------

----------------------------------------  --------------------------------------


TELEPHONE:                                TELEPHONE:
          ------------------------------            ----------------------------

FACSIMILE:                                FACSIMILE:
          ------------------------------            ----------------------------


                      [SIGNATURE PAGE TO VOTING AGREEMENT]

                   ANNEX F - FORM OF INDEMNIFICATION AGREEMENT

                                                                         Annex F

                       DIRECTOR INDEMNIFICATION AGREEMENT

         This Director Indemnification Agreement (the "AGREEMENT") made and entered into this 21st day of July 2003, by and between Atlantic Data Services, Inc., a Massachusetts corporation (the "COMPANY"), and ________ ("INDEMNITEE").

                                    RECITALS

         A. This Agreement is entered into in connection with that certain Agreement and Plan of Merger dated July 21, 2003, as amended from time to time (the "MERGER AGREEMENT"), by and among the Company, ADS Parent Acquisition, LLC, a Massachusetts limited liability company and ADS Acquisition Company LLC, a Massachusetts limited liability company ("LLC"), pursuant to which LLC will merge with and into the Company, the separate corporate existence of LLC will cease and the Company will continue as the surviving corporation, all upon and subject to the terms and conditions of the Merger Agreement and certain other agreements entered into thereunder (the "MERGER").

         B. The Company's By-laws permit it to enter into indemnification arrangements and agreements.

         C. The Company desires to provide Indemnitee with specific contractual assurances of Indemnitee's rights to indemnification against litigation risks and expenses (regardless, among other things, of any amendment to or revocation of the Company's By-laws or any change in the ownership of the Company or the composition of its Board of Directors) and, to the extent insurance is available, the coverage of the Indemnitee under the Company's directors and officers liability insurance policies.

         D. In connection with the Merger, Indemnitee is relying upon the rights afforded under this Agreement.

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Company and Indemnitee do hereby covenant and agree as follows:

          1.   Definitions.

               (a) "Corporate Status" describes the status of a person who is serving or has served as a director of the Company, including without limitation, as a member of any committee of the Board of Directors of the Company.

               (b) "Entity" shall mean any corporation, partnership, limited liability company, joint venture, trust, foundation, association, organization or other legal entity and any group or division of the Company or any of its subsidiaries.

               (c) "Expenses" shall mean all reasonable fees, costs and expenses incurred in connection with any Proceeding, including, without limitation, attorneys' fees.

               (d) "Indemnifiable Amounts" shall mean Indemnifiable Expenses and Indemnifiable Liabilities.

               (e) "Indemnifiable Expenses" shall mean those Expenses incurred, paid or payable by Indemnitee or on Indemnitee's behalf in connection with a Proceeding to which Indemnitee was or is a party or is threatened to be made a party by reason of Indemnitee's Corporate Status and for which Indemnitee is entitled to indemnification under Sections 2 and 3 hereof.

               (f) "Indemnifiable Liabilities" shall mean those Liabilities incurred, paid or payable by Indemnitee or on Indemnitee's behalf in connection with a Proceeding to which Indemnitee was or is a party or is threatened to be made a party by reason of Indemnitee's Corporate Status and for which Indemnitee is entitled to indemnification under Sections 2 and 3 hereof.

               (g) "Liabilities" shall mean judgments, damages, liabilities, losses, fines and amounts paid in settlement.

               (h) "Proceeding" shall mean any threatened, pending or completed claim, action, suit, arbitration, alternate dispute resolution process, investigation, administrative hearing, appeal or any other proceeding, whether civil, criminal, administrative or investigative, whether formal or informal, including, subject to the other terms of this Agreement, a proceeding initiated by Indemnitee pursuant to Section 9 of this Agreement to enforce Indemnitee's rights hereunder.

          2.   Agreement to Indemnify.

          The Company agrees, unless such indemnification is prohibited by the Business Corporation Law of the Commonwealth of Massachusetts (the "BCL"), to indemnify Indemnitee as follows:

               (a) Subject to the exceptions contained in Section 3(a) below, if Indemnitee was or is a party or is threatened to be made a party to any Proceeding (other than an action by or in the right of the Company) by reason of Indemnitee's Corporate Status or arising out of or in connection with or as a result of any transaction contemplated by the Merger or Merger Agreement, Indemnitee shall be indemnified by the Company against all Indemnifiable Amounts incurred, paid or payable by Indemnitee or on Indemnitee's behalf in connection with such Proceeding.

               (b) Subject to the exceptions contained in Section 3(b) below, if Indemnitee was or is a party or is threatened to be made a party to any Proceeding by or in the right of the Company to procure a judgment in its favor by reason of Indemnitee's Corporate Status or arising out of or in connection with or as a result of any transaction contemplated by the Merger or Merger Agreement, Indemnitee shall be indemnified by the Company against all Indemnifiable Expenses incurred, paid or payable by Indemnitee or on Indemnitee's behalf in connection with such Proceeding.

          3. Exceptions to Indemnification. Indemnitee shall be entitled to indemnification under Sections 2(a) and 2(b) above in all circumstances other than the following:

               (a) If indemnification is requested under Section 2(a) and it has been finally determined by a court of competent jurisdiction that, in connection with the subject of the Proceeding out of which the claim for indemnification has arisen, Indemnitee failed to act in good faith and in a manner reasonably believed to be in the best interests of the Company, Indemnitee shall not be entitled to payment of Indemnifiable Amounts hereunder.

               (b)  If indemnification is requested under Section 2(b) and

                    (i) it has been finally determined by a court of competent jurisdiction that, in connection with the subject of the Proceeding out of which the claim for indemnification has arisen, Indemnitee failed to act in good faith and in a manner reasonably believed to be in the best interests of the Company; or

                    (ii) it has been finally determined by a court of competent jurisdiction that Indemnitee is liable to the Company with respect to any claim, issue or matter involved in the Proceeding out of which the claim for indemnification has arisen, including, without limitation, a claim that Indemnitee received an improper personal benefit or improperly took advantage of a corporate opportunity, Indemnitee shall not be entitled to payment of Indemnifiable Amounts hereunder with respect to such claim, issue or matter unless and to the extent the court in which such Proceeding was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to full or partial indemnity for such Indemnifiable Amounts which such court shall deem proper.

               (c)  Such indemnification would be prohibited by the BCL.

          4. Procedure for Payment of Indemnifiable Amounts. Indemnitee shall submit to the Company a written request specifying the Indemnifiable Amounts for which Indemnitee seeks payment under Section 2 of this Agreement together with documentation or information that sets forth the basis for the claim. Subject to
Section 3, the Company shall pay such Indemnifiable Amounts to Indemnitee within thirty (30) calendar days of receipt of the request; provided, however, that if a court of competent jurisdiction finally determines that the Indemnitee did not meet the applicable standard of conduct for payment of Indemnifiable Amounts as set forth in Section 2 and 3 herein, the Indemnitee shall remit the total amount of Indemnifiable Amounts previously paid to Indemnitee hereunder to the Company within thirty (30) calendar days of such determination. With respect to any such request, the Company will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to the Indemnitee. After notice from the Company to the Indemnitee of its election so to assume such defense, the Company shall not be liable to the Indemnitee for any Expenses subsequently incurred by the Indemnitee in connection with the such claim, other than as provided in this
Section 4. The Indemnitee shall have the right to employ his own counsel in connection with such claim, but the fees and expenses of such counsel incurred after notice from the Company of its assumption of the defense thereof shall be at the expense of the Indemnitee unless (i) the employment of counsel by the Indemnitee has been authorized by the Company, (ii) counsel to the Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Company and the Indemnitee in the conduct of the defense of such action or (iii) the Company shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel for the Indemnitee shall be at the expense of the Company, except as otherwise expressly provided herein. The Company shall not be entitled, without the consent of the Indemnitee, to assume the defense of any claim brought by or in the right of the Company or as to which counsel for the Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above.

          5. Effect of Certain Resolutions. Neither the settlement nor termination of any Proceeding nor the failure of the Company to award indemnification or to determine that indemnification is payable shall create an adverse presumption that Indemnitee is not entitled to indemnification hereunder. In addition, the termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not create a presumption that Indemnitee did not act in good faith and in a manner reasonably believed to be in the best interests of the Company.

          6. Agreement to Advance Interim Expenses. In the event that the Company does not assume the defense pursuant to Section 4 of any Proceeding of which the Company receives notice in accordance with Section 4, the Company shall pay to Indemnitee all Indemnifiable Expenses incurred by Indemnitee in connection with any Proceeding, in advance of the final disposition of such Proceeding, if Indemnitee furnishes the Company with a written undertaking to repay the amount of such Indemnifiable Expenses advanced to Indemnitee if it is finally determined by a court of competent jurisdiction that Indemnitee is not entitled under this Agreement to indemnification with respect to such Indemnifiable Expenses. The terms and conditions of such undertaking shall be reasonably determined by a quorum of the disinterested members of the Board of Directors, if any, acting in good faith and as required by the proper exercise of their fiduciary duties or, if not available, then by the written opinion of independent legal counsel. Any advances and undertakings to repay pursuant to this Section 6 shall be unsecured and interest free.

          7. Procedure for Payment of Interim Expenses. Indemnitee shall submit to the Company a written request specifying the Indemnifiable Expenses for which Indemnitee seeks an advancement under Section 6 of this Agreement, together with such documentation evidencing that Indemnitee has incurred such Indemnifiable Expenses. Payment of Indemnifiable Expenses under Section 6 shall be made no later than thirty (30) calendar days after the Company's receipt of such request and the undertaking required by Section 6; provided, however, that if a court of competent jurisdiction finally determines that the Indemnitee did not meet the applicable standard of conduct for payment of Indemnifiable Amounts set forth in Section 2 and 3 herein, the Indemnitee shall remit the total amount of Indemnifiable Expenses previously paid to Indemnitee hereunder to the Company within thirty (30) calendar days of such determination.

          8.   Remedies of Indemnitee.

               (a) Right to Petition Court. In the event that Indemnitee makes a request for payment of Indemnifiable Amounts under Sections 2 and 4 above or a request for an advancement of Indemnifiable Expenses under Sections 6 and 7 above and the Company fails to make such payment or advancement in a timely manner or determines that the Indemnitee is not entitled to indemnification or advancement of expenses pursuant to the terms of this Agreement, Indemnitee may petition the appropriate judicial authority to enforce his rights under this Agreement.

               (b) Expenses. The Company agrees to reimburse Indemnitee in full for any Expenses incurred by Indemnitee in connection with investigating, preparing for, litigating, defending or settling any action brought by Indemnitee under Section 8(a) above, or in connection with any claim or counterclaim brought by the Company in connection therewith; provided that Indemnitee is successful in establishing or the Company recognizes his right to receive Indemnifiable Amounts or Indemnifiable Expenses in connection with such action.

               (c) Validity of Agreement. The Company shall be precluded from asserting in any Proceeding, including, without limitation, an action under
Section 8(a) above, that the provisions of this Agreement are not valid, binding and enforceable or that there is insufficient consideration for this Agreement.

               (d) Failure to Act Not a Defense. The failure of the Company (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of the payment of Indemnifiable Amounts or the advancement of Indemnifiable Expenses under this Agreement shall not be a defense in any action brought under
Section 8(a) above, and shall not create a presumption that such payment or advancement is not permissible.

          9. Representations and Warranties of the Company. The Company hereby represents and warrants to Indemnitee as follows:

               (a) Authority. The Company has all necessary corporate power and authority to enter into, and be bound by the terms of, this Agreement, and the execution, delivery and performance of the undertakings contemplated by this Agreement have been duly authorized by the Company.

               (b) Enforceability. This Agreement, when executed and delivered by the Company in accordance with the provisions hereof, shall be a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditors' rights generally or general equitable principles, and to the extent limited by applicable federal or state laws, including but not limited to the BCL.

          10. Insurance. The Company will maintain, through the Effective Time (as defined in the Merger Agreement), the Company's existing directors' and officers' insurance in full force and effect without reduction of coverage. Prior to the Effective Time, the Company shall purchase "tail" insurance providing coverage for a period of six (6) years after the Effective Time on substantially the same terms as the current policies of directors' and officers' liability insurance and indemnification maintained by the Company (provided that the Company may substitute therefor policies with reputable and financially sound carriers, which policies provide coverage of the types, in the amounts and containing terms and conditions which are no less advantageous to the beneficiaries thereof than those maintained by the Company) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time. In all policies of director and officer liability insurance, Indemnitee shall be included in the definitions of "insured" or "covered persons" in such a manner as to provide Indemnitee at least the same rights and benefits as are accorded to the most favorably insured of the Company's officers and directors.

          11. Contract Rights Not Exclusive. The rights to payment of Indemnifiable Amounts and advancement of Indemnifiable Expenses provided by this Agreement shall be in addition to, but not exclusive of, any other rights which Indemnitee may have at any time under applicable law, the Company's By-laws or Articles of Organization, each as amended from time to time, or any other agreement, vote of stockholders or directors, or otherwise, both as to action in Indemnitee's official capacity and as to action in any other capacity as a result of Indemnitees's serving as a director of the Company.

          12. Successors. This Agreement shall be (a) binding upon all successors and assigns of the Company (including any transferee of all or a substantial portion of the business, stock and/or assets of the Company and any direct or indirect successor by merger or consolidation or otherwise by operation of law) and (b) binding on and shall inure to the benefit of the heirs, personal representatives, executors and administrators of Indemnitee. This Agreement shall continue in effect for the benefit of Indemnitee and his heirs, personal representatives, executors and administrators after Indemnitee has ceased to have Corporate Status.

          13. Subrogation. In the event of any payment of Indemnifiable Amounts under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of contribution or recovery of Indemnitee against other persons, and Indemnitee shall take, at the request of the Company, all reasonable action necessary to secure such rights, including the execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

          14. Change in Law. To the extent that a change in applicable law (whether by statute or judicial decision) shall permit broader indemnification than is provided under the terms of the Articles of Organization or By-laws of the Company and this Agreement, Indemnitee shall be entitled to such broader indemnification and this Agreement shall be deemed to be amended to such extent.

          15. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement, or any clause thereof, shall be determined by a court of competent jurisdiction to be illegal, invalid or unenforceable, in whole or in part, such provision or clause shall be limited or modified in its application to the minimum extent necessary to make such provision or clause valid, legal and enforceable, and the remaining provisions and clauses of this Agreement shall remain fully enforceable and binding on the parties.

          16. Indemnitee as Plaintiff. Except as provided in Section 8 of this Agreement and in the next sentence, Indemnitee shall not be entitled to payment of Indemnifiable Amounts or advancement of Indemnifiable Expenses with respect to any Proceeding brought by Indemnitee against the Company, any Entity which it controls, any director or officer thereof, or any third party, unless the Company has consented to the initiation of such Proceeding.

          17. Modifications and Waiver. Except as provided in Section 14 above with respect to changes in applicable law which broaden the right of Indemnitee to be indemnified by the Company, no supplement, modification or amendment of this Agreement shall be binding unless executed in writing by each of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions of this Agreement (whether or not similar), nor shall such waiver constitute a continuing waiver.

          18. General Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given or made, and shall be effective, on the date such notices, requests, demands and other communications are delivered to the recipient thereof in person, by a commercial delivery service (receipt confirmed) to the following addresses or facsimile numbers:

          (i) If to Indemnitee, to: ___________________________________

                                    ___________________________________

                                    ___________________________________

                                    Telephone: ________________________

                                    Facsimile: ________________________


          (ii) With a Copy to:               McDermott, Will & Emery
                                             28 State Street
                                             Boston, MA 02109
                                             Attention: John J. Egan III, P.C.
                                             Telephone: (617) 535-4040
                                             Facsimile: (617) 535-3800

          (iii) If to the Company, to:       Atlantic Data Services, Inc.
                                             One Batterymarch Park
                                             Quincy, MA 02169
                                             Attention:
                                             Telephone: (617) 770-3333
                                             Facsimile: (617) 689-1105

          (iv) With a Copy to:               Testa, Hurwitz & Thibeault, LLP
                                             125 High Street
                                             Boston, MA 02110
                                             Attention: Mitchell S. Bloom, Esq.
                                             Telephone: (617) 248-7425
                                             Facsimile: (617) 248-7100

or to such other address as may have been furnished in the same manner by any party to the others.

          19. Governing Law. This Agreement shall be governed by and construed and enforced under the laws of The Commonwealth of Massachusetts without giving effect to the provisions thereof relating to conflicts of law.

          20. Agreement Governs. This Agreement is to be deemed consistent wherever possible with relevant provisions of the Company's By-laws and Articles of Organization; however, in the event of a conflict between this Agreement and such provisions, the provisions of this Agreement shall control.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have executed this Director Indemnification Agreement, or caused the execution of this Director Indemnification Agreement by its duly authorized representative, as of the day and year first above written.



                                                COMPANY:

                                                ATLANTIC DATA SERVICES, INC.


                                                By: ___________________________
                                                    Name:
                                                    Title:


                                                INDEMNITEE:



                                                By: ___________________________

   ANNEX G - SECTIONS 85 THROUGH 98 OF CHAPTER 156B OF THE GENERAL LAWS OF THE
                         COMMONWEALTH OF MASSACHUSETTS

                                                                         Annex G

        SECTIONS 85 THROUGH 98, INCLUSIVE OF CHAPTER 156B OF THE GENERAL
                             LAWS OF MASSACHUSETTS



CHAPTER 156B. CERTAIN BUSINESS CORPORATIONS.
CHAPTER 156B: SECTION 85. DISSENTING STOCKHOLDER; RIGHT TO DEMAND PAYMENT FOR STOCK; EXCEPTION.
Section 85. A stockholder in any corporation organized under the laws of Massachusetts which shall have duly voted to consolidate or merge with another corporation or corporations under the provisions of sections seventy-eight or seventy-nine who objects to such consolidation or merger may demand payment for his stock from the resulting or surviving corporation and an appraisal in accordance with the provisions of sections eighty-six to ninety-eight, inclusive, and such stockholder and the resulting or surviving corporation shall have the rights and duties and follow the procedure set forth in those sections. This section shall not apply to the holders of any shares of stock of a constituent corporation surviving a merger if, as permitted by subsection (c) of section seventy-eight, the merger did not require for its approval a vote of the stockholders of the surviving corporation.

CHAPTER 156B: SECTION 86. SECTIONS APPLICABLE TO APPRAISAL; PREREQUISITES.
Section 86. If a corporation proposes to take a corporate action as to which any section of this chapter provides that a stockholder who objects to such action shall have the right to demand payment for his shares and an appraisal thereof, sections eighty-seven to ninety-eight, inclusive, shall apply except as otherwise specifically provided in any section of this chapter. Except as provided in sections eighty-two and eighty-three, no stockholder shall have such right unless (1) he files with the corporation before the taking of the vote of the shareholders on such corporate action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) his shares are not voted in favor of the proposed action.

CHAPTER 156B: SECTION 87. STATEMENT OF RIGHTS OF OBJECTING STOCKHOLDERS IN NOTICE OF MEETING; FORM.
Section 87. The notice of the meeting of stockholders at which the approval of such proposed action is to be considered shall contain a statement of the rights of objecting stockholders. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock, and the directors may authorize the inclusion in any such notice of a statement of opinion by the management as to the existence or non-existence of the right of the stockholders to demand payment for their stock on account of the proposed corporate action. The notice may be in such form as the directors or officers calling the meeting deem advisable, but the following form of notice shall be sufficient to comply with this section: ""If the action proposed is approved by the stockholders at the meeting and effected by the corporation, any stockholder (1) who files with the corporation before the taking of the vote on the approval of such action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) whose shares are not voted in favor of such action has or may have the right to demand in writing from the corporation (or, in the case of a consolidation or merger, the name of the resulting or surviving corporation shall be inserted), within twenty days after the date of mailing to him of notice in writing that the corporate action has become effective, payment for his shares and an appraisal of the value thereof. Such corporation and any such stockholder shall in such cases have the rights and duties and shall follow the procedure set forth in sections 88 to 98, inclusive, of chapter 156B of the General Laws of Massachusetts."

CHAPTER 156B: SECTION 88. NOTICE OF EFFECTIVENESS OF ACTION OBJECTED TO.
Section 88. The corporation taking such action, or in the case of a merger or consolidation the surviving or resulting corporation, shall, within ten days after the date on which such corporate action became effective, notify each stockholder who filed a written objection meeting the requirements of section eighty-six and whose shares were not voted in favor of the approval of such action, that the action approved at the meeting of the corporation of which he is a stockholder has become effective. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock. The notice shall be sent by registered or certified mail, addressed to the stockholder at his last known address as it appears in the records of the corporation.

CHAPTER 156B: SECTION 89. DEMAND FOR PAYMENT; TIME FOR PAYMENT.
Section 89. If within twenty days after the date of mailing of a notice under subsection (e) of section eighty-two, subsection (f) of section eighty-three, or section eighty-eight, any stockholder to whom the corporation was required to give such notice shall demand in writing from the corporation taking such action, or in the case of a consolidation or merger from the resulting or surviving corporation, payment for his stock, the corporation upon which such demand is made shall pay to him the fair value of his stock within thirty days after the expiration of the period during which such demand may be made.

CHAPTER 156B: SECTION 90. DEMAND FOR DETERMINATION OF VALUE; BILL IN EQUITY; VENUE.
Section 90. If during the period of thirty days provided for in section eighty-nine the corporation upon which such demand is made and any such objecting stockholder fail to agree as to the value of such stock, such corporation or any such stockholder may within four months after the expiration of such thirty-day period demand a determination of the value of the stock of all such objecting stockholders by a bill in equity filed in the superior court in the county where the corporation in which such objecting stockholder held stock had or has its principal office in the commonwealth.

CHAPTER 156B: SECTION 91. PARTIES TO SUIT TO DETERMINE VALUE; SERVICE.
Section 91. If the bill is filed by the corporation, it shall name as parties respondent all stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof. If the bill is filed by a stockholder, he shall bring the bill in his own behalf and in behalf of all other stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof and service of the bill shall be made upon the corporation by subpoena with a copy of the bill annexed. The corporation shall file with its answer a duly verified list of all such other stockholders, and such stockholders shall thereupon be deemed to have been added as parties to the bill. The corporation shall give notice in such form and returnable on such date as the court shall order to each stockholder party to the bill by registered or certified mail, addressed to the last known address of such stockholder as shown in the records of the corporation, and the court may order such additional notice by publication or otherwise as it deems advisable. Each stockholder who makes demand as provided in section eighty-nine shall be deemed to have consented to the provisions of this section relating to notice, and the giving of notice by the corporation to any such stockholder in compliance with the order of the court shall be a sufficient service of process on him. Failure to give notice to any stockholder making demand shall not invalidate the proceedings as to other stockholders to whom notice was properly given, and the court may at any time before the entry of a final decree make supplementary orders of notice.

CHAPTER 156B: SECTION 92. DECREE DETERMINING VALUE AND ORDERING PAYMENT; VALUATION DATE.
Section 92. After hearing the court shall enter a decree determining the fair value of the stock of those stockholders who have become entitled to the valuation of and payment for their shares, and shall order the corporation to make payment of such value, together with interest, if any, as hereinafter provided, to the stockholders entitled thereto upon the transfer by them to the corporation of the certificates representing such stock if certificated or, if uncertificated, upon receipt of an instruction transferring such stock to the corporation. For this purpose, the value of the shares shall be determined as of the day preceding the date of the vote approving the proposed corporate action and shall be exclusive of any element of value arising from the expectation or accomplishment of the proposed corporate action.

CHAPTER 156B: SECTION 93. REFERENCE TO SPECIAL MASTER.
Section 93. The court in its discretion may refer the bill or any question arising thereunder to a special master to hear the parties, make findings and report the same to the court, all in accordance with the usual practice in suits in equity in the superior court.

CHAPTER 156B: SECTION 94. NOTATION ON STOCK CERTIFICATES OF PENDENCY OF BILL.
Section 94. On motion the court may order stockholder parties to the bill to submit their certificates of stock to the corporation for the notation thereon of the pendency of the bill and may order the corporation to note such pendency in its records with respect to any uncertificated shares held by such stockholder parties, and may on motion dismiss the bill as to any stockholder who fails to comply with such order.

CHAPTER 156B: SECTION 95. COSTS; INTEREST.
Section 95. The costs of the bill, including the reasonable compensation and expenses of any master appointed by the court, but exclusive of fees of counsel or of experts retained by any party, shall be determined by the court and taxed upon the parties to the bill, or any of them, in such manner as appears to be equitable, except that all costs of giving notice to stockholders as provided in this chapter shall be paid by the corporation. Interest shall be paid upon any award from the date of the vote approving the proposed corporate action, and the court may on application of any interested party determine the amount of interest to be paid in the case of any stockholder.

CHAPTER 156B: SECTION 96. DIVIDENDS AND VOTING RIGHTS AFTER DEMAND FOR PAYMENT.
Section 96. Any stockholder who has demanded payment for his stock as provided in this chapter shall not thereafter be entitled to notice of any meeting of stockholders or to vote such stock for any purpose and shall not be entitled to the payment of dividends or other distribution on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the date of the vote approving the proposed corporate action) unless: (1) A bill shall not be filed within the time provided in section ninety; (2) A bill, if filed, shall be dismissed as to such stockholder; or (3) Such stockholder shall with the written approval of the corporation, or in the case of a consolidation or merger, the resulting or surviving corporation, deliver to it a written withdrawal of his objections to and an acceptance of such corporate action. Notwithstanding the provisions of clauses (1) to (3), inclusive, said stockholder shall have only the rights of a stockholder who did not so demand payment for his stock as provided in this chapter.

CHAPTER 156B: SECTION 97. STATUS OF SHARES PAID FOR.
Section 97. The shares of the corporation paid for by the corporation pursuant to the provisions of this chapter shall have the status of treasury stock, or in the case of a consolidation or merger the shares or the securities of the resulting or surviving corporation into which the shares of such objecting stockholder would have been converted had he not objected to such consolidation or merger shall have the status of treasury stock or securities.

CHAPTER 156B: SECTION 98. EXCLUSIVE REMEDY; EXCEPTION.
Section 98. The enforcement by a stockholder of his right to receive payment for his shares in the manner provided in this chapter shall be an exclusive remedy except that this chapter shall not exclude the right of such stockholder to bring or maintain an appropriate proceeding to obtain relief on the ground that such corporate action will be or is illegal or fraudulent as to him.

                                      PROXY

                          ATLANTIC DATA SERVICES, INC.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ATLANTIC DATA SERVICES, INC. FOR THE SPECIAL MEETING OF STOCKHOLDERS TO
                           BE HELD ON [_______ ], 2003


         The undersigned, a holder of Common Stock of Atlantic Data Services, Inc. ("ADS" or the "Company"), acting with respect to all Common Stock held by the undersigned, hereby appoints Robert W. Howe and William H. Gallagher, as proxy for the undersigned, with full power of substitution, to vote all Common Stock that the undersigned would be entitled to vote, with all powers the undersigned would possess if personally present, at the Special Meeting of Stockholders (the "Meeting") of ADS to be held on [___________ ], 2003 at 10:00 a.m., local time, at the Boston College Club, 100 Federal Street, Boston, Massachusetts and at any adjournments, postponements or rescheduling thereof, on the matters set forth on the reverse side. The proxy is further authorized to vote, in its discretion, upon such other business as may properly come before the Meeting or any adjournments, postponements or rescheduling thereof.


         THE SHARES REPRESENTED BY THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE PROPOSALS IN ITEMS 1 AND 2.

  YOUR VOTE IS IMPORTANT! PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE
            SIDE AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE


                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE


-------------                                                      -------------
 SEE REVERSE                                                        SEE REVERSE
 SIDE                                                               SIDE
-------------                                                      -------------

            DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL



    PLEASE MARK
[ ] VOTES AS IN
    THIS EXAMPLE.




                                                                                    FOR   AGAINST  ABSTAIN
1. To approve and adopt the agreement and plan of merger dated as of July 21,
2003 by and among ADS Parent Acquisition LLC, ADS Acquisition Company LLC and       [ ]     [ ]      [ ]
Atlantic Data Services, Inc. and the consummation of the merger as set forth therein, pursuant to which ADS Acquisition Company LLC will merge with and into
ADS, and each share of our common stock outstanding at the time of the merger, other than 3,400,000 shares currently held by Robert W. Howe, William H.
Gallagher, Lee M. Kennedy, General Atlantic partners II, L.P. and GAP
Coinvestment Partners, L.P., will be converted into the right to receive $3.25 per share in cash.

                                                                                    FOR   AGAINST  ABSTAIN
2. To grant discretionary authority to the proxies to vote in favor of any
postponements or adjournments of the special meeting, if necessary.                 [ ]     [ ]      [ ]





                        MARK HERE IF YOU PLAN TO ATTEND THE MEETING          [ ]



                        MARK HERE FOR ADDRESS CHANGE AND NOTE AT             [ ]
                        LEFT



                        Please Sign, Date, Detach and Mail in the
                        Envelope Provided As Soon As Possible.



                        The undersigned acknowledges receipt of the Notice of Special Meeting of Stockholders and accompanying Proxy Statement



                        Note: Please date and sign exactly as the name appears. When signing as attorney, trustee, executor, administrator, guardian, corporate officer, etc., please give full title. If more than one trustee, all should sign. Joint owners must each sign.



Signature: _____________ Date: _________ Signature: ____________ Date: _________